Filed pursuant to Rule 424 (b)(3)

Registration No. 333-183852

OMAGINE, INC.

PROSPECTUS

6,422,124 Strategic Warrants

and

3,211,062 Shares of Common Stock

Issuable upon the exercise of Strategic Warrants at $5.00 per Share

and

3,211,062 Shares of Common Stock

Issuable upon the exercise of Strategic Warrants at $10.00 per Share

As of the date of this prospectus (“Prospectus”), Omagine, Inc. (“Omagine” or, the “Registrant”) has 6,932,124 Common Stock purchase warrants (“Warrants”) issued and outstanding. 6,422,124 of the foregoing Warrants are redeemable Warrants (the “Strategic Warrants”) which Omagine distributed to its shareholders (the “Record Shareholders) who owned shares of our $0.001 par value common stock (the “Common Stock” or “Common Shares”) as of 5:00 p.m., Eastern Time in the United States (the “Record Time”) on February 24, 2012 (the “Record Date”). If not earlier redeemed by Omagine, all Strategic Warrants expire on December 31, 2015.

This Prospectus relates to the public offering to the Record Shareholders of the 6,422,124 Strategic Warrants and up to 6,422,124 Common Shares underlying such Strategic Warrants. We have distributed 3,211,062 $5 Warrants and 3,211,062 $10 Warrants at no charge to the Record Shareholders.

Our Common Shares are quoted on the over-the-counter market on the OTCQB and trade under the symbol “OMAG”. The last reported sale price of the Common Stock on the OTCQB on February 9, 2015 was $2.33 per share. We urge you to obtain a current market price for the Common Shares before making any determination with respect to the exercise of any Strategic Warrants.

Investing in the Common Stock involves a high degree of risk. You should read the “Risk Factors” section beginning on page 15 before investing in our Common Shares. In their opinion on our 2013 audited financial statements contained in this Prospectus, our auditors have expressed substantial doubt about our ability to continue as a going concern. Although we have entered into the 2014 SEDA (as hereinafter defined) and have recently raised additional capital via private placements of restricted Common Shares, we estimate that, absent our obtaining any additional working capital, we can continue as a going concern for approximately between eleven and fifteen months from the date of this Prospectus (See: “Risk Factors, and Management's Discussion and Analysis of Financial Condition and Results of Operations”).

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the U.S. Securities & Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 13, 2015

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ABOUT THIS PROSPECTUS

You should only rely on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this Prospectus or any exercise of the Strategic Warrants. Our business, financial condition, results of operations, and prospects may have changed since that date. To understand the Warrant Distribution more fully and for a more complete description of the Warrant Distribution you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 15.

In this Prospectus, we frequently use the terms “we,” “our” and “us” to refer to Omagine, Inc. (the “Company”) and its subsidiaries.

Omagine may not offer and the Record Shareholders may not resell the securities offered by this Prospectus until the Registration Statement filed with the SEC registering such securities is declared effective by the SEC.

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BACKGROUND OF THE WARRANT DISTRIBUTION

In February 2012, Omagine conducted a “Rights Offering and Warrant Distribution” pursuant to which Omagine distributed 6,422,124 Strategic Warrants at no charge to its Record Shareholders.

The “California Shareholders” are those Record Shareholders who were California residents on the Record Date. Pursuant to the terms of the Rights Offering and Warrant Distribution, Omagine withheld the issuance of Strategic Warrants to the California Shareholders until the registration and/or qualification in California of the Strategic Warrants and the Common Shares underlying the Strategic Warrants was approved by the California Department of Corporations (the “California Approval”).

On February 13, 2012, the registration statement on Form S-1 filed by Omagine (Commission File No. 333-179040) registering “Rights”, Common Shares underlying the Rights, 6,363,674 Strategic Warrants, and the 6,363,674 Common Shares underlying the Strategic Warrants (the “Rights Registration”), was declared effective by the SEC. The effectiveness of the Rights Registration has expired.

In April 2012, Omagine distributed 6,363,674 Strategic Warrants to Record Shareholders other than the California Shareholders (See Exhibits 4.1 through 4.5 and Exhibits 99.1 through 99.9).

On April 25, 2013, the registration statement on Form S-1 filed by Omagine (Commission File No. 333-183852) registering 58,450 Strategic Warrants and the 58,450 Common Shares underlying them (the “Warrant Registration”), was declared effective by the SEC.

On April 26, 2013, the California Approval was received by Omagine.

In May 2013 Omagine distributed an additional 58,450 Strategic Warrants to the California Shareholders (See Exhibits 4.1 through 4.5 and Exhibits 99.1 through 99.11).

On August 13, 2013, Omagine filed Post-Effective Amendment No.1 to the Warrant Registration (Commission File No. 333-183852) to combine the 6,363,674 Strategic Warrants covered by the then expired Rights Registration with the 58,450 Strategic Warrants covered by the then still effective Warrant Registration.

On August 26, 2013, the SEC declared the Warrant Registration to be effective thereby registering all 6,422,124 Strategic Warrants and the 6,422,124 Common Shares underlying such Strategic Warrants (including, pursuant to Rule 429 under the Securities Act, 6,363,674 Strategic Warrants and 6,363,674 underlying Common Shares previously registered in the Rights Registration). The effective status of the Warrant Registration has now expired.

On January 5, 2015, pursuant to a resolution of the Board of Directors, the expiration date of the 6,422,124 Strategic Warrants was extended from June 30, 2015 to December 31, 2015. All other terms and conditions of the Strategic Warrants remained the same.

This Post-Effective Amendment No. 3 to the Warrant Registration is being filed in order to update the Warrant Registration.

Omagine has distributed 3,211,062 $5 Warrants and 3,211,062 $10 Warrants at no charge to the Record Shareholders. All Strategic Warrants are exercisable for one whole Common Share, are valid until December 31, 2015 (the “Expiration Date”) at 5:00 p.m. Eastern Time in the United States (the “Expiration Time”) and they may, upon thirty (30) days written notice, be redeemed at any time by Omagine paying $0.001 per Strategic Warrant (the “Redemption Price”). The exercise prices of the Strategic Warrants are referred to herein as the “Exercise Price(s)”. (For more information, See: “Description of Securities to be Registered - Strategic Warrants”).

Management of the Company may solicit you to determine if you wish to exercise your Strategic Warrants and purchase the Common Shares underlying the Strategic Warrants offered by this Prospectus. Management will not receive any compensation either directly or indirectly as a result of the exercise of Strategic Warrants or as a result of the purchases of Common Shares. Such solicitation, if any, will be made directly by us. We are not using an underwriter or selling agent, nor have we entered into any standby purchase agreement or similar agreement with respect to the transfer, purchase or exercise of any Strategic Warrants or of the Common Shares underlying any Strategic Warrants.

Continental Stock Transfer & Trust Company is the transfer agent for our Common Stock and the “Warrant Agent” for the issuance, transfer and exercise of our Strategic Warrants.

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Upon the exercise of any Strategic Warrant and the payment to Omagine by the holder of such Strategic Warrant (“Holder”) of the relevant Exercise Price, Omagine will issue to such Holder the number of Common Shares for which such Strategic Warrant has been exercised (the “Resale Shares”). Holders may resell all or a portion of such Resale Shares from time to time in market transactions through any market on which the Common Stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

We will pay the expenses of registering the securities offered by this Prospectus. For additional information on the methods of distribution and sale of the securities offered by this Prospectus, you should refer to the section entitled “Plan of Distribution”.

QUESTIONS AND ANSWERS RELATED TO THE WARRANTS

The following are examples of what we anticipate will be common questions about the Strategic Warrants. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Strategic Warrants. This Prospectus contains more detailed descriptions of the terms and conditions of the Strategic Warrants and provides additional information about us and our business, including potential risks related to our business and the Strategic Warrants and to the Common Shares offered by this Prospectus.

What are the Strategic Warrants ?

We distributed, at no charge, to the Record Shareholders, transferable Strategic Warrants exercisable for the purchase of Common Shares. Omagine distributed one-fourth (1/4) of a $5 Warrant and one-fourth (1/4) of a $10 Warrant to the Record Shareholders for each share of Common Stock held by them at the Record Time. Each Record Shareholder received, automatically and at no charge, one $5 Warrant and one $10 Warrant for each four Common Shares held by such Record Shareholder at the Record Time. If the foregoing calculation resulted in a fractional Strategic Warrant, the result was rounded up to the nearest whole Strategic Warrant. The $5 Warrants are exercisable for the purchase of one Common Share at a price of $5.00 per share and the $10 Warrants are exercisable for the purchase of one Common Share at a price of $10.00 per share. The Strategic Warrants may be redeemed by Omagine at any time at a Redemption Price of $0.001 per Strategic Warrant upon thirty (30) days written notice from Omagine. The Strategic Warrants are valid until the earlier of their Redemption Date (as hereinafter defined) or the Expiration Time of 5:00 p.m. Eastern Time in the United States on December 31, 2015. Omagine has issued and distributed 6,422,124 Strategic Warrants consisting of 3,211,062 $5 Warrants and 3,211,062 $10 Warrants. For a complete description of the form, terms and conditions of the Strategic Warrants see “Description of Strategic Warrants” and Exhibits 4.1 through 4.5 and Exhibits 99.1 through 99.11.

Does the Company have any Warrants issued and outstanding other than the Strategic Warrants ?

Yes. As of the date of this Prospectus, Omagine has 510,000 Warrants (the “Tempest Warrants”) issued and outstanding, each of which are exercisable for the purchase of one restricted Common Share at a per Common Share exercise price equal to the greater of: (a) $1.00 per Common Share, or (b) 80% of the closing sale price for a Common Share on the trading day immediately preceding the relevant exercise date. The Tempest Warrants and the Common Shares issuable upon exercise of the Tempest Warrants are “restricted securities” as that term is defined in the Securities Law. The Tempest Warrants expire on June 23, 2016. (For more information, See: “Description of Preferred Stock and Tempest Warrants – The Tempest Warrants”).

What is the value of the Strategic Warrants ?

The fair market value of the Strategic Warrants is uncertain, and we have not obtained and do not intend to obtain, an appraisal of the fair market value of the Strategic Warrants. In determining the fair market value of the Strategic Warrants, you should consider all relevant facts and circumstances, including any difference between the Exercise Price and the trading price of our Common Stock on the date such valuation is made, the length of the period during which the Strategic Warrants may be exercised and the fact that the Strategic Warrants are transferable.

The Strategic Warrants issued to the Record Shareholders are exercisable immediately upon issuance and, unless they are redeemed earlier by Omagine, they will expire at the Expiration Time of 5:00 p.m. Eastern Time in the United States on December 31, 2015. The Exercise Prices of $5 and $10 for a share of Common Stock are both greater than the market price for a Common Share as quoted on the OTCQB as of the date hereof. If the publicly quoted market price for a Common Share never exceeds the relevant Exercise Price during the time the Strategic Warrants may be validly exercised, then, in management’s opinion, the Strategic Warrants will probably expire unexercised and we will be under no further obligation to the Holders. If however, the publicly quoted market price for a Common Share exceeds the Exercise Price of either the $5 Warrant and/or the $10 Warrant during the time the Strategic Warrants may be validly exercised, then, in management’s opinion, the Strategic Warrants may be exercised by Holders depending upon the publicly quoted market price, the liquidity of the market for Common Shares, the Holder’s assessment of the risk of exercising the Strategic Warrant at such time to purchase Common Shares and other considerations, financial or otherwise, that the Holder may have at such time. You may exercise some or all of your Strategic Warrants to purchase some or all of the Common Shares which the Strategic Warrants entitle you to purchase, or you may choose not to exercise any Strategic Warrants at all. You may also transfer your Strategic Warrants. You may seek to sell your Strategic Warrants through normal investment channels. (See “The Warrant Distribution - Transferability of and Market for Strategic Warrants”).

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The Strategic Warrants do not have an established trading market. We cannot give you any assurance that the Strategic Warrants will be quoted on any trading market or platform or even if they are quoted on a trading market or platform that a market for the Strategic Warrants will develop or, if a market does develop, whether it will be sustainable throughout the period when the Strategic Warrants are valid and exercisable or at what prices the Strategic Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Strategic Warrants or as to the value you may receive in a sale. See: “How may I sell, transfer or assign my Strategic Warrants ? ” below.

The number of Strategic Warrants distributed to you pursuant to the Warrant Distribution is indicated on the Warrant Certificates which were mailed to you. Continental Stock Transfer & Trust Company was our Warrant Agent for the Warrant Distribution and is our Warrant Agent for the exercise and transfer of the Strategic Warrants.

Are there any limits on the number of shares I may purchase through the exercise of Strategic Warrants ?

The exercise of Strategic Warrants by any Holder will be limited as follows: no person who beneficially owned (a) less than 4.99% or (b) between 4.99% and 9.99% of our issued and outstanding Common Shares at the Record Time may exercise a number of Strategic Warrants which would thereby cause such person to acquire, together with its affiliates, beneficial ownership of, as the case may be, (a) 4.99% or more, or (b) 9.99% or more of the Common Shares outstanding immediately prior to the time of such exercise, however, this restriction does not prevent a Holder from continuously exercising and selling as long as such Holder does not exceed these amounts at any one point in time.

Were fractional Strategic Warrants issued ?

No. Fractional Strategic Warrants resulting from the calculation of the number of Strategic Warrants to be distributed in the aggregate as to any Record Shareholder were rounded up to the nearest whole Strategic Warrant. Each Strategic Warrant is exercisable for 1 whole Common Share.

Why was the Warrant Distribution made ?

Up until the time of the Warrant Distribution Omagine had never declared any dividend or distribution on its Common Stock and had utilized all cash reserves for the operation of its business and Omagine has and wishes to continue to utilize its cash reserves for the operation of its business. The Company had been negotiating a real estate development contract (the “Development Agreement” or the “DA”) with the Government of Oman for the past many years. The DA was signed by the parties on October 2, 2014 (See: Exhibits 10.24 and 10.25) but prior to its signing there had been numerous delays in the negotiations with the Omani Government and these delays have caused the Company to sustain increased costs and to experience lost opportunities. (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations - Nine Months Ended September 30, 2014 vs. Nine Months Ended September 30, 2013 – Liquidity and Capital Resources - Dilution / MOT Delays”). The delays were a disappointment to us and to our shareholders and Omagine wished to acknowledge its longstanding and loyal shareholders while at the same time continue to conserve its cash reserves and positively contribute to its recapitalization plans. The Board of Directors determined in January 2012 that these three objectives would be enhanced by the Warrant Distribution provided LLC was successful in its efforts (i) to sign the DA (which ultimately occurred on October 2, 2014), (ii) to develop the Omagine Project, and further provided (iii) that the price of the Common Stock appreciates as a result thereof.

Were there any conditions to the Warrant Distribution ?

Yes. Although we distributed Strategic Warrants to Record Shareholders after the Rights Registration was declared effective by the SEC, we did not distribute Strategic Warrants to the California Shareholders until after (i) the Warrant Registration was declared effective by the SEC, and (ii) the California Approval was received by Omagine from the California Department of Corporations. Also, since the Warrant Distribution was not available to our 401(k) Plan, no Strategic Warrants were attributed to Common Shares held at the Record Time in a 401(k) Plan participant’s Plan account.

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How were the Exercise Prices of the Strategic Warrants determined ?

The Exercise Prices for the $5 Warrants and for the $10 Warrants were arbitrarily determined by the Board of Directors and does not necessarily bear any relationship to any other established criteria for value. You should not consider the Exercise Prices as an indication of value of the Company or of our Common Shares. You should not assume or expect that our Common Shares will trade at or above either of the Exercise Prices in any given future time period. The market price of our Common Shares may decline in any given future time period, and, if you exercise your Strategic Warrants, you may not be able to sell the Common Shares purchased pursuant to such exercise at a price equal to or greater than the Exercise Price you paid. You should obtain a current quote for our Common Shares before exercising your Strategic Warrants and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Strategic Warrants.

Am I required to exercise the Strategic Warrants I received ?

No. You may exercise some or all of your Strategic Warrants or you may choose not to exercise any Strategic Warrants. If you do not exercise any Strategic Warrants, the number of Common Shares you own will not change. However, if you choose not to exercise your Strategic Warrants, your ownership interest in Omagine will be diluted to the extent other Holders exercise their Strategic Warrants, and your voting and other rights in Omagine will likewise be diluted. You may also seek to sell or transfer your Strategic Warrants. See: “ How may I sell, transfer or assign my Strategic Warrants ? ” below.

How may Omagine redeem the Strategic Warrants ?

Omagine reserves the right, upon thirty (30) days prior written notice and upon one or more occasions, to redeem all or any number of any unexercised Strategic Warrants at a Redemption Price of $0.001 per Strategic Warrant, as follows:

At any time while there are Strategic Warrants outstanding, Omagine may, at the option of its Board of Directors, redeem all or any number of the Strategic Warrants then outstanding by paying in cash the Redemption Price for each Strategic Warrant so redeemed.

At least 30 days prior to the date fixed for any redemption of Strategic Warrants (a "Redemption Date"), written notice (a "Redemption Notice") shall be mailed, by first class or registered mail, postage prepaid, to each holder of record of Strategic Warrants to be redeemed, to the address of such Holder shown on the records of Omagine, notifying such Holder of the election of Omagine to redeem such Strategic Warrants, specifying the Redemption Date which will also be the date on which such Holder's right to exercise Strategic Warrants (the “Exercise Right”) as to such Strategic Warrants being redeemed shall terminate, and calling upon such Holder to surrender to Omagine, in the manner specified and at the place designated in such Redemption Notice, such Holder's Warrant Certificate or Warrant Certificates representing the Strategic Warrants to be redeemed.

On or prior to a Redemption Date, each Holder of the Strategic Warrants to be redeemed shall surrender to Omagine in the manner and at the place designated in the Redemption Notice his or its Warrant Certificate(s) representing such Strategic Warrants designated for redemption and for which the Exercise Right has not been exercised (the “Redeemed Strategic Warrants”), and thereupon the Redemption Price of such Redeemed Strategic Warrants shall be payable to the order of the person whose name appears on such Warrant Certificate(s) as the owner thereof and each surrendered Warrant Certificate representing Redeemed Strategic Warrants shall be canceled. The Redemption Price shall be paid by Omagine, in cash, to the relevant Holders as soon as practicable after the Redemption Date.

From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the Holders of the Strategic Warrants designated for redemption in the Redemption Notice as Holders of the Strategic Warrants [except the right to receive the Redemption Price without interest upon surrender of their Warrant Certificate(s)] shall cease with respect to such Strategic Warrants designated for redemption, and such Strategic Warrants shall not thereafter be transferred on the books of Omagine or be deemed to be outstanding for any purpose whatsoever.

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In the event of a redemption of Strategic Warrants by Omagine therefore, if you wish to exercise your Strategic Warrants which are designated for redemption, you may still do so, but you will be required to do so on or before the Redemption Date.

How soon must I act to exercise my Strategic Warrants ? When will the Strategic Warrants expire ?

On January 5, 2015, pursuant to a resolution of the Board of Directors, the expiration date for all Strategic Warrants was extended to December 31, 2015. All other terms and conditions of the Strategic Warrants remained the same. Unless redeemed earlier by Omagine, the Strategic Warrants are valid until the Expiration Time of 5 p.m. Eastern Time in the United States on December 31, 2015. You have received Warrant Certificates (or such have been electronically delivered to you or your nominee) and if you elect to exercise any or all of your Strategic Warrants, the Warrant Agent must receive your properly completed and duly executed Warrant Certificate(s) (or the electronic equivalent thereof as required) and full payment of the relevant Exercise Price, including final clearance of any uncertified check, before 5:00 p.m., Eastern Time in the United States on the earlier of (i) the Redemption Date, or (ii) the Expiration Date. You will be notified in writing if Omagine elects to redeem any or all of the Strategic Warrants before the Expiration Date and, in such an event, you will be given the opportunity and a reasonable amount of time to exercise your Strategic Warrants being redeemed before the Redemption Date. See: “How may Omagine redeem the Strategic Warrants?” above, and “Description of Strategic Warrants”. A link to this Prospectus and any amendments hereto will be provided on the Company’s website at www.omagine.com where it will be available to be downloaded and printed.

Can Omagine cancel or extend the Strategic Warrants?

Once issued, the Strategic Warrants may not be cancelled by Omagine. When originally issued in February 2012, the expiration date for all Strategic Warrants was December 31, 2012. Because of the extended delays encountered in signing the DA with the Government, the Board of Directors subsequently resolved on four separate occasions to extend the expiration date of the Strategic Warrants, first to December 31, 2013, then to December 31, 2014, then to June 30, 2015 And on January 5, 2015, pursuant to a resolution of the Board of Directors, the expiration date for all Strategic Warrants was extended for a fourth time to December 31, 2015. All other terms and conditions of the Strategic Warrants remained the same. We have no present intention to extend the validity date of the Strategic Warrants for any additional period beyond December 31, 2015 at which time your ability to exercise the Strategic Warrants to purchase Common Shares will terminate but the Board of Directors may, at its sole discretion, extend such validity date if it determines such an action to be in the best interests of the Company. The Strategic Warrants may be redeemed by Omagine. See: “ How may Omagine redeem the Strategic Warrants ?” above.

May I transfer my Strategic Warrants ?

Yes. Strategic Warrants are transferable until the earlier of their Redemption Date or the Expiration Date. See “The Warrant Distribution - Method of Transferring Strategic Warrants”.

Will there be a trading market for the Strategic Warrants ?

There is no trading market for the Strategic Warrants and there is no assurance that there will be any market in the future. We will continue our attempts to convince a market-maker to apply for the listing of the Strategic Warrants for quotation on the OTCQB but such attempts have not been successful to date and we can give no assurance that such attempts will be successful in the future.

Will the Common Shares that I receive upon exercise of my Strategic Warrants be quoted on the OTCQB ?

Yes. Our Common Shares are presently quoted on the OTCQB under the symbol “OMAG” and the Common Shares issued upon exercise of the Strategic Warrants will also be quoted on the OTCQB under the same ticker symbol.

How may I sell, transfer or assign my Strategic Warrants ?

If the Strategic Warrants are ever quoted and eligible to trade and be quoted on a trading market (under ticker symbols to be assigned at a future date), you may seek to sell your Strategic Warrants through normal investment channels from the time of such eligibility and quotation until 4:00 p.m., Eastern Time, on the last trading day before the Expiration Date or their earlier Redemption Date. The Strategic Warrants do not presently have, nor do we presently anticipate they will have, an established trading market. We cannot give you any assurance whatsoever that the Strategic Warrants will be quoted and eligible to trade on a trading market or trading platform or that a market for the Strategic Warrants will develop or if a market does develop, whether it will be sustainable during the time that the Strategic Warrants are valid or, if the Strategic Warrants do trade, at what prices the Strategic Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Strategic Warrants or as to the value you may receive in a sale. A Holder holding a Warrant Certificate (either physically or electronically) may transfer all or part of the Strategic Warrants (but no fractional Strategic Warrants) owned by such Holder at any time prior to the Expiration Date or their earlier Redemption Date on the books of Omagine upon surrender of the relevant Warrant Certificate, properly endorsed. Upon such surrender, Omagine shall issue and deliver to the transferee a new Warrant Certificate representing the Strategic Warrants so transferred. Upon any partial transfer, Omagine shall issue and deliver to the Holder a new Warrant Certificate representing the Strategic Warrants not so transferred. See “The Warrant Distribution - Transferability of and Market for Strategic Warrants”.

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Has the Board of Directors made a recommendation to shareholders regarding the exercise of the Strategic Warrants ?

No. Our Board of Directors is not making a recommendation regarding any exercise or transfer of your Strategic Warrants. Holders who exercise Strategic Warrants will incur investment risk on new money invested. The stock market and, in particular, the market for our Common Stock, has experienced significant volatility over the past few years. As a result, the market price for our Common Shares may be volatile. In addition, the trading volume in our Common Shares may fluctuate more than usual and cause significant price variations to occur. Accordingly, Common Shares that an investor purchases pursuant to the exercise of Strategic Warrants may trade at a price lower than the Exercise Price paid by such investor. The trading price of our Common Shares will depend on many factors, which may change from time to time, including, without limitation, events in Oman with respect to our business and the Omagine Project, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities, and other factors. Volatility in the market price of our Common Shares may prevent you from being able to sell the Common Shares when you want or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms and Exercise Prices of the Strategic Warrants and the information contained in, or incorporated by reference into, this Prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our Common Shares.

How do I exercise my Strategic Warrants if I own Strategic Warrants in my name ?

If you hold Strategic Warrants in your name and you wish to exercise your Strategic Warrants, you must deliver a properly completed and duly executed Warrant Certificate(s) representing the Strategic Warrants you are exercising and all other required documents, together with payment in the amount equal to the aggregate Exercise Price for the entire number of Strategic Warrants you have elected to exercise (the “Warrant Payment”), to the Warrant Agent before 5 p.m. Eastern Time in the United States on the earlier of either the Redemption Date or the Expiration Date. If you send an uncertified check, your Warrant Payment will not be deemed to have been delivered to the Warrant Agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the Warrant Certificates. Do not deliver documents to us. You are solely responsible for completing delivery to the Warrant Agent of your relevant Warrant Certificate, all other required documents and your Warrant Payment. You should allow sufficient time for delivery of your Warrant Payment and other exercise materials to the Warrant Agent so that the Warrant Agent receives them by the Expiration Date or Redemption Date. If you send a Warrant Payment that is insufficient to exercise the Strategic Warrants for the purchase of the number of shares you requested, or if the number of shares you requested is not specified in the forms, the Warrant Payment received will be applied to exercise your Strategic Warrants to the fullest extent possible based on the amount of the Warrant Payment received, and any remaining Warrant Payment amount will be returned to you without interest or penalty.

What should I do if I want to exercise my Strategic Warrants but my Strategic Warrants are held in the name of a broker, dealer, custodian bank or other nominee ?

If you hold you’re Strategic Warrants through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the Strategic Warrants. The record holder must exercise the Strategic Warrants on your behalf. If you wish to purchase our Common Shares through the exercise of your Strategic Warrants, you should contact your broker, dealer, custodian bank or nominee in order to do so. Please follow the instructions of your nominee. Your nominee may establish an earlier exercise deadline before the Expiration Date or Redemption Date.

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What form of payment is required to exercise Strategic Warrants?

As described in the instructions accompanying the Warrant Certificates, Warrant Payments submitted by a Holder to the Warrant Agent must be made in U.S. currency, by one of the following three methods:

1)	by a cashier’s check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”; or
2)	by an uncertified check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”; and delivered by mail, hand delivery or overnight courier to:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Reorganization Department

For Confirmation or Information:

Telephone: (212) 509-4000, ext. 536

3)	by wire transfer of immediately available funds to the following account:

JPMorgan Chase

ABA # 021-000021

Continental Stock Transfer & Trust Company as agent for Omagine, Inc.

Acct # 957-342764

FBO Omagine, Inc., Warrant Exercise

Any wire transfer should clearly indicate the identity of the Holder who is making the Warrant Payment.

Warrant Payments will be deemed to have been received upon (i) clearance of any cashier’s check or uncertified check, or (ii) receipt of collected funds in the account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly Holders who wish to pay the Warrant Payment by means of an uncertified check are urged to make such payment sufficiently in advance of 5 p.m. Eastern Time in the United States on the Expiration Date or Redemption Date to ensure that such Warrant Payment is received and clears by such time.

If you hold your Strategic Warrants in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

If I exercise my Strategic Warrants when will I receive the certificates representing my new shares ?

If you purchase Common Shares by exercising your Strategic Warrants, you will receive the (either physical or electronic) certificates representing your new shares as soon as practicable following the date of such exercise.

After I send in my Warrant Payment and Warrant Certificate(s) to the Warrant Agent, may I cancel my exercise of my Strategic Warrants ?

No. All exercises of valid Strategic Warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Strategic Warrants. You should not exercise your Strategic Warrants unless you are certain that you wish to purchase Common Shares at (a) the Exercise Price of $5 per share in the case of the $5 Warrants or, (b) the Exercise Price of $10 per share in the case of the $10 Warrants.

What effects did the Warrant Distribution have on our outstanding Common Shares ?

There was no immediate effect on the number of Omagine’s outstanding Common Shares as a result of the Warrant Distribution because no new Common Shares will be issued unless and until Strategic Warrants are exercised by the Holders. Omagine issued and distributed 6,422,124 Strategic Warrants consisting of 3,211,062 $5 Warrants and 3,211,062 $10 Warrants. If all the issued and outstanding $5 Warrants were exercised, then an additional 3,211,062 new shares of our Common Stock would be issued and outstanding and if all the $10 Warrants were also exercised, then a further additional 3,211,062 new shares of our Common Stock would be issued and outstanding. As of February 9, 2015, we had 16,914,602 Common Shares outstanding. As of February 9, 2015 the market price of a Common Share is, lower than the Exercise Price of either of the Strategic Warrants and, although we cannot be absolutely certain, it is unlikely that any $5 Warrants will be exercised unless the market price for a share of Omagine’s Common Stock trades materially above $5 per share and it is unlikely that any $10 Warrants will be exercised unless the market price for a share of Omagine’s Common Stock trades materially above $10 per share. Our Record Shareholders did not suffer any dilution of their ownership or voting interests as a result of the Warrant Distribution but if Strategic Warrants are exercised in the future, the ownership and voting interests of the Record Shareholders that do not exercise their Strategic Warrants will be diluted. In addition, if the Exercise Price of the Strategic Warrants ever becomes less than the market price of our Common Shares it will likely tend to depress or reduce such market price of Common Shares then held by you.

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How much did Omagine receive from the issuance of the Strategic Warrants and how much will Omagine receive from the exercise of the Strategic Warrants, and how will such proceeds be used ?

The Strategic Warrants were distributed to our Record Shareholders at no charge and Omagine received no proceeds as a result of their issuance and distribution. If none of the Strategic Warrants are exercised before their expiry or their earlier redemption, then Omagine will receive no proceeds as a result of the issuance of the Strategic Warrants. Omagine will only receive proceeds if and when Strategic Warrants are exercised by Holders. Omagine believes that there is virtually no probability that any Strategic Warrant will be exercised unless, prior to as the case may be, the Expiration Date or the respective Redemption Dates of the Strategic Warrants, the market price for a share of Omagine’s Common Stock trades materially above (a) $5 per share in the case of the $5 Warrants and (b) $10 per share in the case of the $10 Warrants.

It is not possible to predict if any Strategic Warrants will ever be exercised. If all 3,211,062 of the $5 Warrants were exercised, the proceeds to Omagine would be approximately $16 million. If all 3,211,062 of the $10 Warrants were exercised, the proceeds to Omagine would be approximately $32 million. We intend to use the proceeds, if any, from the exercise of Strategic Warrants for general corporate purposes associated with rapidly scaling up the Company’s activities and number of employees as required to manage its business.

Are there risks in exercising my Strategic Warrants ?

Yes. The exercise of your Strategic Warrants involves risks. Exercising your Strategic Warrants involves the purchase of Common Shares and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 15 of this Prospectus and in the documents incorporated by reference into this Prospectus.

If my Strategic Warrant exercise is not valid, will my Warrant Payment be refunded to me ?

Yes. The Warrant Agent will hold all funds it receives from the exercise of any Strategic Warrant in a segregated bank account until the Warrant Agent determines that such Warrant exercise is valid, after which it will disburse the funds to Omagine. If your Strategic Warrant exercise is deemed not to be valid, all Warrant Payments received from you by the Warrant Agent will be returned without interest or penalty as soon as practicable following the making of such determination. If you own Strategic Warrants through a nominee, it may take longer for you to receive your Warrant Payment because the Warrant Agent will return such Warrant Payments through the record holder of your Strategic Warrants.

What fees or charges apply if I exercise my Strategic Warrants ?

We are not charging any fee or sales commission in connection with the exercise of Strategic Warrants or the issuance of Common Shares pursuant to any such exercise. If you exercise your Strategic Warrants through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of the Warrant Distribution ?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt of the Strategic Warrants since when they were issued to you, the Exercise Prices of the Strategic Warrants were greater than the market price for a share of Common Stock. If you choose to exercise any Strategic Warrants, you may, depending upon your particular individual circumstances at such time, have to recognize taxable income in connection with such exercise.

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You should consult your tax advisor as to your particular tax consequences resulting from the Warrant Distribution and/or from the exercise of Strategic Warrants by you. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment if I want to exercise my Strategic Warrants ?

If your Strategic Warrants are held in the name of a broker, dealer, custodian bank or other nominee, then you should send all documents required by such nominee and your Warrant Payment to that record holder. If you are the record holder of the Strategic Warrants, then you should send your Warrant Certificate(s), all other required documents and your Warrant Payment by mail, hand delivery or overnight courier to:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Reorganization Department

For Confirmation or Information:

Telephone: (212) 509-4000, ext. 536

You may also make your Warrant Payment by wire transfer of immediately available funds as follows:

JPMorgan Chase

ABA # 021-000021

Continental Stock Transfer & Trust Company as agent for Omagine, Inc.

Acct # 957-342764

FBO Omagine, Inc. Warrant Exercise

Any wire transfer should clearly indicate the identity of the Holder who is making the Warrant Payment.

You and, if applicable, your nominee are solely responsible for completing delivery to the Warrant Agent of your Warrant Certificate(s), all other required documents and your Warrant Payment. You should allow sufficient time for delivery of your materials to the Warrant Agent and clearance of your Warrant Payment before 5 p.m. Eastern Time in the United States on the earlier of, as the case may be, the Redemption Date or the Expiration Date. If you hold your Strategic Warrants through a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the Redemption Date or the Expiration Date.

Whom should I contact if I have other questions ?

If you have any questions regarding the Strategic Warrants, the Warrant Certificates or any other documents, or regarding the submitting of payment in the event you choose to exercise any Strategic Warrants, please contact the Warrant Agent at the telephone number above. In the alternative, you may contact: Charles P. Kuczynski, Vice President and Corporate Secretary of Omagine, Inc., The Empire State Building, 350 Fifth Avenue, Suite 4815-17, New York, NY 10118; email: charles.kuczynski@omagine.com.

 PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this Prospectus and in the documents incorporated by reference into this Prospectus. This summary does not contain all the information you should consider before investing in the Common Stock. Before making an investment decision, you should carefully read the entire Prospectus and the documents incorporated by reference into this Prospectus, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this Registration Statement and Prospectus, the term “Registrant” refers to Omagine, Inc. and the terms "Company", "we," "us," or "our" refer to Omagine, Inc. and its consolidated subsidiaries unless the context otherwise requires.

General

Omagine, Inc. (“Omagine” or the “Registrant”) was incorporated in Delaware in October 2004 and is a holding company which conducts substantially all its operations through its 60% owned subsidiary Omagine LLC, an Omani limited liability corporation (“LLC”) and its wholly-owned subsidiary Journey of Light, Inc., a New York corporation (“JOL”). Omagine, JOL and LLC are collectively referred to herein as the "Company". The Company is focused on entertainment, hospitality and real-estate development opportunities in the Middle East and North Africa (the “MENA Region”) and on the design and development of unique tourism destinations.

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In November 2009, Omagine and JOL organized LLC as a limited liability company under the laws of the Sultanate of Oman ("Oman") to design, develop, own and operate our initial project – a mixed-use tourism and real-estate development project in Oman named the “Omagine Project”.

The contract between the Government of Oman (the “Government”) and LLC that governs the design, development, construction, management and ownership of the Omagine Project, the use and sale by LLC of the land within the Omagine Project, and the Government’s and LLC’s rights and obligations with respect to the Omagine Project, is the “Development Agreement” (or, the “DA”). LLC and the Minister of Tourism of Oman on behalf of the Government signed the Development Agreement on October 2, 2014 (the “Execution Date”). (See: Exhibits 10.24 and 10.25).

The DA specifies that it will also be signed and ratified (“Ratification”) by the Ministry of Finance of Oman (“MOF”) and that “the Government shall use its reasonable endeavours to do all things as are necessary to achieve Ratification within ninety (90) days after the Execution Date”. As of the date hereof Ratification by MOF has not yet occurred but management is not presently concerned about this quite common procedural delay and expects Ratification to occur within the near future.

The date Ratification occurs (the “Effective Date”) will mark the beginning of the time period within which LLC is required to develop and build that portion of the Omagine Project specified in the DA as the “Minimum Build Obligation” (See: “Description of Business”).

The Omagine Project will be developed on one million square meters (equal to 100 hectares or approximately 245 acres) of beachfront land facing the Gulf of Oman just west of the capital city of Muscat and approximately six miles from Muscat International Airport (the "Omagine Site"). In anticipation of the Effective Date, management has undertaken a flurry of activities associated with the financing, master planning, engineering, design and construction efforts for the Omagine Project, the land valuation process for the Omagine Site and the ramp-up of Omagine LLC’s organizational activities in Oman.

The contracts between the Government and LLC governing the land constituting the Omagine Site are the DA and the “Usufruct Agreement” (the “UA”). The UA is also an exhibit to the DA and is incorporated by reference into the DA. In the event of any conflict between the terms of the UA and the terms of the DA, the terms of the DA control. The UA must be separately signed by the Minister of Tourism and the Minister of Housing and as a matter of Governmental protocol, such UA signing by the Minister of Tourism may occur only after the DA is first ratified by the MOF. After Ratification by MOF and signature by MOT, the Usufruct Agreement must then be also signed by the Minister of Housing and thereafter be registered by LLC with the Ministry of Housing (“MOH”).

After ratification of the DA by the MOF (by counter-signature of the DA by the Minister of Finance) and signature of the UA by both the Minister of Tourism and the Minister of Housing, the MOH will contact LLC to arrange for a representative of LLC to come to MOH to: (i) counter-sign the UA in the presence of MOH staff, (ii) register the UA with MOH, and (iii) pay the appropriate usufruct registration fee.

The foregoing DA Ratification and UA registration processes are routine bureaucratic procedures but not automatic and, although management has been repeatedly assured by both MOT and MOF that the Ratification process is underway, no assurance can be given at this time about when these processes will be completed until they are actually completed.

The Omagine Project is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: hotels, commercial buildings, retail establishments and more than two thousand residences to be developed for sale.

Omagine and JOL initially capitalized LLC in 2009 at 20,000 Omani Rials [$52,000] (the “OMAG Initial Equity Investment”) and Omagine’s 100% ownership of LLC was later reduced to 60% pursuant to a shareholders’ agreement (the “Shareholder Agreement”) signed in May 2011 by Omagine, JOL and three new LLC minority investors (the “New Shareholders”). The New Shareholders are the office of Royal Court Affairs (“RCA”) and two subsidiaries of Consolidated Contractors International Company, SAL (“CCIC”).

Pursuant to the provisions of the Shareholder Agreement, LLC sold newly issued shares of its capital stock to Omagine and the New Shareholders for an aggregate cash investment amount of 26,968,125 Omani Rials [$70,117,125] (the “New Investment”), plus a non-cash payment-in-kind investment of the land constituting the Omagine Site (the “PIK”).

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The 26,968,125 Omani Rial [$70,117,125] aggregate cash New Investment was or will be invested in two stages.

The first stage was invested before the DA was signed.

The second stage will be invested by Omagine and each of the New Shareholders (each investment, a “Deferred Cash Investment”) after the date hereof and in the amounts - and subject to the satisfaction of the conditions precedent for each such Deferred Cash Investment - as specified below.

The first stage of the New Investment into LLC consisting of an aggregate of 130,000 Omani Rials [$338,000] was made by Omagine and the New Shareholders before the DA was signed, as follows:

i.	Omagine invested an additional 70,000 Omani Rials [$182,000] into LLC for a total investment to date by Omagine of 90,000 Omani Rials [$234,000], and
ii.	The New Shareholders invested an aggregate of 60,000 Omani Rials [$156,000] into LLC.

LLC is presently capitalized at 150,000 Omani Rials [$390,000] and, as of the date hereof, Omagine has also advanced LLC an additional 1100,000 Omani Rials [$286,000]. Omagine has also continued to pay for most of LLC’s operating expenses to date.

Omagine and the New Shareholders agreed in the Shareholder Agreement that a portion of their New Investment into LLC would be Deferred Cash Investments that would be subject to the satisfaction of certain conditions precedent.

Pursuant to the Shareholder Agreement the 26,838,125 Omani Rial [$69,779,125] aggregate Deferred Cash Investments from Omagine and the New Shareholders will be invested on or before the “Financing Agreement Date” (as that term is defined below and in the Shareholder Agreement), as follows:

i.	The single condition precedent to Omagine’s Deferred Cash Investment of 210,000 Omani Rials ($546,000) is the signing of the DA. Now that the DA is signed, that condition precedent to Omagine’s Deferred Cash Investment is now satisfied and Omagine will invest an additional 210,000 Omani Rials ($546,000) before the Financing Agreement Date (the “OMAG Final Equity Investment”), 110,000 Omani Rials of which ($286,000) has been advanced to LLC by Omagine as of the date hereof, and
ii.	The three conditions precedent to RCA’s Deferred Cash Investment amount of 7,640,625 Omani Rials ($19,865,625) are (i) the signing of the DA (which condition precedent is now satisfied), (ii) the occurrence of the Financing Agreement Date, and (iii) the occurrence of the date on which LLC and CCC-Oman execute a contract appointing CCC-Oman as the general contractor for the Omagine Project (the “Contract Date”), and
iii.	The three conditions precedent to CCIC’s Deferred Cash Investment of 18,987,500 Omani Rials ($49,367,500) [to be invested by two CCIC subsidiaries] are (i) the signing of the DA (which condition precedent is now satisfied), (ii) the occurrence of the Financing Agreement Date, and (iii) the occurrence of the Contract Date described in (ii), above.

In addition to its Deferred Cash Investment mentioned in (ii) above, RCA is making a further non-cash investment into LLC of the PIK – which investment will be perfected concurrent with the registration of the Usufruct Agreement at the MOH. The value of the PIK is presently being determined in accordance with the requirements and procedures specified for such a valuation by the Royal Institute of Chartered Surveyors of London, England (“RICS”). The PIK valuation will be done by one or more independent specialized real estate valuation firms who are well known and recognized as such. The process of obtaining the definitive valuation of the PIK is expected to be completed during the first quarter of 2015. (See: “Description of Business – The Shareholder Agreement / LLC Capital Structure” and Exhibit 10.5).

The Company presently focuses the majority of its efforts on the business of LLC and specifically on the Omagine Project. Our website address is www.omagine.com. Our website and the information contained on our website are not incorporated into this Prospectus or the Registration Statement of which this Prospectus forms a part. Further, our references to the URL for our website are intended to be inactive textual references only.

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Our principal executive offices are located at 350 Fifth Avenue, Suite 4815-17, New York, N.Y., 10118. Our telephone number is (212) 563-4141.

The Standby Equity Distribution Agreement

On April 22, 2014, Omagine and YA Global Master SPV Ltd (“YA”) entered into a two year Standby Equity Distribution Agreement which was amended (See Exhibit 10.26) by an agreement dated October 10, 2014 (the “SEDA Amendment”). The Standby Equity Distribution Agreement as amended by the SEDA Amendment is referred to herein as the "2014 SEDA". Omagine issued 85,822 restricted Common Shares to an affiliate of YA in satisfaction of a $150,000 commitment fee due under the 2014 SEDA. On January 8, 2015 Omagine filed an amendment to the registration statement with the SEC under File No. 333-199383 to register the Common Shares that may be purchased by YA pursuant to the 2014 SEDA and later resold by YA (the “SEDA Registration”) and the SEC declared the registration statement to be effective January 22, 2015. Unless earlier terminated in accordance with its terms, the 2014 SEDA shall terminate automatically on the earlier of (i) the first day of the month next following the 24-month anniversary of the “Registration Effective Date” (as hereinafter defined), or (ii) the date on which YA shall have made payment of Advances pursuant to the 2014 SEDA in the aggregate amount of $5,000,000.

Pursuant to the terms of the 2014 SEDA, Omagine may in its sole discretion, and upon giving written notice to YA (an “Advance Notice”), periodically sell Common Shares to YA (“Shares”) at a per Share price (“Purchase Price”) equal to ninety-five percent (95%) of the lowest daily volume weighted average price (the “VWAP”) for a Common Share as quoted by Bloomberg, L.P. during the five (5) consecutive “Trading Days” (as such term is defined in the 2014 SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Pricing Period”).

Omagine is not obligated to sell any Shares to YA but may, over the term of the 2014 SEDA and in its sole discretion, sell to YA that number of Shares valued at the Purchase Price from time to time in effect that equals up to five million dollars ($5,000,000) in the aggregate. YA is obligated under the 2014 SEDA to purchase such Shares from Omagine subject to certain conditions including: (i) Omagine filing a registration statement with the SEC to register the resale by YA of the Shares sold to YA under the 2014 SEDA (“Registration Statement”), (ii) the SEC declaring such Registration Statement effective (the date of such declaration by the SEC being the “Registration Effective Date”), (iii) Omagine certifying to YA at the time of each Advance Notice that Omagine has performed all covenants and agreements to be performed and has complied with all obligations and conditions contained in the 2014 SEDA, (iv) periodic sales of Shares to YA must be separated by a time period of at least five Trading Days, and (v) the dollar value of any individual periodic sale of Shares designated by Omagine in any Advance Notice may not exceed the greater of (a) two hundred thousand dollars, or (b) the average of the “Daily Value Traded” for each of the five Trading Days immediately preceding the date of the relevant Advance Notice, where Daily Value Traded is the product obtained by multiplying the number representing the daily trading volume of Common Shares for such Trading Day by the VWAP for a Common Share on such Trading Day.

About This Offering

This Prospectus relates to the distribution to the Record Shareholders by Omagine of 6,422,124 Strategic Warrants and the offer of up to 6,422,124 Resale Shares underlying the Strategic Warrants. The 6,422,124 Strategic Warrants have been issued to the Record Shareholders and up to 6,422,124 Resale Shares may be issued upon the exercise of such Strategic Warrants.

Number of Shares Outstanding

As of February 9, 2015, we had 16,914,602 Common Shares issued and outstanding.

Summary of Strategic Warrants

The following summary describes the principal terms of the Strategic Warrants, but is not intended to be complete. See the information in the section entitled “The Warrant Distribution” beginning on page 29 in this Prospectus for a more detailed description of the terms and conditions of the Strategic Warrants.

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Securities Offered	We have distributed to the Record Shareholders at no charge, one-fourth (1/4) of a $5 Warrant and one-fourth (1/4) of a $10 Warrant for each Common Share held by the Record Shareholders at the Record Time. Each Strategic Warrant is exercisable for the purchase of one (1) Common Share.
No Fractional Strategic Warrants or Common Shares	Fractional Strategic Warrants resulting from the calculation of the number of Strategic Warrants to be distributed on an aggregate basis as to any Record Shareholder were eliminated by rounding up to the nearest whole Strategic Warrant. The Strategic Warrants are exercisable for only a whole number of Common Shares.

Exercise Prices	Each $5 Warrant is exercisable for the purchase of one Common Share at a purchase price of $5.00 per Common Share. Each $10 Warrant is exercisable for the purchase of one Common Share at a purchase price of $10.00 per Common Share. See “Questions and Answers Relating to the Strategic Warrants - How were the Exercise Prices determined?”
Record Date	February 24, 2012.

Record Time	5 p.m. Eastern Time in the United States on the Record Date.

Conditions Precedent to Warrant Distributions	The Registration Statements registering the Strategic Warrants and the Common Shares underlying the Strategic Warrants (The Rights Registration - Commission File No. 333-179040 and The Warrant Registration - Commission File No. 333-183852) were declared effective by the SEC and the formal approval order was received by Omagine from the California Department of Corporations.

Expiration Date	December 31, 2015.

Expiration Time	5:00 p.m., Eastern Time in the United States on the Expiration Date.

Cancellation	The Strategic Warrants are non-cancellable by Omagine but may be redeemed by Omagine as described in this prospectus.

Issue Date	The date on which the Strategic Warrants were issued to Record Shareholders.

Redemption Date	The date which Omagine sets by written notice to Holders for the redemption by Omagine of all or any portion of unexercised Strategic Warrants.

Redemption Time	5 p.m. Eastern Time in the United States on the Redemption Date.

Redemption	At any time after the Issue Date, Omagine may, at the option of its Board of Directors, redeem all or any number of the Strategic Warrants outstanding and unexercised at the Redemption Time by paying in cash $0.001 per Strategic Warrant for each Strategic Warrant so redeemed.

Shares Outstanding	As of February 9, 2015, we had 16,914,602 Common Shares issued and outstanding. If all 6,422,124 of the presently issued and outstanding Strategic Warrants were exercised, we would then have 23,336,726 Common Shares outstanding.
No Stand-by Agreement or Underwriter	As of the Date hereof, we have not entered into any standby purchase agreement or similar agreement with respect to the purchase of any Common Shares pursuant to exercise of the Strategic Warrants. Therefore, there is no certainty that any Common Shares will be purchased pursuant to the exercise of Strategic Warrants. We do not presently intend to use an underwriter or selling agent.
Use of Proceeds	In the event any or all of the Strategic Warrants are exercised we intend to use the net proceeds, if any, therefrom for general corporate purposes associated with rapidly scaling up the Company’s activities and number of employees as required to manage its business in Oman and elsewhere. If all the 6,422,124 Strategic Warrants issued and outstanding were exercised our gross proceeds therefrom would be approximately $48 million. Please see “Use of Proceeds.”

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Procedure for Exercising Strategic Warrants	To exercise your Strategic Warrants, you must take the following steps: If you are a registered Holder, you must deliver your Warrant Payment and a properly completed and duly executed Warrant Certificate(s) and all other required documents to the Warrant Agent at or before the Expiration Time. If you are a beneficial owner of Strategic Warrants that are registered in the name of a broker, dealer, custodian bank or other nominee, your broker, dealer, custodian bank or other nominee must exercise your Strategic Warrants on your behalf and deliver all documents and Warrant Payments to the Warrant Agent at or before the Expiration Time.

No Revocation	All exercises of Strategic Warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Strategic Warrants. You should not exercise your $5 Warrants unless you are certain that you wish to purchase additional Common Shares at an Exercise Price of $5.00 per share. You should not exercise your $10 Warrants unless you are certain that you wish to purchase additional Common Shares at an Exercise Price of $10.00 per share.

No Board Recommendation

Our Board of Directors is not making any recommendation regarding any exercise of your Strategic Warrants. You should make your decision based on your own assessment of our business and the terms of the Strategic Warrants and their respective Exercise Prices. Please see “Risk Factors” beginning on page 15 hereof for a discussion of some of the risks involved in investing in our Common Shares.

Warrant Agent	Continental Stock Transfer & Trust Company.

Dividend Policy	Omagine has never paid any cash dividends on its Common Stock. See “Market for Common Shares and Related Stockholder Matters; Market for Strategic Warrants - Dividend Policy” beginning on page 54 of this Prospectus.

Market for Common Stock	Our Common Stock is currently traded over the counter on the OTCQB under the symbol “OMAG.” See “Market for Common Shares and Related Stockholder Matters; Market for Strategic Warrants” beginning on page 54 of this Prospectus.

Transfer and Sale of Strategic Warrants

The Strategic Warrants are transferable until the Expiration Date or their earlier Redemption Date. You may seek to sell or otherwise transfer your Strategic Warrants through normal investment channels. See “The Warrant Distribution - Transferability of and Market for Strategic Warrants” and “Method of Transferring Strategic Warrants”. The Strategic Warrants are not traded or quoted on any platform and we cannot give you any assurance that the Strategic Warrants will be quoted and eligible to trade on the OTCQB (or any trading platform) or that a market for the Strategic Warrants will develop or if a market does develop, whether it will be sustainable during the time that the Strategic Warrants are valid or at what prices the Strategic Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Strategic Warrants or as to the value you may receive in a sale. Commissions and applicable taxes or broker fees may apply if you sell your Strategic Warrants.

Risk Factors

Before you exercise your Strategic Warrants to purchase shares of our Common Stock, you should carefully consider the risks described in the section entitled “Risk Factors,” beginning on page 15 of this Prospectus.

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RISK FACTORS

An investment in our Common Shares is subject to risks. The material risks and uncertainties that management believes affect us are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included in this Prospectus including information in the section of this document entitled “Information Regarding Forward Looking Statements”. This Prospectus is qualified in its entirety by these risk factors.

If one or more, or a combination of any of the following risks actually materialize into a negative event or circumstance, our business, financial condition and/or our results of operations could be materially and adversely affected. If this were to happen, the value of our Common Shares could decline significantly and you could lose all or part of your investment.

Risk Factors Related to Our Company and Our Business

We have no history of profitability from the development of real estate and we have incurred significant losses and cannot assure you that we will be profitable in the near term or at all.

We have dedicated the vast majority of our financial resources over the past many years toward the effort to conclude the DA with the Government of Oman. The DA is now signed but we encountered numerous delays prior to its signing and as a result we have incurred significant losses over the past few years, including net losses of $1,629,777 for the nine month period ended September 30, 2014; $2,640,590 for the fiscal year ended December 31, 2013; and $2,789,976 for the fiscal year ended December 31, 2012, primarily due to an absence of revenue due to delays in the start of development of the Omagine Project and to incurring other expenses associated with the design, development and promotion of the Omagine Project as well as significant non-cash expenses related to stock options. (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations - Nine Months Ended September 30, 2014 vs. Nine Months Ended September 30, 2013 – Liquidity and Capital Resources - Dilution / MOT Delays”). We expect to continue to incur such losses and expenses over the near term development of the Omagine Project and this will adversely impact our overall financial performance and results of operations. The Omagine Project may never result in a profit to Omagine. Sales of our proposed real estate development properties, and income, if any, from the Omagine Project may never generate sufficient revenues to fund our continuing operations. We cannot assure you that we will be profitable in the near term or at all.

Because of our limited history and the potential for competition, an investment in our Company is inherently risky.

Because we are a company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We expect the real estate development business to be highly competitive because many developers have access to the same market. Substantially all of them have greater financial resources and longer operating histories than we have and can be expected to compete within the business in which we engage and intend to engage. We cannot assure you that we will have the necessary resources to be competitive.

We may not be able to conduct successful operations in the future.

The results of our operations will depend, among other things, upon our ability to develop and market the Omagine Project. Furthermore, our proposed operations may not generate income sufficient to meet operating expenses or may generate income and capital appreciation, if any, at rates lower than those anticipated or necessary to sustain ourselves. Our operations may be affected by many factors, some known by us, some unknown, and some which are beyond our control. Any of these problems, or a combination thereof, could have a materially adverse effect on our viability as an ongoing enterprise and might cause the investment of our shareholders to be impaired or lost.

While our 2013 audited financial statements and our September 30, 2014 un-audited financial statements assume we will continue our operations on a going concern basis, the opinion of our independent auditors on those financial statements contained an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

The opinion of our independent auditors on our 2013 audited financial statements contained a paragraph stating that there is substantial doubt about our ability to continue as a going concern. As discussed in Note 2 to such audited financial statements (and in Note 2 to our unaudited financial statements as of September 30, 2014), Omagine's present financial situation raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. Such financial statements were prepared under the assumption that we will continue our operations on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Although we have entered into the 2014 SEDA and have recently raised additional capital via private placements of restricted Common Shares, we estimate that, absent our obtaining any additional working capital, we can continue as a going concern for approximately between eleven and fifteen months from the date of this Prospectus. (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations – Overview”). If we sustain unanticipated losses and we cannot continue as a going concern, our shareholders may lose all of their investment in Omagine.

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To fully develop our business plan we will need additional financing.

Although some of our Tempest Warrants (as hereinafter defined) have been exercised, it is impossible to predict if any of our remaining outstanding Common Stock purchase warrants (“Warrants”) will ever be exercised. In the near term, we expect to continue to rely principally upon financing received from proceeds of sales of Common Shares made pursuant to private placements, the 2014 SEDA and the possible exercise of Warrants. For the past several years we have relied on the proceeds from the YA Loans and from sales of Common Shares made pursuant to the “Prior SEDAs” (as those terms are hereinafter defined) and the 2012 rights offering as well as from sales of restricted Common Shares made pursuant to private placements and to the exercise of Tempest Warrants. We cannot guarantee the success of this plan. (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources”).

We will have to obtain additional financing in order to conduct our business in a manner consistent with our proposed operations. There is no guaranty that additional funds will be available when, and if, needed. If we are unable to obtain financing, or if its terms are too costly, we may be forced to curtail expansion of operations until such time as alternative financing may be arranged, which could have a materially adverse impact on our operations and our shareholders' investment. It is impossible to predict if any more of our Warrants will ever be exercised. Omagine believes that there is virtually no probability that any “Strategic Warrants” (as hereinafter defined) will be exercised unless our Common Shares trade at a market price materially above the relevant exercise prices of the Strategic Warrants. (See: “Description of Securities to Be Registered – “Strategic Warrants” and “Description of Preferred Stock and Warrants – Tempest Warrants” and “Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity - Warrants”).

We anticipate that we will be subject to intense competition.

We will face intense competition in the development of real estate in Oman. Other developers have started developing real estate in nearby areas with similar residential developments.

Even after entering into the 2014 SEDA, we lack capital.

Even with the 2014 SEDA, we will require additional funds to sustain our operations as presently contemplated. There can be no guaranty that such additional funds will be available in the future. If we or LLC are unable to obtain additional financing as required, or if its terms are too costly, we may be forced to curtail the expansion of our operations until such time as alternative financing may be arranged which could have a materially adverse impact on our operations and our shareholders' investments. (See: “Description of Business - Financial Adviser”).

We may not have full access to or be able to fully utilize the 2014 SEDA.

Because the market for our Common Stock has historically exhibited low liquidity levels and has been limited, sporadic and often volatile, we may not be able to take full advantage of the 2014 SEDA. If the market for our Common Shares is exhibiting low liquidity levels at the time we give YA an Advance Notice (a “Put”) and if YA sells Common Shares into the public market during the five Trading Day Pricing Period subsequent to our Put (as is YA’s customary practice), it is likely that the price of our Common Shares will decline. Any such price decline will immediately increase the number of Common Shares we would otherwise be required absent such price decline to deliver to YA subsequent to the Pricing Period in satisfaction of such Put. If this pattern continued to happen with subsequent Puts by us, it is likely that we would issue and sell to YA the maximum 3,000,000 shares available under the 2014 SEDA well before reaching the aggregate sales price of $5 million available under the 2014 SEDA.

Our ultimate success will be dependent upon management.

Our success is dependent upon the skill and decision making ability of our directors and executive officers, who are Frank J. Drohan, Charles P. Kuczynski, Louis J. Lombardo, William Hanley and Sam Hamdan. The loss of any or all of these individuals could have a material adverse impact on our operations. We do not presently have a written employment agreement with any of our officers or directors (See: “Executive Compensation – Employment Agreements”). We have not obtained key man life insurance on the lives of any of these individuals. Our success depends in large part on our ability to attract and retain key people and consultants. If we are not able to retain and recruit qualified personnel, which we require now and will require in the future to conduct our and LLC’s ongoing operations, our business and our ability to successfully implement our business plan could be adversely affected.

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We will rely on dividends from LLC for most of our revenue.

Because we are a holding company with no significant operations other than the operations of our 60% owned subsidiary, LLC, we will depend upon dividends from LLC for a substantial portion of our future revenues. LLC has generated no revenue to date and we do not anticipate that LLC will be in a position to pay dividends until after the development of the Omagine Project is well underway.

We are subject to risks associated with investments in real estate.

The value of our proposed properties and our projected income therefrom may decline due to developments that adversely affect real estate generally and those that are specific to our proposed properties. General factors that may adversely affect our potential real estate holdings include:

•	increases in interest rates;
•	adverse changes in foreign exchange rates;
•	a decline in prevailing rental rates for the properties we intend to own and lease;
•	a general tightening of the availability of credit and project financing facilities;
•	a decline in economic conditions in Oman;
•	an increase in competition for customers or a decrease in demand by customers for the residential and commercial properties we plan to develop and offer for sale;
•	a decline in prevailing sales prices for the properties we intend to develop and offer for sale;
•	an increase in supply in Oman of property types similar to those proposed to be developed by us;
•	declines in consumer spending during an economic recession or recovery from an economic recession that adversely affect our revenue; and
•	the adoption by the relevant government authorities in Oman of more restrictive laws and governmental regulations, including more restrictive zoning, labor, visa, licensing, land use, building or environmental regulations or increased real estate taxes.

Additional factors may adversely affect the value of our proposed properties and our projected income therefrom, including:

•	adverse changes in the perceptions of prospective purchasers or users of the attractiveness of the properties proposed to be developed by us;
•	opposition from local community or political groups with respect to development or construction at a particular site;
•	a change in existing comprehensive zoning plans or zoning or environmental or business licensing regulations that impose additional restrictions on use or requirements with respect to the properties proposed to be developed by us;
•	our inability to provide adequate management and maintenance or to obtain adequate insurance for the properties proposed to be developed by us;
•	an increase in operating costs;
•	new development of a competitor's property in close proximity to the Omagine Project;
•	earthquakes, floods or underinsured or uninsured natural disasters; and
•	terrorism, political instability or civil unrest in Oman or the MENA Region.

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The occurrence or existence of one or more of the events or circumstances described above could result in significant delays or unexpected expenses. If any of these events occur or circumstances come into existence, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in LLC and in the Omagine Project.

We are subject to risks associated with real estate development.

The Omagine Project is subject to significant risks relating to LLC’s ability to complete it on time and within budget. Factors that may result in the Omagine Project or any other development project we may undertake in Oman or elsewhere exceeding budget or being prevented from completion include:

•	an inability to obtain or delays in obtaining zoning, environmental, occupancy or other required governmental permits, approvals and authorizations;
•	an inability to secure sufficient financing on favorable terms, including an inability to obtain or refinance construction loans;
•	a general tightening of the availability of credit and project financing facilities;
•	the prices of housing and commercial properties in Oman and consumer and/or business confidence; any of which could affect LLC’s ability to construct and/or sell homes and to construct, sell and/or lease commercial properties and/or to secure financing;
•	construction delays or cost overruns, either of which may increase project development costs; and
•	an increase in commodity costs.

If any of the forgoing occurs or exists, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in LLC and in the Omagine Project or in other properties we may then have under development.

We are vulnerable to concentration risks because our operations are presently exclusively in Oman and our future operations are planned to be exclusively in Oman and the MENA Region market. Our real estate activities are presently concentrated exclusively on the Omagine Project to be located in Oman. Because of such geographic and project specific concentration, our operations are more vulnerable to Oman and MENA Region economic downturns and adverse project-specific events than those of larger, more diversified companies.

The performance of Oman’s economy will greatly affect the values of the properties proposed to be developed by us and consequently our prospects for sales and revenue growth. The Oman economy is heavily influenced by the prices of crude oil and natural gas which are Oman’s main export products and sources of revenue. Fluctuations in the international price of crude oil directly affect Oman’s revenue and budget considerations. The price of crude oil has fallen dramatically during the last quarter of 2014 and a decrease in government supported projects and employment because of budget cuts or otherwise, could adversely affect the economy in Oman.

Our results of operations and financial condition will be greatly affected by the performance of the real estate industry.

Our real estate activities are, and will continue to be, subject to numerous factors beyond our control, including local real estate market conditions in Oman and in areas where our potential customers reside, substantial existing and potential competition, general economic conditions in Oman, the MENA Region and internationally, decreases in the price of crude oil exports by Oman, fluctuations in interest rates and mortgage availability and changes in demographic conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by economic or political circumstances, market fundamentals, competition or demographic conditions. Because of the effect these factors may have on real estate values and because of the long length of the project development cycle, the future sales prices for our individual proposed properties or the future level of our sales revenue from the operation, sales and/or leasing of our various proposed properties, is impossible to predict with certainty and difficult to predict with accuracy.

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Our real estate operations will also be dependent upon the availability and cost of mortgage financing for our potential customers to the extent they finance the purchase of the residences or commercial properties we intend to develop and offer for sale.

The real estate business is very competitive and many of our competitors are larger and financially stronger than we are.

The real estate business is highly competitive. We compete with a large number of companies and individuals, and most of them have significantly greater financial, managerial and other resources than we have. Our competitors include local developers who are committed primarily to the Oman market and also international developers who acquire properties throughout the MENA Region. Because we are a company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We cannot assure that we will have the necessary resources to be competitive.

Our operations are subject to political risks.

The recent and ongoing civil and political unrest in the MENA Region, the U.S. and NATO military interventions in Iraq, Afghanistan and Libya, the terrorist attacks in the U.S., Europe and the MENA Region, and the potential for additional future terrorist acts and civil and/or political unrest have created economic, political and social uncertainties that could materially and adversely affect our business. Further acts of civil and/or political unrest or terrorism could be directed against the U,S. or Oman either domestically or abroad. These acts of terrorism or civil unrest could be directed against properties and personnel of American companies that work abroad, particularly companies such as ours that operate in the MENA Region. Recent and ongoing anti-corruption trials in Oman involving alleged bribery involved in contract administration and awards (mainly in the oil sector) involving dozens of government officials and private individuals, including two senior executives of CCC-Oman, have been ongoing in Muscat’s Courts. Results of these trials are now regularly reported in the local newspapers and to date, the trials have returned verdicts against several high-profile government officials and business people, including a senior CCC-Oman executive. Omagine is not involved in any way and we do not foresee any impact on our business or that of LLC as a result of the ongoing anti-corruption campaign or as a result of any present or future outcome therefrom and we have not experienced any negative effects to date. Civil and/or political unrest, terrorism, war, political considerations, and/or military developments may materially and adversely affect our business and profitability and the prices of our Common Stock in ways that we cannot predict at this time.

Our operations are subject to natural risks.

Our performance may be adversely affected by weather conditions that delay development or damage property.

Risk Factors Related to the Warrant Distribution

There is presently no public market for the Strategic Warrants.

There is presently no established public trading market for the Strategic Warrants we have distributed to the Record Shareholders. We cannot give you any assurance that the Strategic Warrants will be quoted and eligible to trade on the OTCQB (or any other trading platform) or that a market for the Strategic Warrants will develop or if a market does develop, whether it will be sustainable during the time that the Strategic Warrants are valid or at what prices the Strategic Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Strategic Warrants or as to the value you may receive in a sale. There can be no assurance that a market will ever develop for the Strategic Warrants. Even if a market for the Strategic Warrants does develop, the price of the Strategic Warrants may fluctuate and liquidity in any such market may be limited. If a market for the Strategic Warrants does not develop, then Holders may be unable to resell the Strategic Warrants. Resale prices of the Strategic Warrants will depend on many factors, including:

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•	our operating performance and financial condition;
•	our ability to continue the effectiveness of the Registration Statement of which this Prospectus is a part, covering the Strategic Warrants and the Common Stock issuable upon exercise of the Strategic Warrants;
•	the interest of securities dealers in making a market; and
•	the market for similar securities.

If an effective registration statement is not in place and a current prospectus is not available when a Holder desires to exercise Strategic Warrants, such Holder may be unable to exercise his, her or its Strategic Warrants, causing such Strategic Warrants to expire worthless.

No Strategic Warrant held by a Holder will be exercisable and we will not be obligated to issue shares of Common Stock unless, at the time such Holder seeks to exercise such Strategic Warrant, we have a registration statement under the Securities Act in effect covering the shares of Common Stock issuable upon the exercise of the Strategic Warrants and a current prospectus relating to the Common Stock. We intend to use our best efforts to keep a registration statement in effect covering shares of Common Stock issuable upon exercise of the Strategic Warrants and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the Strategic Warrants until the Expiration Date or earlier Redemption Date. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the Common Stock issuable upon exercise of the Strategic Warrants, Holders will be unable to exercise their Strategic Warrants and we will not be required to settle any such attempted exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the Strategic Warrants is not current, the Strategic Warrants may have no value, we will have no obligation to settle the Strategic Warrants for cash, the market for such Strategic Warrants may be limited and such Strategic Warrants may expire worthless.

A Holder will only be able to exercise a Strategic Warrant if the issuance of Common Stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of such Holder.

No Strategic Warrants will be exercisable and we will not be obligated to issue shares of Common Stock unless the Common Shares issuable upon such exercise have been registered or qualified or deemed to be exempt from such registration or qualification under the securities laws of the state of residence of the relevant Holder. Because the exemptions from registration and/or qualification in certain states for resales of warrants and for issuances of Common Stock by the issuer upon exercise of a Strategic Warrant may be different, a Strategic Warrant may be held by a Holder in a state where an exemption is not available for issuance of Common Stock upon an exercise and such Holder may be precluded from exercising such Strategic Warrant. As a result, such Strategic Warrants may be deprived of any value, the market for such Strategic Warrants may be limited, the holders of such Strategic Warrants may not be able to exercise their Strategic Warrants and they may expire worthless if the Common Stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which such Holders reside.

Risk Factors Related to Our Common Stock

Our stock price may be volatile and you may not be able to resell your Common Shares at or above your purchase price.

There has been and continues to be a limited public market for our Common Stock. Although our Common Stock trades on the OTCQB, an active trading market for our Common Shares has not developed and may never develop or be sustained. If you purchase Common Shares you may not be able to resell them at or above the price you paid. The market price of our Common Shares may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

•	the exercise of Warrants;
•	actual or anticipated fluctuations in our operating results;
•	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;
•	changes in market valuations of other real estate companies, particularly those that sell products similar to ours;
•	announcements by us or our competitors of significant innovations, acquisitions, strategic investors or partnerships, joint ventures or capital commitments;
•	delays to LLC’s ongoing operations by Government authorities; or
•	departure of key personnel.

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Much of our issued and outstanding Common Stock is currently restricted. As restrictions on resale end, the market price of our Common Shares could drop significantly if the holders of restricted Common Shares sell them or are perceived by the market as intending to sell them. This could cause the market price of our Common Shares to drop significantly, even if our business is doing well.

Our Common Shares have a limited public trading market.

While our Common Stock currently trades on the OTCQB, the market for our Common Shares is limited and sporadic. We cannot assure that such market will improve in the future, even if our Common Stock is ever listed on a national stock exchange. We cannot assure that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market for our Common Stock does develop, the price may be highly volatile. The factors which we have discussed in this document, including the history of delays in getting the DA signed, may have a significant impact on the market price of our Common Shares. The relatively low price of our Common Shares may keep many brokerage firms from engaging in transactions in our Common Stock.

The over-the-counter market for stock such as ours has had extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and in the investment markets generally, as well as economic conditions and annual variations in our operational results may have a negative effect on the market price of our Common Shares.

Additional stock offerings may dilute current stockholders.

Given our plans and our expectation that we will need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible into or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional shares of capital stock for any of these reasons or pursuant to the exercise of Warrants may dilute the ownership of our current shareholders.

Our management collectively beneficially owns approximately 31.8% of our Common Stock and this concentration of ownership may have the effect of preventing a change in control.

Assuming their ownership of the Common Shares underlying unexercised Stock Options and Strategic Warrants, our officers and directors collectively beneficially own approximately thirty one and eight-tenths percent (31.8%) of our Common Shares (See: “Security Ownership of Certain Beneficial Owners and Management”). As a result, if our officers and directors act in concert, they will have the ability by virtue of their voting power to exercise substantial influence over our business with respect to the election of directors and all other matters requiring action by stockholders. Such concentration of Common Share ownership may have the effect of discouraging, delaying or preventing a change in control of Omagine.

Our ability to issue preferred stock may adversely affect the rights of holders of our Common Stock and may make takeovers more difficult, possibly preventing you from obtaining the optimal Common Share price.

Our Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which would have the designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Shares. The issuance of preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Omagine.

Our Common Stock is subject to the “penny stock” rules of the SEC, which may make it more difficult for you to sell our Common Shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that:

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●	the broker or dealer approve a person's account for transactions in penny stocks; and
●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

 In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	obtain the financial information and investment experience and objectives of the person; and
●	make a reasonable determination that (a) transactions in penny stocks are suitable for that person, and (b) the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	states that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The regulations applicable to penny stocks may severely affect the market liquidity for the Common Shares owned by you and could limit your ability to sell such Common Shares in the secondary market.

As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Other than the distribution of the rights and warrants in our 2012 rights offering and warrant distribution, we have not paid dividends in the past and do not expect to pay dividends in the future unless and until dividends are paid to Omagine by LLC. Any return on your investment may therefore be limited to the value of our Common Shares.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. Up until this time Omagine has utilized all cash reserves for the operation of its business and Omagine plans to continue this policy for the foreseeable future. Any future payment of dividends on our Common Stock will depend on the payment of dividends to Omagine by LLC and, as the Board of Directors may consider relevant, our earnings, financial condition and other business and economic factors at such time. If we do not pay cash dividends, our Common Stock may be less valuable because a return on your investment will only occur if the price of our Common Shares appreciates above the price you paid for it.

There are substantial risks associated with the 2014 SEDA with YA which could contribute to the decline of the price of our Common Shares and have a dilutive impact on our existing stockholders.

In order to obtain needed capital, we entered into the 2014 SEDA with YA. The sale of our Common Shares pursuant to the 2014 SEDA will have a dilutive impact on our stockholders. We believe YA intends to promptly re-sell the Common Shares that we sell to it under the 2014 SEDA. Such re-sales could cause the market price of our Common Shares to decline significantly. Any subsequent sales by us to YA under the 2014 SEDA may, to the extent of any such decline, require us to issue a greater number of Common Shares to YA in exchange for each dollar of such subsequent sale.  Under these circumstances our existing stockholders would experience greater dilution (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations” – “Liquidity - Dilution / Delays”). The sale of Common Shares under the 2014 SEDA could encourage short sales by third parties which could contribute to the further decline of the price of our Common Stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus that are not statements of historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, notwithstanding that such statements are not specifically identified as such. These forward-looking statements are based on current expectations and projections about future events. The words "estimates", "projects", "plans", "believes", "expects", "anticipates", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions, or the negative or other variations thereof, as well as discussions of strategy that involve risks and uncertainties, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Examples of forward-looking statements include but are not limited to statements about or relating to: (i) future revenues, expenses, income or loss, cash flow, earnings or loss per Common Share, the payment or nonpayment of dividends, capital structure and other financial items, (ii) plans, objectives and expectations of the Company or its management or Board of Directors, (iii) the Company’s business plans, products or services, (iv) future economic or financial performance, and (v) assumptions underlying such statements. We urge you to be cautious of the forward-looking statements and other similar forecasts and statements of expectations since such statements (i) reflect our current beliefs with respect to future events, ( ii) involve, and are subject to, known and unknown risks, uncertainties and other factors affecting our operations and growth strategy, and (iii) could cause the Company's actual results, financial or operating performance or achievements to differ from future results, financial or operating performance, or achievements expressed or implied by such forward-looking statements. Forecasts, projections and assumptions contained and expressed herein were reasonably based on information available to the Company at the time so furnished and as of the date of this Prospectus. All such forecasts, projections and assumptions are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and no assurance can be given that such forecasts, projections or assumptions will be realized. No assurance can be given regarding the achievement of future results, as our actual results may differ materially from our projected future results as a result of the risks we face, and actual future events may differ from anticipated events because of the assumptions underlying the forward-looking statements that have been made regarding such anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	the uncertainty associated with political events in the MENA Region in general;
•	the success or failure of Omagine’s efforts to secure additional financing, including project financing for the Omagine Project;
•	oversupply of residential and/ or commercial property inventory in the Oman real estate market or other adverse conditions in such market;
•	the impact of MENA Region or international economies and/or future events (including natural disasters) on the Oman economy, on Omagine’s business or operations, on tourism within or into Oman, on the oil and natural gas businesses in Oman and on other major industries operating within the Omani market;
•	deterioration or malaise in economic conditions, including the continuing destabilizing factors in, and continuing slow recovery of, the Omani, MENA Region and international real estate markets, as well as the impact of continuing depressed levels of consumer and business confidence in the state of the Oman economy and other international economies;
•	inflation, interest rates, movements in interest rates, securities market and monetary fluctuations;
•	acts of war, civil or political unrest, terrorism or political instability; or
•	the ability to attract and retain skilled employees.

Potential investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof. Omagine undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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USE OF PROCEEDS

The Strategic Warrants were distributed at no charge to the Record Shareholders so we did not receive any proceeds resulting from their distribution.

If none of the Strategic Warrants are exercised before their expiry or their earlier Redemption Date, then Omagine will receive no proceeds as a result of making the Warrant Distribution. Omagine will only receive any such proceeds if and when Strategic Warrants are exercised by the Holders. Omagine believes that there is virtually no probability that any $5 Warrant will be exercised unless the market price for a share of Omagine’s Common Stock trades materially above $5 per share prior to the earlier of the Expiration Date or the Redemption Date of the $5 Warrants and Omagine believes that there is virtually no probability that any $10 Warrant will be exercised unless the market price for a share of Omagine’s Common Stock trades materially above $10 per share prior to the earlier of the Expiration Date or the Redemption Date of the $10 Warrants. It is not possible to predict if any Strategic Warrants will ever be exercised. If all 6,422,124 of the presently issued and outstanding Strategic Warrants were exercised, the gross proceeds to Omagine from such exercises would be approximately $48 million. We intend to use the net proceeds, if any, from the exercise of Strategic Warrants for general corporate purposes associated with the rapid scaling up, subsequent to the October 2, 2014 signing of the DA, of the Company’s activities and number of employees as required to manage its business in Oman and elsewhere.

PLAN OF DISTRIBUTION

We have distributed 6,422,124 Strategic Warrants to the Record Shareholders at no cost to such Record Shareholders.

If you wish to exercise your Strategic Warrants, you must timely comply with the exercise procedures described in “The Warrant Distribution - Method of Exercising Strategic Warrants”. The Strategic Warrants are transferable. See “The Warrant Distribution - “Method of Transferring Strategic Warrants”.

We have agreed to pay the Warrant Agent customary fees plus certain expenses in connection with the issuance, transfer and exercise of the Strategic Warrants. As of the date of this Prospectus we have not employed any brokers, dealers or underwriters in connection with the solicitation of the exercise of Strategic Warrants nor have we paid any other commissions, underwriting fees or discounts in connection with the issuance or exercise of the Strategic Warrants. Some of our employees may solicit responses from you as a Holder, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation.

Our total expenses to date in connection with the Warrant Distributions were approximately $26,305. If you have any questions, you should contact Continental Stock Transfer & Trust Company, who is the Warrant Agent. (See: “Warrant Distribution - Warrant Agent.”)

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary of the material provisions of our Strategic Warrants, $0.001 par value Common Stock, restated Certificate of Incorporation and our By-Laws, all as in effect as of the date of this Prospectus. You should also refer to the full text of our restated Certificate of Incorporation and By-Laws which have been filed with the SEC as Exhibits 3(i) and 3(ii) to the Registration Statement of which this Prospectus forms a part. Our total authorized capital stock is 50,850,000 shares of which 50,000,000 shares are Common Shares.

Strategic Warrants

As of February 9, 2015, Omagine has 6,422,124 Strategic Warrants issued and outstanding, 3,211,062 of which are exercisable for the purchase of one Common Share at a per Common Share Exercise Price of $5.00 and 3,211,062 of which are exercisable for the purchase of one Common Share at a per Common Share Exercise Price of $10.00.

As promptly as reasonably possible after each exercise of the purchase rights represented by a Strategic Warrant, Omagine shall deliver to the relevant holder thereof (each, a “Warrant Holder”) a certificate representing the Common Shares so purchased (or such will be electronically delivered to the Warrant Holder if such Strategic Warrant is held in electronic form) and, unless such Strategic Warrant has been fully exercised, expired or redeemed, a new Warrant Certificate (or such will be electronically delivered to the Warrant Holder if such Strategic Warrant is held in electronic form) representing the balance of the Common Shares subject to such Strategic Warrant. Warrant Holders do not have any voting or other rights as a stockholder of our Company by virtue of being a Warrant Holder. The person entitled to receive the Common Shares issuable upon any exercise of the purchase rights represented by the Strategic Warrants, shall be treated for all purposes as the holder of such Common Shares of record as of the close of business on the date of exercise. The Strategic Warrants may be exercised only for whole Common Shares.

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The Strategic Warrants are transferrable and a Warrant Holder may transfer all or part of the Strategic Warrants (but no fractional Strategic Warrant) at any time on the books of Omagine upon surrender of the Warrant Certificate(s) properly endorsed. Upon such surrender, Omagine shall issue and deliver to the transferee a new Warrant Certificate representing the Strategic Warrants so transferred (or such will be electronically delivered to the transferee). Upon any partial transfer, Omagine shall also issue and deliver to the Warrant Holder a new Strategic Warrant Certificate representing the Strategic Warrants not so transferred.

During the period within which the Strategic Warrants may be exercised, Omagine shall at all times have authorized and reserved for issuance enough Common Shares for the full exercise of the purchase rights represented by the then unexercised Strategic Warrants. If Omagine dissolves, liquidates or winds up its business before the exercise, expiration or redemption of the Strategic Warrants, any Warrant Holder shall be entitled, upon exercising its Strategic Warrants, to receive in lieu of the Common Shares receivable upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to such Warrant Holder upon any such dissolution, liquidation or winding up with respect to such Common Shares, had such Warrant Holder been the holder of record on the record date for the determination of those entitled to receive any such liquidating distribution or, if no record is taken, upon the date of such liquidating distribution. Omagine shall pay all issue and other taxes that may be payable in respect of any issue or delivery of Common Shares upon the exercise of Strategic Warrants. The Strategic Warrants are governed by and shall be construed and enforced in accordance with the laws of the State of New York in the United States of America.

Omagine filed Post-Effective Amendment No. 1 to its registration statement on Form S-1 (Commission File No. 333-183852) whereby the Strategic Warrants and the 6,422,124 Common Shares underlying the Strategic Warrants were registered by Omagine (the “Warrant Registration”). Post-Effective Amendment No. 1 to the Warrant Registration was declared effective by the SEC and its effective status has now expired. Post-Effective Amendment No. 2 to the Warrant Registration was filed on January 28, 2015. This Post-Effective Amendment No. 3 to the Warrant Registration, of which this Prospectus forms a part, is being filed in order to update the Warrant Registration and re-instate its effectiveness.

When originally issued in March 2012, the expiration date for all Strategic Warrants was December 31, 2012. Because of the extended delays encountered in signing the DA with the Government, the Board of Directors subsequently resolved on three separate occasions to extend the expiration date of the Strategic Warrants, first to December 31, 2013, then to December 31, 2014 and then again to June 30, 2015. On January 5, 2015, pursuant to a resolution of the Board of Directors, the expiration date for all Strategic Warrants was extended for a fourth time to December 31, 2015. All other terms and conditions of the Strategic Warrants remained the same. All Strategic Warrants expire on December 31, 2015 unless redeemed earlier by Omagine upon 30 days prior written notice to the Strategic Warrant Holders.

The Strategic Warrants are redeemable at any time and at Omagine’s sole discretion at a price of $0.001 per Strategic Warrant (the “Redemption Price”). Upon thirty days prior written notice to the holders of such Strategic Warrants (the “Strategic Warrant Holders”) specifying the Strategic Warrants to be redeemed, and the date at 5 p.m. Eastern Time in the United States for such redemption by Omagine (the “Redemption Time”), Omagine may redeem all or a portion of such Strategic Warrants remaining unexercised at the Redemption Time at a Redemption Price of $0.001 per Strategic Warrant. The Redemption Price shall be paid in cash by Omagine to the relevant Strategic Warrant Holders and such Strategic Warrants shall not be deemed to be outstanding for any purpose whatsoever after the Redemption Time. The Redemption Time shall be on a day at least thirty (30) days subsequent to the aforesaid written notice to Strategic Warrant Holders and it shall also be the time at which a Strategic Warrant Holder's right to exercise such Strategic Warrants being redeemed shall terminate. The Strategic Warrants to be redeemed may be exercised by Strategic Warrant Holders at any time prior to the Redemption Time.

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All Strategic Warrants expire at 5 p.m. Eastern Time in the United States on December 31, 2015 (the “Expiration Time”). The Strategic Warrants are exercisable at the option of the Strategic Warrant Holder at any time up to the earlier of (a) the Expiration Time, or (b) the Redemption Time, provided that no person who owned (a) less than 4.99% or (b) between 4.99% and 9.99% of the Common Shares outstanding on February 24, 2012 (the “Issuance Date”), may exercise a number of Strategic Warrants which would thereby cause such person to acquire, together with its affiliates, beneficial ownership of, as the case may be, (a) 4.99% or more, or (b) 9.99% or more of the Common Shares outstanding immediately prior to the time of such exercise. A Strategic Warrant Holder may exercise the purchase rights represented by Strategic Warrants, in whole or in part, by surrendering the properly executed Warrant Certificate(s) at the transfer agent’s office in New York City, New York or at the principal office of Omagine in New York City, New York, and by making the Warrant Payment to Omagine by certified or cashier’s check, an amount equal to the aggregate exercise price for the Common Shares proposed to be purchased (the “Warrant Payment”)..

Notwithstanding the foregoing, no Strategic Warrants will be exercisable and we will not be obligated to issue any Common Shares issuable upon the exercise of such Strategic Warrants unless (i) at the time the Strategic Warrant Holder thereof seeks to exercise such Strategic Warrant, we have a registration statement under the Securities Act in effect covering the Common Shares issuable upon the exercise of such Strategic Warrant and a current prospectus relating to our Common Stock, and (ii) the Common Shares issuable upon such exercise have been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of such Strategic Warrant Holder. Furthermore, if a Strategic Warrant Holder, who on the Issuance Date owned (a) less than 4.99% or (b) between 4.99% and 9.99% of the Common Shares outstanding on the Issuance Date, seeks to exercise Strategic Warrants, and such proposed exercise would cause such Strategic Holder to acquire, together with its affiliates, beneficial ownership of, as the case may be, (a) 4.99% or more, or (b) 9.99% or more of the Common Shares outstanding immediately prior to the time of such exercise, then in such an event, such proposed exercise will be effected by Omagine for the maximum number of Strategic Warrants resulting in the beneficial ownership of the maximum number of whole Common Shares by such Strategic Warrant Holder which fails to meet the above stated applicable limitation for such Strategic Warrant Holder and its affiliates and any excess Warrant Payment will be returned to such Strategic Warrant Holder.

The Strategic Warrants do not contain any anti-dilution provisions and the exercise price and the number of Common Shares that Omagine must issue upon exercise of Strategic Warrants shall not be subject to adjustment for any reason, including but not limited to a stock split, combination or subdivision of the Common Stock or a dividend, reclassification, reorganization, or spinoff.

As of the date hereof there is no trading market for the Strategic Warrants and Omagine does not presently expect an active trading market for the Strategic Warrants to develop in the near term. We cannot, however, give any assurance that the Strategic Warrants will ever be quoted or traded on the OTCQB or on any securities exchange Furthermore, even if the Strategic Warrants were to be quoted on a trading platform, we cannot give any assurance that a market for the Strategic Warrants will develop or, if such a market does develop, whether it will be sustainable throughout the period within which the Strategic Warrants are valid and transferable or at what prices such Strategic Warrants will trade. Strategic Warrant Holders may resell all or a portion of such Strategic Warrants from time to time in market transactions through any market on which the Strategic Warrants are then traded (if any), in negotiated transactions or otherwise, and at prices and on terms determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

Transfer Agent for Strategic Warrants

The transfer agent for our Strategic Warrants is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Outstanding Strategic Warrants and Holders

As of February 9, 2015 there were 6,422,124 Strategic Warrants issued and outstanding, 3,211,062 of which are exercisable at $5 per Common Share and 3,211,062 of which are exercisable at $10 per Common Share and, based upon the number of Record Shareholders on January 17, 2012, there are approximately 1,122 holders of our Strategic Warrants.

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Common Stock

The holders of our Common Stock are entitled to one vote per Common Share on all matters to be voted on by our stockholders including the election of directors. Our stockholders are not entitled to cumulative voting rights and, accordingly the holders of a majority of the Common Shares voting for the election of directors can elect the entire Board of Directors if they choose to do so and, in that event, the holders of the remaining Common Shares will not be able to elect any person to our Board of Directors.

The holders of Common Stock are entitled to receive ratably such dividends or distributions, if any, as may be declared from time to time by the Board of Directors in its discretion from funds or securities legally available therefor and subject to prior dividend rights of holders of any shares of our $.001 par value per share preferred stock (the “Preferred Stock” or “Preferred Shares”) which may be outstanding. Upon Omagine’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of Preferred Shares if any, the holders of our Common Shares are entitled to receive on a pro rata basis our remaining assets available for distribution (See: “Description of Preferred Stock and Tempest Warrants – Preferred Stock” below). Holders of Common Shares have no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such Common Shares. All outstanding Common Shares are, and all Common Shares being offered by this Prospectus will be, fully paid and not liable to further calls or assessment by Omagine.

Dividends and Dividend Policy

The holders of our Common Stock share proportionately, on a per Common Share basis, in all dividends and other distributions declared by our Board of Directors. Other than a 2012 non-cash dividend distribution of rights and warrants to our shareholders, we have not declared any dividends on our Common Stock since inception and do not anticipate paying cash dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any future decisions as to payment of cash or non-cash dividends or distributions on our Common Stock will be at the discretion of the Board of Directors and will depend upon our earnings and financial position at such time and on such other factors as the Board of Directors may then deem relevant.

Transfer Agent

The transfer agent for our Common Stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Outstanding Common Shares and Holders

At February 9, 2015 there were 16,914,602 Common Shares issued and outstanding and, based upon the number of record holders plus the number of individual participants in security position listings at such date, there were approximately 1,074 holders of Common Shares.

DESCRIPTION OF PREFERRED STOCK AND TEMPEST WARRANTS

The following is a summary of the material provisions of our Preferred Stock and Tempest Warrants, restated Certificate of Incorporation and our By-Laws, all as in effect as of the date of this Prospectus. You should also refer to the full text of our restated Certificate of Incorporation and By-Laws which have been filed with the SEC as Exhibits 3(i) and 3(ii) to the Registration Statement of which this Prospectus forms a part. Our total authorized capital stock is 50,850,000 shares of which 850,000 shares are Preferred Stock.

Preferred Stock

As of February 9, 2015 there were no Preferred Shares issued or outstanding. Our Certificate of Incorporation authorizes the issuance of Preferred Shares in one or more series. Our Board of Directors has the authority, without any vote or action by the shareholders, to create one or more series of Preferred Shares up to the limit of our number of authorized but unissued Preferred Shares and to fix the number of Preferred Shares constituting such series and the designation of such series, the voting powers (if any) of the Preferred Shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions adopted by the Board of Directors and providing for the issuance of such series of Preferred Shares. The transfer agent for our Preferred Shares is Omagine.

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Tempest Warrants

As of February 9, 2015 there are 510,000 Tempest Warrants issued and outstanding.

On June 24, 2014, Omagine issued the 1,000,000 Tempest Warrants to an investor, each of which are exercisable for the purchase of one restricted Common Share at a per Common Share exercise price equal to the greater of: (a) $1.00 per Common Share, or (b) 80% of the closing sale price for a Common Share on the Trading Day immediately preceding the relevant exercise date. On August 15, 2014, such investor transferred 240,000 Tempest Warrants to an affiliate and such affiliate exercised 240,000 Tempest Warrants on August 15, 2014 at $1.40 per share for the purchase of 240,000 restricted Common Shares. On October 2, 2014, such investor transferred an additional 250,000 Tempest Warrants to such affiliate and such affiliate exercised 250,000 Tempest Warrants on October 2, 2014 at $1.31 per share for the purchase of 250,000 restricted Common Shares.

As promptly as reasonably possible after each exercise of the purchase rights represented by a Tempest Warrant, Omagine shall deliver to the relevant Holder a certificate representing the Common Shares so purchased and, unless such Tempest Warrant has been fully exercised, expired or redeemed, a new Warrant Certificate representing the balance of the Common Shares subject to such Tempest Warrant. A holder of Tempest Warrants (a “Tempest Warrant Holder”) does not have any voting or other rights as a stockholder of our Company by virtue of being a Tempest Warrant Holder. The person entitled to receive the Common Shares issuable upon any exercise of the purchase rights represented by the Tempest Warrants, shall be treated for all purposes as the holder of such Common Shares of record as of the close of business on the date of exercise. The Tempest Warrants may be exercised only for whole restricted Common Shares.

The Tempest Warrants are transferrable and a Tempest Warrant Holder may transfer all or part of the Tempest Warrants (but no fractional Tempest Warrant) at any time on the books of Omagine upon surrender of the Tempest Warrant Certificate(s) properly endorsed. Upon such surrender, Omagine shall issue and deliver to the transferee a new Tempest Warrant Certificate representing the Tempest Warrants so transferred. Upon any partial transfer, Omagine shall also issue and deliver to the Tempest Warrant Holder a new Tempest Warrant Certificate representing the Tempest Warrants not so transferred.

During the period within which the Tempest Warrants may be exercised, Omagine shall at all times have authorized and reserved for issuance enough Common Shares for the full exercise of the purchase rights represented by the then unexercised Tempest Warrants. If Omagine dissolves, liquidates or winds up its business before the exercise, expiration or redemption of the Tempest Warrants, any Tempest Warrant Holder shall be entitled, upon exercising its Tempest Warrants, to receive in lieu of the Common Shares receivable upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to such Tempest Warrant Holder upon any such dissolution, liquidation or winding up with respect to such Common Shares, had such Tempest Warrant Holder been the holder of record on the record date for the determination of those entitled to receive any such liquidating distribution or, if no record is taken, upon the date of such liquidating distribution. Omagine shall pay all issue and other taxes that may be payable in respect of any issue or delivery of Common Shares upon the exercise of Tempest Warrants. The Tempest Warrants are governed by and shall be construed and enforced in accordance with the laws of the State of New York.

Both the Tempest Warrants and the Common Shares issuable upon exercise of the Tempest Warrants are “restricted securities” as that term is defined in the Securities Law. Omagine has no obligation nor present intention to register with the SEC either the Tempest Warrants or the Common Shares underlying the Tempest Warrants.

The Tempest Warrants are subject to adjustment in the event of a stock split, combination or subdivision of the Common Stock or a dividend, reclassification, reorganization, or spin off. The Tempest Warrants may be exercised in whole or in part but only for whole shares of restricted Common Stock and the Tempest Warrants are not redeemable by Omagine. The Tempest Warrants are exercisable at the option of the Tempest Warrant Holder at any time up until their expiration at 5 p.m. Eastern Time in the United States on June 23, 2016.

Transfer Agent for the Tempest Warrant

The transfer agent for the Tempest Warrants is Omagine.

Outstanding Tempest Warrants and Holders

As of February 9, 2015 there were 510,000 Tempest Warrants issued and outstanding and there is one holder of our Tempest Warrants.

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THE WARRANT DISTRIBUTION

We distributed 6,422,124 Strategic Warrants consisting of 3,211,062 $5 Warrants and 3,211,062 $10 Warrants to the Record Shareholders, at no charge to the Record Shareholders. The Strategic Warrants are exercisable for the purchase of up to an aggregate of 6,422,124 shares of our Common Stock. Each Record Shareholder received one $5 Warrant and one $10 Warrant for each four (4) Common Shares held of record by such Record Shareholder at the Record Time. No fractional Strategic Warrants were issued and fractional Strategic Warrants resulting from the calculation of the number of Strategic Warrants due to be distributed on an aggregate basis as to any Record Shareholder were rounded up to the nearest whole number of Strategic Warrants. Each $5 Warrant is exercisable for the purchase of one Common Share at an Exercise Price of $5.00 per share and each $10 Warrant is exercisable for the purchase of one Common Share at an Exercise Price of $10.00 per share. The Strategic Warrants may be redeemed by Omagine at any time upon thirty (30) days prior written notice from Omagine, and if not so redeemed, they will remain valid and exercisable until 5:00 p.m., Eastern Time in the United States on December 31, 2015. Notwithstanding the foregoing, no Strategic Warrants will be exercisable and we will not be obligated to issue any Common Shares issuable upon the exercise of such Strategic Warrants unless (i) at the time the Holder thereof seeks to exercise such Strategic Warrant, we have a registration statement under the Securities Act in effect covering the Common Shares issuable upon the exercise of such Strategic Warrant and a current prospectus relating to our Common Stock, and (ii) the Common Shares issuable upon such exercise have been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of such Holder. Holders do not have any voting or other rights as a stockholder of our Company by virtue of being a Holder. The Strategic Warrants do not contain any anti-dilution provisions and may be exercised only for full shares of Common Stock. The Exercise Price and the number of shares of Common Stock that Omagine must issue upon exercise of the Strategic Warrants shall not be subject to adjustment for any reason, including but not limited to, any combinations or subdivisions of Common Stock or any dividend, reclassification, reorganization, merger or spin off. We will not issue fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock upon the exercise of any Strategic Warrant.

Delivery of Strategic Warrants

Promptly after the effective date of (i) the Rights Registration and (ii) the Warrant Registration and the receipt by Omagine of the California Approval, we delivered two Warrant Certificates representing the $5 Warrants and the $10 Warrants (or the same were electronically delivered) to each Record Shareholder.

Reasons for the Warrant Distribution

The Strategic Warrants are part of our recapitalization plan. We distributed the Strategic Warrants to the Record Shareholders because we wanted to acknowledge our longstanding and loyal shareholders while at the same time continue to conserve our cash reserves. We believe raising capital through the possible exercise of the Strategic Warrants has the advantage of providing our stockholders the opportunity to participate in the Strategic Warrant exercise on a pro rata basis and, if all stockholders exercise their Strategic Warrants, avoid dilution of their ownership interest in Omagine. It is not possible to predict if any Strategic Warrants will ever be exercised. We intend, now that the DA is signed, to use the net proceeds, if any, from the exercise of Strategic Warrants for general corporate purposes associated with rapidly scaling up the Company’s activities and number of employees as required to manage its business in Oman and elsewhere.

Redemption Date and Time

Upon thirty days prior written notice specifying the Redemption Date and the Strategic Warrants to be redeemed, Omagine may redeem some or all of the unexercised Strategic Warrants at the Redemption Price. In the event of such a redemption by Omagine, Holders may exercise their Strategic Warrants scheduled for redemption at any time prior to the Redemption Time. The Redemption Price shall be paid in cash by Omagine to the relevant Holders as soon as practicable after the Redemption Date and such Strategic Warrants being redeemed shall not be deemed to be outstanding for any purpose whatsoever after the Redemption Date. The Redemption Date shall also be the date on which a Holder's right to exercise Strategic Warrants being redeemed shall terminate. In the event of a redemption of Strategic Warrants by Omagine therefore, you may still exercise your Strategic Warrants being redeemed if you wish to do so, but you will be required to exercise such Strategic Warrants before the Redemption Time.

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Any redemption of Strategic Warrants will be at the discretion of the Board of Directors. We intend to redeem the Strategic Warrants if the market price of our Common Stock is ever higher than the relevant Exercise Price by an amount and for a duration that, in the opinion of the Board of Directors, would make such redemption in the best interests of Omagine.

Expiration Date and Expiration Time

Pursuant to a resolution of the Board of Directors dated January 5, 2015, the expiration of all 6,422,124 Strategic Warrants was extended and they now expire on December 31, 2015. Unless redeemed earlier by Omagine, the Strategic Warrants are valid and may be exercised at any time prior to the Expiration Time which is 5 p.m. Eastern Time in the United States on December 31, 2015.

If Strategic Warrants are redeemed by Omagine before the Expiration Date, you may still exercise such Strategic Warrants scheduled for redemption at any time prior the relevant Redemption Time. If you do not exercise your Strategic Warrants scheduled for redemption prior to such Redemption Time, such Strategic Warrants will no longer be exercisable after the Redemption Time and any such Strategic Warrants which are not exercised before the relevant Redemption Time will be redeemed by Omagine and the relevant Holders will be paid the Redemption Price of such Strategic Warrants as soon as practicable subsequent to the Redemption Date. We will not be required to issue Common Shares to you if the Warrant Agent receives your Warrant Certificate(s) representing Strategic Warrants scheduled for redemption, any required document or your Warrant Payment after the relevant Redemption Time of such Strategic Warrants.

If you do not exercise your Strategic Warrants which are not redeemed by Omagine prior to the Expiration Time, such Strategic Warrants will no longer be exercisable after the Expiration Time and any such Strategic Warrants which are not exercised before the Expiration Time will expire void and worthless without any payment to the Holders thereof. We will not be required to issue Common Shares to you if the Warrant Agent receives your Warrant Certificate(s) representing Strategic Warrants which have not been previously redeemed, any required document or your Warrant Payment after the Expiration Time.

If you hold your Strategic Warrants in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the Strategic Warrants on your behalf in accordance with your instructions. Please note that your nominee may establish a deadline before the Expiration Date or the relevant Redemption Date, as the case may be.

Although the Board of Directors retains the authority to do so, we do not presently intend to further extend the Expiration Date.

Method of Exercising Strategic Warrants

The exercise of Strategic Warrants is irrevocable and may not be cancelled or modified. The number of Common Shares you may purchase upon exercise of your Strategic Warrants is equal to the number of Strategic Warrants you hold. You may exercise some, all or none of your Strategic Warrants.

You may exercise your Strategic Warrants by delivering a properly completed and duly executed Warrant Certificate(s) and all other required documents, together with your Warrant Payment, to the Warrant Agent at the address given below under “Warrant Agent” before the earlier of the Expiration Time or the Redemption Time, as the case may be. If you deposit your Strategic Warrants into a brokerage account and they are then held in the name of a broker, dealer, custodian bank or other nominee on your behalf in electronic (non-certificated) form, you should follow the instructions of your broker, dealer, custodian bank or other nominee if you want to exercise your Strategic Warrants.

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Payment Method

As described in the instructions accompanying the Warrant Certificates sent to you, Warrant Payments submitted by a Holder to the Warrant Agent must be made in U.S. currency, by one of the following three methods:

1)	by a cashier’s check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”;
2)	by an uncertified check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”;

delivered by mail, hand delivery or overnight courier to:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Reorganization Department

For Confirmation or Information:

Telephone: (212) 509-4000, ext. 536

3)	by wire transfer of immediately available funds to the following account:

JPMorgan Chase

ABA # 021-000021

Continental Stock Transfer & Trust Company as agent for Omagine

Acct # 957-342764

FBO Omagine, Inc. Warrant Exercise

Any wire transfer should clearly indicate the identity of the Holder making the Warrant Payment by wire transfer.

Warrant Payments will be deemed to have been received upon (i) clearance of any cashier’s check or uncertified check, or (ii) receipt of collected funds in the account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Holders who wish to pay the Warrant Payment by means of an uncertified check are urged to make payment sufficiently in advance of the Expiration Date or relevant Redemption Date to ensure that such Warrant Payment is received and clears by such date.

If you hold your Strategic Warrants in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

You should read and strictly follow the instruction letter accompanying the Warrant Certificates sent to you. Do not send Warrant Certificates or Warrant Payments directly to us. We will not consider your Strategic Warrants to be exercised until the Warrant Agent has received delivery of a properly completed and duly executed Warrant Certificate(s), all other required documents and your Warrant Payment.

The method of delivery of Warrant Certificates, all other required documents and payment of the Warrant Payment to the Warrant Agent will be at the risk of the Holders. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Warrant Agent and clearance of your Warrant Payment before the earlier of (a) the Expiration Date, or (b) the relevant Redemption Date.

Incomplete or Incorrect Strategic Warrant Exercise Documents or Payment

If you fail to properly complete and duly sign the Strategic Warrant Certificate(s) and all other required documents, or otherwise fail to follow the procedures that apply to the exercise of your Strategic Warrants before the earlier of (a) the Expiration Time, or (b) the relevant Redemption Time, the Warrant Agent will reject the exercise of your Strategic Warrants or accept it only to the extent of the Warrant Payment received. Neither we nor our Warrant Agent accepts any responsibility to contact you concerning an incomplete or incorrect Strategic Warrant exercise document, nor are we under any obligation to correct any such document. We have the sole discretion to determine whether a Strategic Warrant exercise properly complies with the Strategic Warrant exercise procedures.

If you send a Warrant Payment that is insufficient to exercise the number of Strategic Warrants you requested to be exercised, or if the number of Strategic Warrants you are requesting to be exercised is not specified in the forms, the exercise of your Strategic Warrants will be given effect to the fullest extent possible based on the amount of the Warrant Payment received, with such Warrant Payment being applied first against the exercise of any $5 Warrants you hold and the excess Warrant Payment, if any, being applied against the exercise of any $10 Warrants you hold Any unapplied excess Warrant Payment received by the Warrant Agent will be returned, without interest or penalty, as soon as practicable following the date of such exercise.

Warrant Agent

The Warrant Agent for the issuance, transfer and exercise of the Strategic Warrants is Continental Stock Transfer & Trust Company. If you want to exercise or transfer your Strategic Warrants, the Warrant Certificate(s) and all other required documents (including the Warrant Payment in the event of an exercise) must be delivered to the Warrant Agent by one of the methods described below:

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By Mail, Hand or Overnight Courier, to:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Reorganization Department

For Confirmation or Information:

Telephone: (212) 509-4000, ext. 536

If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Warrant Agent and clearance of your Warrant Payment before the earlier of either the relevant Redemption Date or the Expiration Date, as the case may be. You may also send your Warrant Payment by wire transfer. See “Payment Method” above for more information. Do not send or deliver these materials or payments to us.

You and, if applicable, your nominee are solely responsible for completing delivery to the Warrant Agent of your Warrant Certificate(s), all other required documents and your Warrant Payment. You should allow sufficient time for delivery of your materials and Warrant Payment to the Warrant Agent and clearance of your Warrant Payment before the Expiration Time or earlier Redemption Time. If you hold your Strategic Warrants through a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the Expiration Date or Redemption Date. If you deliver Warrant Certificates, any other required documents or Warrant Payments in a manner different than that described above, we may not honor the exercise of your Strategic Warrants.

No Fractional Strategic Warrants or Common Shares

We have not issued and will not issue fractional Strategic Warrants and we will not issue fractional Common Shares upon the exercise of any Strategic Warrant. Fractional Strategic Warrants resulting from the calculation of the number of Strategic Warrants to be distributed on an aggregate basis as to any Record Shareholder were eliminated by rounding up to the nearest whole number of Strategic Warrants. All $5 Warrants are exercisable at $5.00 per Common Share and all $10 Warrants are exercisable at $10.00 per Common Share. Each Strategic Warrant is exercisable for one whole Common Share and may only be exercised for whole Common Shares.

Beneficial Owners

If you are or become a beneficial owner of Strategic Warrants by having your Strategic Warrants held in the name of a broker, custodian bank or other nominee and you wish to exercise your Strategic Warrants, you will need to have your nominee act for you. To indicate your decision with respect to your Strategic Warrants, you should follow the instructions of your nominee. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the relevant Redemption Date or Expiration Date, as the case may be.

No Recommendation to Holders

Our Board of Directors is not making a recommendation regarding any exercise of your Strategic Warrants. Holders who exercise Strategic Warrants risk investment loss on money invested. The market price, if any, of our Strategic Warrants may be volatile and such market price volatility may prevent you from being able to sell the Strategic Warrants when you want to or at prices you find attractive. The market price of our Common Shares may also be volatile and, accordingly, the Common Shares that you purchase by exercising your Strategic Warrants may trade at a price lower than the Exercise Price that you paid to exercise such Strategic Warrants and such market price volatility may prevent you from being able to sell the Common Shares when you want to or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms and Exercise Prices of the Strategic Warrants. Please see “Risk Factors” for a discussion of some of the risks involved in exercising Strategic Warrants and investing in our Common Shares.

Market for Common Shares

The Common Shares issuable upon exercise of the Strategic Warrants will be quoted on the OTCQB under the symbol “OMAG.”

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Transferability of and Market for Strategic Warrants

The Strategic Warrants are transferable until the Expiration Date or earlier Redemption Date and we cannot give you any assurance that the Strategic Warrants will be quoted and eligible to trade on the OTCQB (or any trading platform) or that a market for the Strategic Warrants will develop or if a market does develop, whether it will be sustainable during the time that the Strategic Warrants are valid or at what prices the Strategic Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Strategic Warrants or as to the value you may receive in a sale. There can be no assurance that a market will ever develop for the Strategic Warrants. Even if a market for the Strategic Warrants does develop, the price of the Strategic Warrants may fluctuate and liquidity may be limited. If a market for the Strategic Warrants does not develop, then holders of the Strategic Warrants may be unable to resell the Strategic Warrants. Therefore, we cannot assure you that you will be able to sell any of your Strategic Warrants or as to the value you may receive in a sale.

Method of Transferring Strategic Warrants

You may transfer all or a portion of the Strategic Warrants distributed to you. Any portion of the Strategic Warrants evidenced by your Warrant Certificates representing whole and not any fractional Strategic Warrants may be transferred by delivering to the Warrant Agent a Warrant Certificate properly endorsed for transfer, with instructions to register that portion of the Strategic Warrants indicated in the name of the transferee and to issue a new Warrant Certificate to the transferee evidencing the transferred Strategic Warrants.

If you wish to transfer all or a portion of your Strategic Warrants, you should allow a sufficient amount of time prior to the Expiration Date or the relevant Redemption Date, as the case may be, for the transfer instructions to be received and processed by the Warrant Agent. Once processed by the Warrant Agent, the transferee receiving all or a portion of your Strategic Warrants will need sufficient time to exercise or sell the Strategic Warrants evidenced by the new Warrant Certificate(s) that it receives. You will also need adequate time to obtain a new Warrant Certificate representing your remaining Strategic Warrants, if any. The required time will depend upon the method by which delivery of the Warrant Certificate(s) is made and the number of transactions you instruct the Warrant Agent to effect. Please bear in mind that the Strategic Warrants are valid only for the time period beginning on the Issue Date and ending on the earlier of the relevant Redemption Date or the Expiration Date. Neither we nor the Warrant Agent shall have any liability to a transferee or you if Warrant Certificates or any other required documents or payments are not received in time for exercise, transfer or sale prior to the relevant Redemption Time or the Expiration Time.

A new Warrant Certificate will be issued to you if you transfer a portion of your Strategic Warrants. Your new Warrant Certificate representing your retained Strategic Warrants will be mailed to you unless you otherwise instruct the Warrant Agent.

Validity of Transfer or Exercise of Strategic Warrants

We will resolve all questions regarding the validity and form of the transfer or exercise of Strategic Warrants, including time of receipt. Our determination will be final and binding. Once made, transfer or exercise of Strategic Warrants and directions are irrevocable, and we will not accept any alternative, conditional or contingent transfer or exercise of Strategic Warrants or directions. We reserve the absolute right to reject any transfer or exercise of Strategic Warrants or directions not properly submitted or the acceptance of which would be unlawful. You must provide missing documents, payments or information, correct any inaccurate information and resolve any other discrepancies in connection with your transfer or exercise of any Strategic Warrants before such Strategic Warrants expire or are redeemed, unless we waive those defects in our sole discretion. Neither we nor the Warrant Agent are under any duty to notify you or your representative of defects in your proposed transfer or exercise of Strategic Warrants. A proposed transfer or exercise of Strategic Warrants will be considered accepted only when the Warrant Agent timely receives a properly completed and duly executed Strategic Warrant Certificate(s) and any other required documents and, in the case of an exercise, the Strategic Warrant Payment for the Common Shares purchased pursuant to the exercise of Strategic Warrants including final clearance of any uncertified check. Our interpretations of the terms and conditions of the Strategic Warrants will be final and binding.

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No Revocation or Change

Once you submit the Warrant Certificate(s) or have instructed your nominee of your Strategic Warrant exercise or transfer request, you are not allowed to revoke or change the exercise or transfer of your Strategic Warrants or request a refund of monies paid. All exercises and transfers of Strategic Warrants are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your $5 Warrants unless you are certain that you wish to purchase Common Shares at the Exercise Price of $5 per share and you should not exercise your $10 Warrants unless you are certain that you wish to purchase Common Shares at the Exercise Price of $10 per share.

Shareholder Rights

Holders do not have any voting or other rights as a stockholder of our Company by virtue of being a Holder. The person entitled to receive the shares of Common Stock issuable upon any exercise of the purchase rights represented by the Strategic Warrants, shall be treated for all purposes as the holder of such shares of record as of the close of business on the date of exercise. As soon as practicable following the exercise of any Strategic Warrants, the Common Shares that you purchased by exercising such Strategic Warrants will be (a) delivered to you in certificate form if you hold your Strategic Warrants in certificate form at the time of such exercise, or (b) electronically delivered to your nominee if you hold your Strategic Warrants in electronic form at the time of such exercise.

Fees and Expenses

We will pay all fees charged by the Warrant Agent and all other expenses incurred by us in the Warrant Distribution and with respect to the transfer agent fees associated with the issuance and transfer of the Common Shares underlying the Strategic Warrants. You are responsible for paying any commissions, fees, taxes or other expenses incurred by you in connection with the exercise of your Strategic Warrants.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences to U.S. Holders (as defined below) resulting from the receipt, exercise and disposition of the Strategic Warrants acquired in the Warrant Distribution and the material tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of the ownership of shares of Common Stock received upon exercise of the Strategic Warrants.

You are a U.S. Holder if you are a beneficial owner of Strategic Warrants or shares of Common Stock and you are:

• an individual citizen or resident of the United States;
• a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
• an estate whose income is subject to United States federal income tax regardless of its source; or
• a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the U.S. Internal Revenue Code (“Code”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

You are a “Non-U.S. Holder” if you are a beneficial owner of Strategic Warrants or shares of Common Stock and are not a U.S. Holder and are not a partnership or other entity treated as a partnership for United States federal income tax purposes.

The following discussion is based upon the provisions of the Code, regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. Holders who acquire the Strategic Warrants in the Warrant Distribution. Further, this discussion assumes that the Strategic Warrants or shares of Common Stock issued upon exercise of the Strategic Warrants will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. Holder that may be subject to special tax rules, including, without limitation:

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•	banks, insurance companies or other financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	dealers in securities or commodities;
•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;
•	tax-exempt organizations;
•	persons liable for alternative minimum tax;
•	persons that hold shares of Common Stock as part of a straddle or a hedging or conversion transaction;
•	persons whose “functional currency” is not the United States dollar.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the Strategic Warrants or holds shares of Common Stock received upon exercise of the Strategic Warrants, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the Strategic Warrants or the ownership of shares of Common Stock received upon exercise of the Strategic Warrants.

This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the Strategic Warrants acquired in the Warrant Distribution and the ownership of shares of Common Stock received upon exercise of the Strategic Warrants.

Taxation

Receipt of Strategic Warrants

Your receipt of Strategic Warrants in the Warrant Distribution should be treated as a nontaxable distribution for United States federal income tax purposes. The discussion below assumes that the receipt of Strategic Warrants will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Strategic Warrants

Your tax basis of the Strategic Warrants for United States federal income tax purposes will depend on the fair market value of the Strategic Warrants you receive and the fair market value of your existing shares of Common Stock on the date you receive the Strategic Warrants.

If the fair market value of the Strategic Warrants you receive is 15% or more of the fair market value of your existing shares of Common Stock on the date you receive the Strategic Warrants, then you must allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Strategic Warrants you receive in proportion to their respective fair market values determined on the date you receive the Strategic Warrants. If the fair market value of the Strategic Warrants you receive is less than 15% of the fair market value of your existing shares of Common Stock on the date you receive the Strategic Warrants, the Strategic Warrants will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Strategic Warrants you receive in proportion to their respective fair market values determined on the date you receive the Strategic Warrants. If you choose to allocate the tax basis between your existing shares of Common Stock and the Strategic Warrants, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the Strategic Warrants. Such an election is irrevocable. The fair market value of the Strategic Warrants on the date the Strategic Warrants are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Strategic Warrants on that date. In determining the fair market value of the Strategic Warrants, you should consider all relevant facts and circumstances, including any difference between the Exercise Prices and the trading price of our Common Stock on the date that the Strategic Warrants are distributed, the length of the period during which the Strategic Warrants may be exercised and the fact that the Strategic Warrants are transferable.

Your holding period of the Strategic Warrants will include your holding period of the shares of Common Stock with respect to which the Strategic Warrants were distributed.

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Exercise of Strategic Warrants

You generally will not recognize gain or loss upon exercise of Strategic Warrants. The tax basis of the shares of each Common Share you receive upon exercise of the Strategic Warrants generally will equal the sum of (i) the relevant Exercise Price and (ii) the tax basis, if any, of the Strategic Warrants as determined above. Your holding period of the shares of Common Stock you receive upon exercise of the Strategic Warrants will begin on the date the Strategic Warrants are exercised.

Expiration of Strategic Warrants

If you do not exercise the Strategic Warrants, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of Common Stock previously allocated to the Strategic Warrants not exercised will be re-allocated to the existing shares.

Sale of Strategic Warrants

Upon a sale or other disposition of a Strategic Warrant, you will generally recognize a capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Strategic Warrant (if any). Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

Ownership of Common Stock

U.S. Holders:

Dividends

In general, distributions with respect to Common Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. Dividends received by a corporate U.S. Holder may qualify for a dividends-received deduction and dividends received by non-corporate U.S. Holders, including individuals, may qualify for preferential rates of taxation; however, in each case, a certain holding period and other limitations apply.

Gain on Disposition of Common Stock

Upon the sale or other disposition of Common Stock, you will generally recognize capital gain or loss for United States federal income tax purposes equal to the difference between the value of the amount that you realize and your tax basis in Common Stock. Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders:

Dividends

Except as described below, if you are a Non-U.S. Holder of Common Stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payers will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payer:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or
•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

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If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payers generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payer a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and
•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate Non-U.S. Holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a Non-U.S. Holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of Common Stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,
•	you are an individual, you hold the Common Stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or
•	we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Common Stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States account holders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

Federal Estate Taxes

Common Stock held by a Non-U.S. Holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a Non-U.S. Holder, we and other payers are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to (a) dividend payments and (b) the payment of the proceeds from the sale of Common Stock effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

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•	the payer or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payer or broker:
•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or
•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or
•	you otherwise establish an exemption.

 Payment of the proceeds from the sale of Common Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Common Stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,
•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address,
•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Common Stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person,
•	a controlled foreign corporation for United States tax purposes,
•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
•	a foreign partnership, if at any time during its tax year:

i.	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
ii.	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

LEGAL MATTERS

The validity of our Strategic Warrants and Common Stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our consolidated financial statements at December 31, 2013 and for the two years then ended appearing in this Prospectus have been audited by Michael T. Studer, CPA P.C., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this Prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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DESCRIPTION OF BUSINESS

Overview

Omagine is the successor to Alfa International Corp. and is a holding company which conducts substantially all its operations through its 60% owned subsidiary LLC and its wholly-owned subsidiary JOL. Omagine and JOL organized LLC in Oman and initially capitalized it at 20,000 Omani Rials [$52,000] (the “OMAG Initial Equity Investment”).

We are focused on entertainment, hospitality and real estate development opportunities in the MENA Region and on the design and development of unique tourism destinations. Our mission is to develop, own and operate innovative projects in the MENA Region which have tourism components that are thematically imbued with culturally aware, historically faithful, and scientifically accurate entertainment experiences. We design the tourism elements to be modern and stylish while emphasizing the world’s great art, music, culture, science and philosophy.

LLC was organized to design, develop, own and operate the Omagine Project which we expect to be our archetype for future projects in the MENA Region.  (See “The Omagine Project” below in this section). The Company presently concentrates the majority of its efforts on the business of LLC and specifically on the Omagine Project.

Omagine’s 100% ownership of LLC was reduced to 60% in May 2011 pursuant to the Shareholder Agreement among Omagine, JOL and the New Shareholders. (See: “The Shareholder Agreement” below in this section).

Omagine's executive office is located at The Empire State Building, 350 Fifth Avenue, 48th Floor, New York, NY 10118, and its telephone number is 212-563-4141. LLC leases an office in Muscat, Oman. Our website address is www.omagine.com.

The Omagine Project

LLC has entered into a Development Agreement (the “DA”) with the Government of Oman (the "Government") with respect to the development in Oman by LLC of the Omagine Project - a mixed-use tourism and residential real estate project which is expected to take more than five years to complete. The DA was signed by the Minister of Tourism on behalf of the Government and now must be ratified by the Ministry of Finance (“MOF”), after which the Usufruct Agreement, which is an exhibit to and part of the DA, must also be separately signed by the Minister of Tourism and by the Minister of Housing and then registered by LLC with the Ministry of Housing (See: “The Development Agreement and the Usufruct Agreement”, below).

The Omagine Project will be developed on one million square meters (equal to 100 hectares or approximately 245 acres) of beachfront land facing the Gulf of Oman just west of the capital city of Muscat and approximately six miles from Muscat International Airport (the "Omagine Site"). The Omagine Project will require substantial financing to complete (See: “The Shareholder Agreement / LLC Capital Structure” and “Financial Advisor”, below).

The Omagine Project is planned to be an integration of cultural, heritage, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 20 meters (60 feet) in diameter; associated exhibition buildings; an open air boardwalk, amphitheater and stage; open space green landscaped areas; a canal and enclosed harbor and marina area; retail shops and restaurants; entertainment venues; boat slips and docking facilities; a five-star resort hotel; a four-star hotel; and possibly an additional three or four-star hotel; shopping and retail establishments integrated with the hotels; commercial office buildings; and more than two thousand residences to be developed by LLC for sale.

The Government has issued a license to LLC designating the Omagine Project as an Integrated Tourism Project (“ITC License”) thereby permitting the sale by LLC of the freehold title to the land within the Omagine Project (the “Project Land”) and properties which are developed within the Omagine Project to any person, including any non-Omani person. Significant commercial, retail, entertainment and hotel elements are included in the Omagine Project and LLC therefore plans to also ultimately be in the property management, hospitality and entertainment businesses.

The Development Agreement and the Usufruct Agreement

The contract between the Government and LLC that governs the design, development, construction, management and ownership of the Omagine Project, the use and sale by LLC of the Project Land and the Government’s and LLC’s rights and obligations with respect to the Omagine Project, is the Development Agreement. (See: Exhibits 10.24 and 10.25).

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The Government of Oman signed the Development Agreement with LLC on October 2, 2014 (the “Execution Date”). The DA must now be ratified (countersigned) by the MOF which process we have been informed by MOT is presently underway. The DA specifies that “the Government shall use its reasonable endeavours to do all things as are necessary to achieve Ratification within ninety (90) days after the Execution Date”. As of the date hereof Ratification by MOF has not yet occurred but management is not presently concerned about this quite common Government procedural delay and expects Ratification to occur within the near future.

The DA defines: (i) the “Effective Date” as the date Ratification occurs; (ii) the “Minimum Build Obligation” or “MBO” as the substantial completion of the construction only of the seven Pearl buildings and one hotel building; and (iii) the “MBO Completion Date” as the date such substantial completion of the MBO is achieved.

The DA requires LLC to substantially complete the MBO within five (5) years of the Effective Date, as such time period may be extended per the DA. (i.e. within five (5) years of the Ratification date). The five (5) year time period allocated to complete the MBO begins on the Effective Date and the term of the DA is for 20 years after the Effective Date. (See: “Business of the Company”).

In anticipation of the Effective Date occurring, management has, since the October 2, 2014 Execution Date, undertaken a burst of activities associated with the financing, master planning, engineering, design and construction efforts for the Omagine Project, the land valuation process for the Omagine Site and the ramp-up of Omagine LLC’s organizational activities in Oman.

The contracts between the Government and LLC governing the land constituting the Omagine Site are the DA and the UA. The UA is an exhibit to and is incorporated by reference into the DA and both the DA and the UA stipulate that in the event of any conflict between the terms and conditions of the DA and the terms and conditions of the UA, the terms and conditions of the DA will control.

The Usufruct Agreement must be separately signed by the Minister of Tourism and the Minister of Housing and then registered at the Ministry of Housing (“MOH”). As a matter of Governmental protocol, such UA signing by the Minister of Tourism may occur only after the DA is first ratified by the MOF. Only after signature by MOT may the Usufruct Agreement be then also signed by the Minister of Housing. After signature by the Minister of Housing, the Usufruct Agreement may then be registered at the MOH.

After Ratification of the DA by the MOF (by counter-signature of the DA by the Minister of Finance) and signature of the UA by both the Minister of Tourism and the Minister of Housing, the MOH will contact LLC to arrange for a representative of LLC to come to MOH to: (i) counter-sign the UA in the presence of MOH staff, (ii) register the UA with MOH, and (iii) pay the appropriate usufruct registration fee.

The foregoing DA Ratification and UA registration processes are routine bureaucratic procedures, but they are not automatic and, although management has been repeatedly assured by both MOT and MOF that the Ratification process is underway, and although management is not presently concerned about this quite common Government procedural delay and expects Ratification to occur within the near future, no assurance can be given at this time about when these two bureaucratic processes of Ratification of the DA by MOF and registration of the UA with MOH will be completed until they are actually completed. The term of the Usufruct Agreement is for fifty (50) years from the date it is registered with the MOH (the “Usufruct Term”) and it is renewable for an additional period upon the agreement of the parties.

The DA and UA grant LLC the right to use, control, develop and sell the Project Land (to itself or others) pursuant to the terms of the DA and UA. The DA obligates LLC, beginning on the fifth anniversary of the registration of the UA with the Ministry of Housing, to pay the Government an annual rental fee equal to three hundred Omani Baisa (equivalent to approximately $0.78) for each square meter of Project Land upon which there is a substantially completed non-residential building (the “Usufruct Rent”). No Usufruct Rent is due or owing during the first five years after the registration of the UA with the MOH (the “Rent Free Period”) and no Usufruct Rent is ever due or owing with respect to plots of Project Land (i) on which there is a residential building, or (ii) on which there is not a substantially completed non-residential building (i.e. Project Land that is open space, roads, building work-in-progress, etc.).

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The DA also obligates LLC to pay the Government twenty-five (25) Omani Rials (equivalent to approximately $65) for each square meter of Project Land purchased directly by LLC or sold by LLC to any third party (the “Land Price Payment”). At the present time, local real estate agents conservatively estimate that the average selling price for land at the Omagine Site would be at least 250 Omani Rials (approximately $650) per square meter.

Non-Omani persons (such as expatriates living and working in Oman) are not permitted by Omani law to purchase land or residences in Oman outside of an Integrated Tourism Complex (“ITC”). The Government’s designation and licensing of the Omagine Project as an ITC therefore permits LLC to sell the freehold title to Project Land and properties which are developed on Project Land to any individual or juristic person - Omani or non-Omani.

Since the DA and UA grant LLC the right to sell the freehold title to all Project Land and buildings in the Omagine Project, LLC does not anticipate that there will be any unsold Project Land or buildings at the expiration of the 50 year Usufruct Term.

The foregoing summary of some of the terms of the Development Agreement and of the Usufruct Agreement does not purport to be complete and is qualified in its entirety by reference to the full texts of such agreements. The full text of the Development Agreement is attached hereto as Exhibits 10.24 and 10.25. The full text of the Usufruct Agreement is contained in Schedule 2A of the Development Agreement.

The Shareholder Agreement / LLC Capital Structure

In May 2011, three new investors (the “New Shareholders”) and Omagine and JOL entered into the Shareholder Agreement pursuant to which, among other things, Omagine’s 100% ownership of LLC was reduced to 60%. The Shareholder Agreement is attached hereto as Exhibit 10.5.

The New Shareholders are:

i.	The office of Royal Court Affairs (“RCA”), an Omani organization representing the personal interests of His Majesty Sultan Qaboos bin Said, the ruler of Oman, and
ii.	Two subsidiaries of Consolidated Contractors International Company, SAL (“CCIC”). CCIC is a 60 year old Lebanese multi-national company headquartered in Athens, Greece having approximately five and one-half (5.5) billion dollars in annual revenue, one hundred twenty thousand (120,000) employees worldwide, and operating subsidiaries in among other places, every country in the MENA Region. The two CCIC subsidiaries which are LLC shareholders are:
a.	Consolidated Contracting Company S.A., a wholly owned Panamanian subsidiary of CCIC which is CCIC’s investment arm (“CCC-Panama”), and
b.	Consolidated Contractors (Oman) Company LLC, CCIC’s operating subsidiary in Oman which is a construction company with approximately 13,000 employees in Oman (“CCC-Oman”).

Pursuant to the provisions of the Shareholder Agreement, LLC acknowledged the 20,000 Omani Rial ($52,000) OMAG Initial Equity Investment from Omagine and sold newly issued shares of its capital stock to Omagine and to the New Shareholders for an aggregate cash investment amount of 26,968,125 Omani Rials ($70,117,125) (the “New Investment”) plus a non-cash payment-in-kind investment of the land constituting the Omagine Site (the “PIK”).

The 26,968,125 Omani Rial [$70,117,125] aggregate cash New Investment was or will be invested in two stages.

The first stage was invested before the DA was signed.

The second stage will be invested by Omagine and each of the New Shareholders (each investment, a “Deferred Cash Investment”) after the date hereof and in the amounts - and subject to the satisfaction of the conditions precedent for each such Deferred Cash Investment - as specified below.

The first stage of the New Investment into LLC consisting of an aggregate of 130,000 Omani Rials [$338,000] was made by Omagine and the New Shareholders before the DA was signed as follows:

i.	Omagine invested an additional 70,000 Omani Rials ($182,000) into LLC for a total investment to date by Omagine of 90,000 Omani Rials [$234,000], and
ii.	CCIC (through its 2 subsidiaries) invested 22,500 Omani Rials ($58,500) into LLC, and
iii.	RCA invested 37,500 Omani Rials ($97,500) into LLC.

LLC is presently capitalized at 150,000 Omani Rials ($390,000) and, as of the date hereof, Omagine has also advanced it an additional 110,000 Omani Rials ($286,000). Omagine has also continued to pay for most of LLC’s operating expenses to date. A summary of LLC’s capital structure as of the date hereof is as follows:

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Omagine LLC
Shareholder	Percent Ownership	Investment (Omani Rials)	Investment (US Dollars)	Cash Advance (Omani Rials)
Omagine	60%	90,000	$234,000	110,000
RCA	25%	37,500	$97,500	0
CCC-Panama	10%	15,000	$39,000	0
CCC-Oman	5%	7,500	$19,500	0
Total Capital	100%	150,000	$390,000	110,000

The Shareholder Agreement (See: Exhibit 10.5) defines a “Financing Agreement” as follows:

Financing Agreement means a legally binding agreement between LLC and an investment fund, Lender or other Person, pursuant to which such investment fund, Lender or other Person agrees to provide Debt Financing for the first phase or for any or all phases of the Omagine Project and such legally binding Financing Agreement may or may not be subject to the satisfaction or waiver of certain conditions precedent and the first such Financing Agreement shall be in an amount sufficient to finance the first phase of the Omagine Project’s construction plus the installment payments due to OMAG specified in clause 16.5(i) and clause 16.6.

The Shareholder Agreement defines the “Financing Agreement Date” as follows:

Financing Agreement Date means the Day upon which LLC and an investment fund, Lender or other Person first execute and deliver a Financing Agreement.

Omagine and the New Shareholders also agreed in the Shareholder Agreement that a portion of their New Investment into LLC would be Deferred Cash Investments that would be subject to the satisfaction of certain conditions precedent. Pursuant to the Shareholder Agreement, the aggregate Deferred Cash Investments from Omagine and the New Shareholders totaling 26,838,125 Omani Rials [$69,779,125] will be invested on or before the Financing Agreement Date as follows:

i.	The single condition precedent to Omagine’s Deferred Cash Investment of 210,000 Omani Rials ($546,000) is the signing of the DA. Now that the DA is signed, that condition precedent is satisfied and Omagine will invest an additional 210,000 Omani Rials ($546,000) before the Financing Agreement Date (the “OMAG Final Equity Investment”), 110,000 Omani Rials of which ($286,000) has been advanced to LLC by Omagine as of the date hereof, and
ii.	The three conditions precedent to RCA’s Deferred Cash Investment of 7,640,625 Omani Rials ($19,865,625) and to the CCC-Panama and CCC-Oman aggregate Deferred Cash Investment of 18,987,500 Omani Rials ($49,367,500) are (i) the signing of the DA (which condition precedent is now satisfied), (ii) the occurrence of the Financing Agreement Date, and (iii) the occurrence of the Contract Date, and

Once the Contract Date occurs, the single remaining condition precedent then necessary to be satisfied for the New Shareholders to invest their $69,233,125 aggregate Deferred Cash Investments into LLC is the occurrence of the Financing Agreement Date.

The Payment-In-Kind (“PIK”) Valuation:

In addition to its Deferred Cash Investment mentioned above, RCA is making a further non-cash investment into LLC – the PIK – which investment will be perfected concurrent with the registration of the Usufruct Agreement at the MOH. Only after such value for the PIK is agreed by the Company’s independent accountant and auditor, Deloitte & Touche (M.E.) & Co. LLC, will it be booked in accordance with International Financial Reporting Standards (“IFRS”) on the financial records of LLC as a non-cash capital investment by RCA into LLC.

The PIK represents the value to LLC of the land previously owned by His Majesty Sultan Qaboos bin Said, the ruler of Oman, which His Majesty transferred to MOT on condition it be used for development of the Omagine Project. Pursuant to the DA and UA the MOT granted usufruct rights over such land to LLC. The value of the PIK (the land constituting the Omagine Site) is presently being determined in accordance with the requirements and procedures specified for such a valuation by the Royal Institute of Chartered Surveyors of London, England (“RICS”). The PIK valuation will be done by one or more independent specialized real estate valuation firms who are well known and recognized as such. The process of obtaining the definitive valuation of the PIK is expected to be completed during the first quarter of 2015.

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Management believes that the PIK and the New Investment are the most important parts of LLC’s capital structure and that they were the most difficult to arrange since they are the highest risk portion of such equity capital structure. Both the PIK and the New Investment are memorialized in the Shareholder Agreement.

The Transformation:

At some time prior to September 30, 2015, LLC will transform its corporate structure from a limited liability company into a joint-stock company (the “Transformation”). Subsequent to the Deferred Cash Investments being made, Omagine LLC (or, as the case may be, Omagine SAOC) will then be capitalized at 26,988,125 Omani Rials ($70,169,125) plus the value of the PIK. A summary of Omagine LLC’s / SAOC’s capital structure after such Deferred Cash Investments and PIK valuation are made is as follows:

Omagine SAOC
Shareholder	Percent Ownership	Investment (Omani Rials)	Investment (US Dollars)

Omagine	60%	300,000	$780,000
RCA	25%	7,678,125	$19,963,125	+ PIK *
CCC-Panama	10%	12,673,333	$32,950,666
CCC-Oman	5%	6,336,667	$16,475,334
Total Capital:	100%	26,988,125	$70,169,125	+ PIK *
*	The capital of LLC / SAOC will be increased when the non-cash valuation of the PIK is recorded as a capital investment into LLC. The PIK represents a portion of RCA’s payment to LLC for its 25% ownership of LLC. The value of the PIK will equal the value to LLC that is ultimately assigned to the provision to LLC of the approximately 245 acres of beachfront land constituting the Omagine Site. The value of the PIK is presently being determined in accordance with Omani law and RICS procedures by professional valuation experts.

The CCC-Oman Contract:

In October 2014, LLC management continued and extended its longstanding discussions with CCC-Oman management in Muscat, Oman regarding the CCC-Oman Contract. In November 2014, LLC management held extensive discussions about concluding the CCC-Oman Contract with CCIC management at CCIC headquarters in Athens, Greece. The result of the foregoing meetings was an agreement in principal with respect to the parameters of, and a first draft of, the CCC-Oman Contract (the “Draft Construction Contract”) specifying a two part approach to the process.

Part one is planned to encompass a time period beginning on the Effective Date and lasting approximately 12 months subsequent to the Effective Date (the “Initial Design Period”) during which LLC’s engineers, architects and designers will be undertaking the master-planning, engineering and initial architectural design work for the Omagine Project (the “Initial Design Work”) and during which LLC will pay CCC-Oman for its initial construction activities and services expected to be performed during the Initial Design Period (the “Initial Construction Activities”) via a “bill-of-quantities” specifying unit pricing for each of the Initial Construction Activities Such unit pricing will be pre-agreed upon by LLC and CCC-Oman and included in the final CCC-Oman Contract

Part two (the “Fixed-Price Period”) is planned to encompass the time period beginning at the conclusion of the Initial Design Period and lasting until the conclusion of all remaining specified and required construction work on the Omagine Project (the “Remaining Construction Activities”) are completed. The Fixed-Price Period will commence immediately subsequent to that time when the percentage of completed Design Work is such that design criteria and specifications are established and in a form that is clear enough for LLC and CCC-Oman to agree on a fixed lump-sum price for the Remaining Construction Activities.

The CCC-Oman Contract is presently planned to be based on internationally accepted contracting standards as promulgated by the International Federation of Consulting Engineers [Fédération Internationale des Ingénieurs-Conseils] (“FIDIC”) and/or such other internationally accepted contracting standards agreed by LLC and CCC-Oman and it is expected to contain a set of industry standard performance incentives and penalties to ensure Omagine LLC’s interests are protected and value is delivered.

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Before being finalized, the Draft Construction Contract will be reviewed and analyzed by two expert construction consultants employed by LLC: (i) LLC’s engineering design consultants, and (ii) an Oman quantity surveying company specializing in construction cost consulting. Subsequent to this process (which is presently expected to be completed during the first half of 2015), the Draft Construction Contract will be presented to the LLC shareholders for their consideration and approval.

The costs and expenses associated with the Initial Design Work and the Initial Construction Activities executed during the Initial Design Period could vary substantially depending on the scope of such activities determined to be undertaken by LLC during the Initial Design Period – which determination by LLC will be driven primarily by the availability of financing for such Initial Design Work and Initial Construction Activities.

Financing / Phase One Activities / The Financing Agreement Date:

Notwithstanding anything contained in this section or anywhere else in this Report, including but not limited to the discussion below and elsewhere in this Report, regarding possible, proposed or planned sales of equity and/or debt securities by Omagine or LLC, loans from Omagine to LLC, or the obtaining by LLC of any project finance facilities or other debt facilities with banks, financial institutions or other persons, no assurance can be given at this time as to whether the Company or LLC will be able to obtain the significant amount of financing necessary to execute the development of the Omagine Project.

Management is now in the initial stages of the processes required to arrange the necessary financing to execute the Omagine Project. LLC management is meeting with, interviewing and requesting proposals from a number of banks and financial institutions seeking to act as LLC’s financial adviser (“Financial Adviser”) and it is presently expected that a definitive and binding agreement between one such bank or financial institution will be signed by the end of the first quarter of 2015. No assurance however can be given that any such agreement will be signed until it is actually signed by the parties.

It is anticipated that the Omagine Project will be developed in several “phases’ and therefore several Financing Agreements will be executed during the course of the project’s development, each such Financing Agreement coinciding with the beginning of a new phase of the development. As indicated above, the execution date of the first such Financing Agreement is defined in the Shareholder Agreement as the “Financing Agreement Date”.

Although Omagine and the New Shareholders will have invested an aggregate of 360,000 Omani Rials (equivalent to approximately $936,000) prior to the Financing Agreement Date, the 26,628,125 Omani Rial ($69,233,125) New Shareholder Deferred Cash Investment will not be invested by the New Shareholders or received by LLC until the Financing Agreement Date occurs.

The first phase of the development of the Omagine Project (“Phase One”) will be the Initial Design Period (i.e. the approximately 12 month period immediately subsequent to the Effective Date). The scope of Phase One is presently being determined and will comprise that set of activities designated by LLC as being within Phase One and, subject to the level of financing available for Phase One, it could include all or some of the Initial Design Work (initial planning, design, environmental studies and approvals, master planning), surveying, soil engineering and testing, initial site work, initial additions by LLC of office space, personnel and equipment, and initial administrative, organizational, marketing and public relations efforts (collectively, the “Phase One Activities”). The cost for the Phase One Activities could vary substantially (from between $5 million to over $20 million) depending on the scope of Phase One Activities LLC determines to undertake as Phase One – which determination will be driven primarily by the availability of financing for Phase One.

LLC presently expects that the firm it ultimately selects to be its Financial Adviser (See: “Financial Adviser”) will arrange for the syndication among several banks of debt financing for use by LLC to design, develop and construct the Omagine Project (the “Syndicated Project Financing”). The closing of each tranche (coinciding roughly with the phases of the project) of such Syndicated Project Financing will be memorialized by a Financing Agreement (each, a “Syndicated Financing Agreement”). The arrangement for and closing of such Syndicated Project Financing is presently projected by LLC management to occur within twelve months after the Effective Date.

Provided the execution and delivery of a Syndicated Financing Agreement is the first Financing Agreement to be executed and delivered, the date of such execution and delivery will therefore be the Financing Agreement Date (as defined in the Shareholder Agreement) and the New Shareholders will then be obligated pursuant to the Shareholder Agreement to invest the $69,233,125 New Shareholder Deferred Cash Investment into LLC. If alternate financing is not available, LLC will wait until the closing of the Syndicated Project Financing (and the first Financing Agreement Date) to begin most of the aforesaid Phase One Activities.

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LLC management however is of the opinion that the optimum development plan for the Omagine Project entails a strategy which undertakes the Initial Design Work and the maximum amount of Phase One Activities as soon as possible after the Effective Date. By fully launching the design and development processes in parallel with the up to 12 months required for the Syndicated Project Financing effort, LLC would realize many benefits. This fast-track strategy however is not possible to execute absent significant Phase One financing.

LLC is presently considering several methods to finance this fast-track development strategy for Phase One of the Omagine Project in an effort to facilitate the initiation, early implementation, and completion during the Initial Design Period of the maximum amount of Initial Design Work and Phase One Activities. Some of the financing methods presently under consideration are:

i.	a sale by LLC to non-U.S. investors of mandatory convertible LLC promissory notes (“Notes”), which Notes would automatically convert at a future date into shares of LLC capital stock representing a minority LLC equity stake.
ii.	a secured loan from Omagine to LLC, which loan could be funded by either:
	a.	funds available to Omagine at such time, or
	b.	funds received by Omagine from the sale by Omagine to non-U.S. investors of shares of LLC capital stock owned by Omagine.
iii.	a sale to non-U.S. investors of a minority equity stake in LLC.

The closing of debt financing by LLC sufficient to finance Phase One (the “Phase One Financing”), which Phase One Financing consists of:

1.	the sale of Notes by LLC mentioned in (i) above, or
2.	the Omagine loan to LLC mentioned in (ii) above, or
3.	a combination of the sale of LLC Notes and the Omagine loan to LLC will be memorialized by a written agreement constituting a Financing Agreement (as defined in the Shareholder Agreement) and the date of any such closing, provided it is the first Financing Agreement to be executed, would therefore be the Financing Agreement Date (as defined in the Shareholder Agreement).

Because such Phase One Financing would also trigger the Financing Agreement Date (as defined in the Shareholder Agreement), in addition to financing Phase One, it would also coincidently provide additional advantages to LLC:

  it would accelerate the date the New Shareholders become obligated under the Shareholder Agreement to make their $69,233,125 New Shareholder Deferred Cash Investment into LLC, and it would facilitate the Syndicated Project Financing effort which LLC’s designated financial adviser will be conducting with the bank syndicate because:
a.	LLC’s capital will be increased, and

b.	the CCC-Oman Contract will likely be in effect with its fixed price lump sum provision for the Remaining Construction Activities and such fixed price construction contracts are very attractive to banks when considering construction financing for projects, and
c.	much of the Omagine Project design will be greatly advanced or completed as the bank syndication process is underway, and
d.	many critical non-design activities included in the Phase One Activities will be underway or completed as the bank syndication process is underway, and it advances LLC’s marketing, advertising and sales schedules relevant to the sales releases of its residential and commercial properties, and it advances LLC’s development and construction schedules with respect to such Phase One Activities by nine to twelve months ahead of the schedules that would otherwise be attainable, and it further solidifies LLC’s relationship with the Oman Government and the MOT as the relevant Government authorities see the development of the Omagine Project being rapidly initiated.

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The DA was signed on October 2, 2014 and LLC management is, among other things, presently pursuing the above mentioned strategies in order to finance its planned Phase One Activities. Management presently believes it can maintain Omagine’s majority control of LLC by selling a further minority percentage of LLC’s equity to non-U.S. investors in the MENA Region for an amount in excess of the average cash investment amount paid by the New Shareholders.

Subject to the necessary financial resources becoming available to Omagine, the Company presently intends to finance the Phase One Activities and trigger the Financing Agreement Date by exerting its best efforts to organize and arrange the Phase One Financing as described above. No assurance however can be given at this time (i) as to whether such necessary financial resources required to make such secured loan to LLC will be available to Omagine or (ii) if the Company will be successful in arranging such Phase One Financing. Management is also exploring additional financing mechanisms to facilitate the initiation of its fast-track development strategy and the financing of the Phase One Activities. (See: “Design, Engineering, Content Development and Construction” below).

Consolidated Results

The financial results of LLC are included in the consolidated financial results of the Company in accordance with accounting principles generally accepted in the United States. If and when the Financing Agreement Date occurs, the Company will experience a substantial increase in capital when 60% (or the then appropriate percentage representing Omagine’s ownership interest in LLC) of the approximately $70 million of cash capital investments into LLC are recorded in the Company’s consolidated financial statements as Omagine’s ownership interest in LLC. At or prior to such time the Company may experience an additional substantial increase in its capital when 60% (or the then appropriate percentage representing Omagine’s ownership interest in LLC) of the valuation of the PIK is also recorded as capital on the Company’s consolidated financial statements. LLC's ongoing financial results will be included in the consolidated financial statements of the Company as appropriate for as long as Omagine remains a shareholder of LLC.

Now that the DA has been signed, the Company has accelerated its preparation for its future business activities in various ways including but not limited to: (i) recruiting various executive level personnel for both Omagine and LLC that are now required to ramp up organizationally for the Omagine Project, (ii) examining and implementing various methods of raising additional capital for both Omagine and LLC, (iii) soliciting and issuing requests-for-proposals (“RFPs”) from various professional vendors including designers, engineers, real-estate consultants, financial advisers, and others; (iv) negotiating and concluding the legally binding and definitive CCC-Oman Contract; (v) negotiating various agreements with other major vendors, contractors, consultants and employees proposed to be involved in the Omagine Project, (vi) leasing and furnishing expanded office space in Oman for LLC, (vii) arranging the appropriate and required legal, accounting, tax and other professional services both in Oman and the U.S., (viii) reviewing and complying (to the extent we are presently able) with the listing requirements of various stock exchanges so we may be prepared to apply for such listing(s) as soon as we are eligible, (ix) examining various other matters we believe will enhance shareholder value, and (x) examining other potential Company revenue streams which are ancillary to, and derivative of, the Omagine Project.

The Company plans to enter businesses other than real estate development - and ancillary to, and derivative of, the Omagine Project - and the Company presently expects to generate ongoing revenue streams from such businesses, but no projections of the amount of such revenue, if any, can be made at this time. The Company is not expected to generate revenue in the near term until the development of the Omagine Project is substantially underway.

Pre-Development Expenses / Success Fee

The Shareholder Agreement defines the “Pre-Development Expense Amount” as the total amount of Omagine Project related expenses incurred by Omagine and JOL prior to the signing of the DA. Such Pre-Development Expense Amount expenses were heretofore incurred by Omagine and JOL and presently continue to be incurred by Omagine with respect to the planning, concept design, re-design, engineering, financing, capital raising costs and promotion of the Omagine Project and the negotiation and conclusion of the DA with the Government.

The Shareholder Agreement (i) estimates that, as of the date of the Shareholder Agreement (April 20, 2011), the Pre-Development Expense Amount was approximately nine (9) million U.S. dollars, and (ii) defines the Success Fee as being equal to ten (10) million dollars. As provided for in the Shareholder Agreement, Omagine will receive payment in full from LLC of:

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(i)	the Pre-Development Expense Amount and,
(ii)	the $10 million Success Fee.

Although expenses incurred by Omagine on behalf of LLC subsequent to the signing of the DA are not within the definition of Pre-Development Expenses, Omagine presently anticipates that all such expenses will ultimately be reimbursed to it by LLC. The Shareholder Agreement also defines the date subsequent to the Financing Agreement Date when LLC draws down the first amount of debt financing as the “Draw Date”.

The ten (10) million dollar Success Fee will be paid to Omagine in five annual two (2) million dollar installments beginning on or within ten (10) days after the Draw Date.

Fifty percent (50%) of the Pre-Development Expense Amount will be paid to Omagine on or within ten (10) days after the Draw Date and the remaining fifty percent (50%) will be paid to Omagine in five equal annual installments beginning on the first anniversary of the Draw Date.

All of the aforementioned investment amounts, ownership percentages and other terms and conditions of the Shareholder Agreement were negotiated by Omagine management on behalf of LLC in arms-length transactions between LLC and the New Shareholders. Other than their present ownership positions in LLC, none of the New Shareholders are affiliates of Omagine. The Shareholder Agreement also specifies, among other things, the corporate governance and management policies of LLC and it provides for the LLC shares presently owned by JOL to be transferred to Omagine subsequent to the signing of the DA. We presently expect this share transfer to occur at the time of the Transformation of LLC into a joint stock company.

The foregoing summary of the terms of the Shareholder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shareholder Agreement. The Shareholder Agreement is Exhibit 10.5 hereto.

Financial Adviser

LLC intends to appoint a firm as its Financial Adviser that has an international reputation for excellence and a strong presence in the MENA region. There are presently many such reputable financial advisory firms and financial institutions that have indicated their interest in the Omagine Project. Since the Execution Date, management has been meeting with, interviewing and requesting proposals from a number of such highly reputable banks and financial institutions seeking to act as LLC’s Financial Adviser. It is presently expected that a definitive and binding agreement between LLC and one such Financial Adviser will be executed during the first quarter of 2015.

LLC’s Financial Adviser will advise on capital structure and lead the syndication of the debt financing required to execute the Omagine Project. LLC will then work together with its Financial Advisor to appoint lead arrangers for such syndicated debt financing, which may include the Financial Advisor itself.

Recent press reports incorrectly stated that LLC had appointed BNP Paribas (“BNP”) as its Financial Adviser. This is untrue. Although LLC did have a two year old non-binding letter of intent with BNP, BNP was never appointed as the Financial Advisor for LLC. As of the date hereof, both LLC and BNP agree that they maintains a good relationship with each other, but for BNP internal reasons, BNP will not be LLC’s Financial Adviser.

LLC is in the process of appointing its Financial Adviser and the Company will be making the appropriate announcement of the appointment in due course. No assurance however can be given that any such agreement will be signed until it is actually signed by the parties.

As previously disclosed (i) LLC has held discussions with and received letters of interest and “comfort letters” in support of the Omagine Project from some of the largest banks in the MENA Region including three banks in Oman, and (ii) LLC has a longstanding relationship with Bank Muscat SAOG ("BankMuscat") which is 30% owned by RCA and is the largest financial institution in Oman. It is likely that LLC will nominate an Omani bank to be either its Financial Adviser or a joint-venture partner with its Financial Adviser with respect to the syndication by such Financial Adviser with various banks and financial institutions (the “Lenders”) of the debt financing (the "Construction Financing") that Omagine LLC will require for the development and construction of the Omagine Project. The amount of Construction Financing debt owed at any one time by LLC to its Lenders is expected to fluctuate over the development and construction cycle of the Omagine Project and will be greatly influenced by (i) any sales of additional capital stock by LLC, and (ii) the pace and tempo of LLC’s receipt of proceeds from its planned sales of real-estate to third parties. The maximum amount of such Construction Financing debt presently expected to be outstanding at any one time during the development and construction cycle of the Omagine Project is presently estimated by management to be between $300 million and $500 million.

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As presently contemplated a Financial Adviser will be engaged by LLC to assist LLC in arranging the necessary Construction Financing for the Omagine Project and other financing for LLC as may be required. The capital of LLC, proceeds from the sales, if any, by LLC of additional equity stakes, bank borrowings and the proceeds from sales of its residential and commercial properties, are expected to be utilized by LLC to develop the Omagine Project.

As is present practice in Oman, LLC anticipates that sales contracts with third party purchasers of residential or commercial properties that are purchased “off plan” (i.e. purchased before the construction thereof), will stipulate the payment to LLC by such purchasers of (i) a deposit on signing of such sales contract, and (ii) progress payments during the construction period of the relevant property covered by such sales contract. Since the aggregate of such deposit and progress payments before and during the construction of the relevant property is expected to be approximately 85% of the sales price of the relevant property stipulated in such sales contract, LLC anticipates that (i) the construction costs for properties that are sold “off plan” will be “owner-financed” by the relevant purchaser, and (ii) it will likely be unnecessary therefore for LLC to utilize any or very much Construction Financing from its banks in order to pay for the construction costs of properties which are sold pursuant to “off plan” sales contracts. Management expects that this commonly accepted sales contract and payment process will significantly benefit LLC by reducing its aggregate requirements for Construction Financing from its banks. The consumer appetite for such “off plan” sales is less today than it was before the recent worldwide banking and financial crisis. (See: “Market Conditions” below).

Furthermore, Land Price Payments are not due or owing to the Government from LLC until such time as LLC legally transfers the freehold title to such land to such purchasers, which time will coincide with the closing of the sale of such properties. Such closings will only occur after LLC has received final payment from the purchaser of the relevant sales contract amount for such properties. LLC’s financing profile is therefore further enhanced since it is not obligated to make any Land Price Payments to the Government until after it has already received 100% of the contracted sales price amount from the relevant purchaser at the closing when the freehold title to such land and property is transferred to the purchaser.

Before the DA was signed we had extensive discussions with a number of MENA Region financial institutions with respect to such Construction Financing and we are presently in receipt of six “bank comfort letters” in support of the Omagine Project from some of the largest banks in the MENA Region – including three banks in Oman. These discussions will be advanced further and continued by LLC’s designated Financial Adviser. With LLC’s Financial Adviser leading this effort, management is optimistic with respect to LLC’s prospects for arranging the Construction Financing for the Omagine Project but recognizes that given present economic and market conditions, it is not a trivial task and will be challenging. The DA recognizes and addresses this issue when it states, in relevant part:

“The Government recognises that the Project Company intends to raise limited recourse financing in relation to the Project and that Lenders may expect to be afforded certain rights in relation to it. Accordingly, the Project Company will by or before the completion of twelve (12) months from the Execution Date enter into a written term sheet with the Lenders for the financing of the first phase, any other phase or all of the Project (a “Term Sheet”). If the Project Company has not delivered a copy of such Term Sheet to the Government by or before the expiry of the twelve (12) month period referred to above, this Development Agreement then shall have no further effect.” (See: Exhibits 10.24 and 10.25).

MENA Region banks and financial institutions continue to maintain high levels of liquidity but the project financing environment in Oman and the MENA Region remains cautious after the recent worldwide bank liquidity problems and Eurozone debt crisis. LLC management has met recently with several internationally recognized Financial Advisers, all of whom have deep and wide-ranging expertise in the MENA Region project financing markets and as part of their normal business activities are in regular contact with MENA Region banks and international financial institutions regarding the status of and conditions prevailing in the project finance marketplace. The Company is optimistic that LLC’s designated Financial Adviser will be able to arrange the necessary project financing for the Omagine Project. Management believes that all the Financial Advisers with whom it has recently met concur that there is currently a high degree of liquidity and a strong appetite among MENA Region banks and financial institutions for lending to, and investing in, sound development projects in the MENA Region. The banks and Financial Advisers with which we have discussed the Omagine Project both before and after the DA was signed (including BNP Paribas) have been uniformly impressed with the design vision for the Omagine Project and with the quality of the LLC shareholders.

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Notwithstanding the foregoing, no assurance can be given at this time that LLC will be able to obtain any of, or a sufficient amount of, the Construction Financing required to develop, build and complete the Omagine Project. If such a circumstance were to occur, it would have a material adverse effect on our business and operations (See: “Risk Factors Related to Our Company and Our Business”).

The value of the PIK is presently being determined in accordance with the requirements and procedures specified for such a valuation by the Royal Institute of Chartered Surveyors of London, England (“RICS”). Such valuation will be utilized (i) by LLC’s Financial Adviser in its discussions with banks and other financial institutions in order to arrange the Construction Financing, and (ii) by Deloitte & Touche (M.E.) & Co. LLC, in order to determine in accordance with International Financial Reporting Standards (the “IFRS”) the proper accounting treatment of the PIK valuation in LLC’s financial statements.

Market Conditions

The market intelligence garnered by management indicates that local bankers and market participants believe that both transaction volume and pricing in the Omani real estate market are steadily improving. Management plans to obtain third party verification of its assumptions and beliefs by engaging well known professional real estate, tourism, marketing and financial consultants to update and assess LLC’s market feasibility study for the Omagine Project. It is presently planned that one or a combination of such consultants will also perform a full third-party financial feasibility assessment to update LLC’s underlying assumptions in its financial model for the Omagine Project. These studies and assessments will then be utilized by LLC to fine tune its development plans, and by LLC’s designated Financial Adviser in arranging the necessary Construction Financing and other financing for LLC as may be required.

Management believes that LLC is well positioned to benefit from the ongoing and improving market conditions in both the real-estate and project financing sectors since, from a timing perspective and subject to the Phase One Financing becoming available as described above, LLC plans to now begin Phase One constituting the Initial Design Period of a year or more of intensive design and planning activities followed by the launch of residential and commercial sales at the Omagine Project. Notwithstanding the foregoing, we continue to be of the opinion that the real estate market as well as the project finance market in Oman remains challenging.

The worldwide financial crisis, the “Arab Spring” uprisings, the Eurozone financial crisis - and the plethora of their poisonous knock-on effects - had deep and deleterious banking, economic, market and political consequences. It is indisputable that in the immediate and near-term aftermath of these crises, real estate and financial markets worldwide (including the Oman markets) were vastly more troubled and challenging than they are at present. Trends in the Omani market subsequent to the recent worldwide financial crisis have indicated a reduced presence of speculative buyers and a reduced consumer appetite for pre-sales of residence units (“off-plan” sales) as many more buyers are now demanding a finished product before entering into sales contracts with developers. It is clear that operating in today’s recovering market environment is preferable to having to operate in the prior years’ toxic environment characterized by tumultuous and severely adverse economic, political, financial and societal disorders. Present market conditions should favorably impact LLC’s future operations.

Although the Oman economy and markets were not nearly as severely affected by the aforementioned crises as nearby Dubai or other countries, it did experience negative effects, slowdowns and volatility in both residential and commercial selling prices and market absorption rates during the past several years. Raw material and labor prices initially dropped dramatically but have now recovered and stabilized.

Other Arab countries in the MENA Region have experienced and are experiencing demonstrations of discontent with the rule of their heads of state and in some cases these demonstrations are being met with violent pushback by some MENA Region governments but this was not and is not the case in politically and economically stable Oman. Notwithstanding the foregoing, in 2011 Oman experienced several low-intensity demonstrations against government corruption and with respect to job opportunities and wages for Omanis (a very few of which involved violent behavior) and these have been met by His Majesty and the Government with pro-active positive measures and economic and political initiatives (including an aggressive anti-corruption campaign and widely acclaimed elections) to address the expressed concerns of the citizens of Oman. Short term work stoppages and strikes with respect to labor matters accompanied by non-violent demonstrations now occur occasionally in Oman but these events, as well as several newly organized and legally allowed labor unions and the aforementioned anti-corruption campaign, are now regarded as a normal part of the emerging democratic fabric of Omani society. In recent months, anxiety over the health of His Majesty, the much beloved Sultan Qaboos, and what effect, if any, that will have on Oman’s political stability has been widely reported in the media.

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Construction material costs and property selling prices in Oman and the surrounding region remain somewhat volatile and undue reliance on present forecasts should be avoided. Management cautions that future events rarely develop exactly as forecast and the best estimates routinely require adjustment. Management fully expects that its cost estimates for the Omagine Project will require adjustment – possibly significant adjustment – as future events unfold. Investors and shareholders are cautioned not to place undue reliance on any such forward-looking statement or forecast, which speaks only as of the date hereof.

At present, both the economy and real estate sector of nearby Dubai are experiencing a robust recovery. Dubai leads the way for the Gulf tourism market and this is likely to be the case for the foreseeable future, given its existing visitor market (over 10 million visitors in 2012), attractions, its impressive future capital development and marketing investment programs, and especially given its recent selection as the host for EXPO 2020 which is expected to attract over 25 million visitors. All of the foregoing will ensure that Dubai’s appeal is maintained and management expects this to have a positive knock-on effect on nearby Oman’s economy and real-estate market. (See: “Sales and Marketing” below).

Sales and Marketing

LLC plans to undertake several wide ranging and continuous marketing and public relations campaigns in anticipation of its launch of residential and commercial properties for sale and to advertise and promote its forthcoming entertainment, hospitality and retail offerings.

The launch date for residential and commercial sales is presently planned to occur in early 2016. Management expects that the continuing recovery of the project finance and local real estate markets will contribute positively to LLC’s future prospects. Management expects LLC to benefit from Dubai’s hosting of EXPO 2020, and similarly from nearby Qatar’s hosting of the World Cup Games in 2022. The Omagine Project will be conveniently located one hour from Dubai by air and is easily accessible by a fine roadway system in both Oman and the U.A.E. It is a natural and logical addition to a Dubai visit.

Sale prices and rental rates for housing in other integrated tourism projects in the Muscat area of Oman have recovered and are increasingly strengthening. The inventory of unsold housing in the secondary (re-sale) market (both outside of and within ITCs) has diminished due to recent robust, albeit quite price-sensitive, sales activity. New housing inventory, especially smaller apartments designed to hit perceived market price-points, has continued to come onto the local Muscat area market and the market absorption rates (number of market transactions) for such new residential housing is brisk and continues to improve.

The DA allows for sales and pre-sales of any of the residential or commercial buildings that will be developed and built on the Omagine Site.

Non-Omani persons (including but not limited to expatriates living and working in Oman) are forbidden by Omani law to purchase land, residences or commercial properties in Oman unless such land, residences or commercial properties are located within an ITC.

The DA stipulates the obligation of the Government to issue such Licenses and Permits as may be required for the development of the Omagine Project, including but not limited to issuing an Integrated Tourism Complex License (“ITC License”) designating the Omagine Project as an ITC. On June 26, 2014, the Government issued an ITC License to LLC designating the Omagine Project as an ITC.

Because it is now licensed as an ITC, the land, residences and commercial properties within the Omagine Project may be sold to any buyer worldwide - including any non-Omani buyer - and the freehold title to such land, residences and commercial properties may be transferred to such buyers.

The excellent location of the Omagine Site is recognized by local market participants and the significance of the provision of the Omagine Site via the Usufruct Agreement to LLC is substantial. The increase in the value over the last several years of the land constituting the Omagine Site is expected to have a positive effect on the valuation of the PIK and on revenue from the sale of residential and commercial properties. The value of the Omagine Site will be a primary driver of future LLC and Company revenue and the benefits accruing to LLC and the Company pursuant to LLC’s Usufruct Rights over the Omagine Site will be material and significant.

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Pursuant to the DA and UA, LLC will pay the Government 25 Omani Rials (approximately $65) per square meter for the Project Land it sells to third party purchasers. LLC has recently retained expert real estate valuation firms to appraise and value the land constituting the Omagine Site. (See: “Description of Business - The Development Agreement and The Usufruct Agreement”, and “The Payment-In-Kind (“PIK”) Valuation” above).

Omagine and JOL engaged in significant marketing, design, engineering, promotional and other activities with respect to the Omagine Project prior and subsequent to the DA being signed and have to date incurred a significant amount of costs associated with these and other general and administrative activities (collectively, the "Pre-Development Expense Amount"). The Pre-Development Expense Amount is associated with, among other things, travel, consulting and professional fees, planning and feasibility studies, design, engineering, and with similar such activities including preparing and making presentations to the Government of Oman and to potential investors. Although, as of the date hereof, Omagine continues to incur such costs, the vast majority of the Pre-Development Expense Amount was incurred before the DA was signed by the Government and LLC. Pursuant to the provisions of the Shareholder Agreement the Pre-Development Expense Amount (estimated to be approximately nine million U.S. dollars as of the April 20, 2011 date of the Shareholder Agreement) incurred up to the October 2, 2014 Execution Date of the DA will be reimbursed to Omagine by LLC. Although expenses incurred by Omagine on behalf of LLC subsequent to the signing of the DA are not within the definition of Pre-Development Expenses, all such expenses are presently expected to be reimbursed to Omagine by LLC as well. (See: “Pre-Development Expenses / Success Fee” above).

Design, Engineering, Content Development and Construction

The Company does not presently own or directly operate any design, engineering, content development or construction companies or facilities. Because of our strategic emphasis on design however, the Company or LLC may, depending upon circumstances, establish its own design and/or design supervision entity and/or contract with or enter into joint ventures with firms providing such design and design supervision services. Phase One of the development of the Omagine Project is expected to constitute primarily the Initial Design Work and the Initial Construction Activities at the Omagine Site and its scope and budgeted cost is presently being reviewed and will be decided upon by LLC shortly after the availability of Phase One Financing becomes clearer to management.

Subsequent to the OMAG Final Equity Investment of 210,000 Omani Rials ($546,000) being made, LLC will have the financial capacity to undertake certain limited initial planning and design activities, but for LLC to promptly undertake the more extensive Initial Design Work and Initial Construction Activities contemplated by the Phase One Activities, it will have to sell additional equity or raise additional alternative financing (or a combination thereof) in order to finance such Phase One Activities.

Otherwise LLC will have to wait until the closing of the first Syndicated Financing Agreement and the receipt of its first tranche of debt financing along with receipt from the New Shareholders of the $69,233,125 New Shareholder Deferred Cash Investment in order to have the financing necessary to perform the more extensive Initial Design Work and Initial Construction Activities contemplated by the presently desired larger scope of the Phase One Activities. The DA was signed on October 2, 2014 and since that time LLC management has been exploring additional financing mechanisms and opportunities to provide LLC with the financing necessary for it to promptly undertake and execute the largest possible scope of Phase One Activities. Such contemplated financing mechanisms may, under certain circumstances, coincidently accelerate the occurrence of the Financing Agreement Date and thereby accelerate the receipt by LLC of the $69,233,125 New Shareholder Deferred Cash Investment. (See: “Description of Business - Financing / Phase One Activities / The Financing Agreement Date” above).

Subject to the approval of its shareholders and to negotiating and agreeing to a contract, LLC presently intends to hire Michael Baker Corporation ("Baker") as its Program Manager and Project Manager. Baker is in the business of providing program and project management, engineering, design and construction management services to a wide variety of clients including the U.S. Department of Defense and many state governments and commercial clients. Omagine has employed Baker through the feasibility and engineering study phases of the Omagine Project and presently anticipates that, subject to the approval of the LLC shareholders, LLC will execute an agreement with Baker. Omagine had a contingent obligation to pay Baker an additional fee of $72,000 for past services if and when the DA was signed by the Government and LLC and ratified by the MOF. The DA was signed on October 2, 2014 and such contingent fee is now due and payable upon ratification of the DA by MOF (the “Effective Date”). Baker is headquartered in Pittsburgh, PA, with offices throughout the U.S. and in Abu Dhabi in the United Arab Emirates and is experienced in all aspects of engineering and design, program management and construction management for large scale construction and development projects of the magnitude of the Omagine Project. Baker has significant program management and construction management contracts with the United States military worldwide, including in the MENA Region. The Company believes it maintains a good working business relationship with Baker but recognizes that there are presently many such highly reputable program and project management companies available and operating in Oman. Baker was recently acquired by Integrated Mission Solutions LLC. What effect, if any, this acquisition will have on LLC’s or Baker’s plans to engage Baker as LLC’s Program Manager and Project Manager is unknown at this time. The Company is confident that Baker’s inability or unwillingness to perform or the loss of Baker’s services altogether, (none of which circumstances are presently anticipated by or known to the Company), would not have any adverse impact on its or LLC’s business or operations.

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The interpretive design, entertainment content, and visitor experience design candidates to be hired by LLC have been narrowed to a short list of professional companies. One or more of such companies ("Content Developers") will be engaged by LLC to design the transformation of Omagine’s high level strategic vision for the content of the Pearl structures and surrounding areas into physical places offering emotional, intellectual and physical interactions. Each of the prospective Content Developers has serviced a diverse client base, including theme parks, museums, zoos, aquariums and other such complex entertainment centers around the world, including in the MENA Region, and each continues to regularly produce world class attractions globally of the size and scope of the Omagine Project.

Subject to the approval of its shareholders and to negotiating and agreeing to the CCC Oman Contract, LLC presently intends to hire CCC-Oman as the General Contractor for the construction of the Omagine Project. CCC-Oman is an LLC shareholder and one of the largest construction companies in Oman where it currently employs approximately 13,000 construction personnel. CCC-Oman is experienced in all aspects of the construction business and regularly constructs large scale projects of the magnitude of the Omagine Project. The Company presently expects that the CCC-Oman Contract will be finalized and approved by the LLC shareholders during the first quarter of 2015. (See: “Description of Business - The CCC-Oman Contract”, above).

To date, Omagine has generally conceived the development concepts and defined the "scope of work" and then, as required, contracted with various designers, architects, contractors and consultants in the United States, Europe and the Middle East to perform those tasks. There are many such designers, architects, contractors and consultants available with competitive pricing and the Company does not believe that the loss or inability to perform of any such designer, architect, contractor or consultant would have a material, adverse impact on its business or operations. The Company believes it maintains a good working business relationship with its designers, architects, contractors and consultants. As presently planned, all copyrights to all material documents, designs and drawings executed by such independent designers, architects, contractors and consultants are, or will be, the property of either LLC or Omagine (See: "Patents, Copyrights and Trademarks", below).

The DA was signed on October 2, 2014 and, subject to the appropriate financing being available to LLC, Phase One constituting the Initial Design, engineering and the Initial Construction Activities of the Omagine Project can now begin. No assurance can be given at this time that LLC will be successful in obtaining such financing.

 Competition

The real-estate development business in Oman is a competitive business populated by companies with substantially greater financial, managerial and personnel resources than LLC presently possesses. Management believes that Omagine's ability to attract RCA and CCIC as strategic shareholders for LLC and to assemble and coordinate a team of experienced American, European and Middle Eastern consultants in a wide variety of specialized fields was crucial to its advancing the Omagine Project to its present status and getting the DA signed by the Government. Each of these consultants, several of whom will become employees of Omagine and/or LLC, are highly experienced in their respective fields. These fields of expertise include the following: strategic planning; visioning; branding; marketing; Islamic scholarship and research; master planning; architecture; city planning; conceptual design; project management; construction management; general contracting; quantity surveying and costing; interior design; landscape design; art; public policy; engineering (structural, civil, mechanical, electrical, marine); Omani law; cultural and exhibition design; interpretative design; tourism; visitor experience design; recreational operations planning and management; investment banking; structured finance; motion based ride technology; film technology; and training and hotel management.

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Management has identified several key personnel for executive positions with Omagine LLC in Oman and, subsequent to the October 2, 2014 DA signing, we have accelerated our discussions with these persons. The employment of such persons by LLC however is contingent upon LLC securing the necessary initial financing for its Phase One Activities and to begin its operations in Oman. Management is presently undertaking efforts to secure such financing but no assurance can presently be given as to the outcome of such efforts. Frank J. Drohan, who is Omagine’s president and the Managing Director of LLC, has over 30 years of experience doing business across most of the MENA Region and is familiar with the cultural and business environment of the MENA Region. In addition Mr. Sam Hamdan, who is Omagine’s primary strategic consultant and the Deputy Managing Director of LLC has over 25 years of experience in the MENA Region. Mr. Hamdan is fluent in Arabic and English and, depending on future circumstances, may become Omagine's President subsequent to the Financing Agreement Date.

Although several of LLC's competitors have well established businesses and brand reputations, management believes that LLC's advantages are (i) the DA has been signed by LLC and the Government of Oman, (ii) the uniqueness of the Omagine Project is particularly attractive to the Government, (iii) Omagine's and LLC's senior management have established strong and trusting relationships with the relevant Government officials and with LLC’s partners RCA and CCIC, (iv) LLC’s intention to engage world class architects, designers, real estate advisers and Financial Advisers; and (v) the Shareholder Agreement, which strongly demonstrates the serious investors and professionals that have been recruited to assist in the development of the Omagine Project. Company management believes LLC can successfully compete in this marketplace through a combination of unique development concepts, the recruitment of experienced and capable executive management for Omagine LLC in Oman, effective relationship management, highly experienced and well regarded financial and real estate advisers, and the utilization of highly professional, competent and experienced contractors, sub-contractors and consultants who are well known to the Government.

Manufacturing and Production

The Company does not engage in any manufacturing activities and as such does not maintain any inventory. In the future, LLC may maintain an inventory of residential and/or commercial properties held for sale to third parties.

Patents, Copyrights and Trademarks

It is presently intended that either JOL, LLC or Omagine will own (either outright or by assignment) the copyrights to all the material documents, designs and drawings produced and/or executed in relation to the Omagine Project by its employees and/or independent designers, architects and consultants.

Omagine has filed trademark applications with the United States Patent and Trademark Office ("USPTO") for the mark OMAGINE and six related marks (collectively, the "Marks"). Omagine has also filed trademark applications for the Marks in Oman and Kuwait within the applicable time periods required.

The Mark OMAGINE and three of the six related Marks have each been issued a Certificate of Registration from the USPTO and are now officially registered Marks in the United States.

The USPTO has issued a "Notice of Allowance" with respect to each of the remaining three related Marks (the “Expired Marks”) and the applications for such Expired Marks could have been approved for registration upon the filing of a valid "Statement of Use" attesting that each such Expired Mark was in commercial use. Due to the delays encountered by Omagine in signing the DA, the Expired Marks were not put into commercial use by the “Final Statement of Use Deadline” and all three applications for the Expired Marks have expired. The Expired Marks remain of interest to Omagine and, depending upon future circumstances, we may file new trademark applications for the Expired Marks with the USPTO.

Trademark applications for the OMAGINE Mark and eight related Marks were filed in Oman and all have now been issued Certificates of Registration in Oman. The Mark OMAGINE has been issued a Registration Certificate from the Patent and Trademark Department of the Ministry of Commerce & Industry in Kuwait.

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Governmental Regulation

LLC expects that it will require several Omani governmental licenses, permits and approvals for its services and products during the development, construction and operation of the Omagine Project (collectively, “Licenses and Permits”). The obligation of the Government of Oman to issue all such Licenses and Permits as may be required is specifically detailed in the DA (See: Exhibits 10.24 and 10.25). The Government of Oman has issued an ITC License to LLC for its Omagine Project (See: “Description of Business - Sales and Marketing”, above).

The Company does not anticipate any negative effects on its or LLC's business from any existing or probable Omani government laws or regulations. LLC will incur certain costs and sustain certain effects on its operations as a consequence of its compliance with Omani laws and regulations, including environmental laws and regulations, and all such costs and effects are expected to be incurred or sustained as part of the normal course of its business.

The Company does not require any U.S. governmental approval of its properties, services, products or activities in Oman nor does the Company anticipate any negative effects on its business from any existing or probable United States or Oman government laws or regulations. Both the government of the United States and the government of the Sultanate of Oman have ratified the United States-Oman Free Trade Agreement.

Employees, Consultants and Employment Benefits

As of the date hereof, we have six employees and ten consultants. We presently plan to hire seven of such consultants as full time employees of Omagine or LLC. None of our employees are represented by a labor union for purposes of collective bargaining. We consider our relations with our employees and consultants to be good. Now that the Development Agreement has been signed Omagine intends to significantly increase the number of its full time employees. (See: "Executive Compensation" – “Employment Agreements and Consulting Agreement”).

Notwithstanding anything to the contrary contained herein, no assurances can be given at this time that the Financing Agreement Date or the anticipated revenues from the Omagine Project will actually occur.

DESCRIPTION OF PROPERTY

Omagine maintains its corporate offices at The Empire State Building, Suite 4815-17, 350 Fifth Avenue, New York, N.Y., 10118. The premises are leased by Omagine under a lease expiring December 31, 2015. LLC leases premises in Muscat, Oman under a lease that expired on December 31, 2014, but which lease has been verbally agreed to be renewed by LLC and the landlord.

LEGAL PROCEEDINGS

The Company is not a party to any legal proceedings which would have a material adverse effect on it or its operations.

MARKET FOR COMMON SHARES AND RELATED STOCKHOLDER MATTERS;

MARKET FOR WARRANTS

Common Stock

Although our Common Stock is quoted and traded on the OTCQB under the symbol "OMAG", there is presently a limited amount of trading in our Common Stock and it is uncertain if such limited trading constitutes an “established public trading market”. The following table sets forth the high and low sales price quotations for our Common Shares as reported by the OTCQB on the quarterly ending dates indicated and as of the most recent practicable date. The table reflects inter-dealer prices without retail mark-up, markdown or commission and may not represent actual transactions. The last reported sale price of our Common Stock on the OTCQB on February 9, 2015 was $2.33 per Common Share.

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Quarter Ended	High	Low
3/30/12	$1.40	$1.15
6/29/12	$1.59	$1.25
9/28/12	$1.85	$1.65
12/31/12	$1.80	$1.60

3/29/13	$1.70	$1.70
6/28/13	$1.55	$1.46
9/30/13	$1.03	$0.68
12/31/13	$0.92	$0.81

3/31/14	$1.80	$1.75
6/30/14	$1.95	$1.77
9/30/14	1.64	$1.34
12/31/14	$2.55	$2.52

As of 2/9/15	$2.33	$2.30

At February 9, 2015 Omagine had issued and outstanding:

i.	3,275,000 Stock Options exercisable at various per Common Share exercise prices for the purchase of an aggregate of 3,275,000 Common Shares (See: “Executive Compensation - Equity Compensation Plan Information”), and
ii.	6,422,124 Strategic Warrants, 3,211,062 of which are at an Exercise Price of $5.00 per Common Share and the other 3,211,062 of which are at an Exercise Price of $10.00 per Common Share for the purchase of an aggregate of 6,422,124 Common Shares (See: “Description of Preferred Stock and Warrants – Strategic Warrants”), and
iii.	510,000 Tempest Warrants exercisable at a per Common Share exercise price equal to the greater of: (a) $1.00 per Common Share, or (b) eighty percent (80%) of the closing market price for a Common Share on the Trading Day immediately preceding the relevant exercise date (See: “Description of Preferred Stock and Warrants – Tempest Warrants”), and
iv.	2 convertible promissory notes issued to an Independent Director in the aggregate principal amount of $150,000, with accrued interest thereon at September 30, 2014 of $59,945, which 2 notes and accrued interest in the aggregate amount of $209,945 (at September 30, 2014) are convertible at $2.50 per Common Share into approximately 83,978 Common Shares (See: “Certain Relationships and Related Transactions and Director Independence - Related Party Payables”).

At February 9, 2015, Omagine had 16,914,602 Common Shares issued and outstanding and, based upon the number of record holders plus the number of individual participants in security position listings at such date, there were approximately 1,074 holders of such Common Shares.

The Registration Statement of which this Prospectus forms a part, covers the registration by Omagine of up to 6,422,124 Common Shares that may be sold to Holders upon the exercise of Strategic Warrants.

Dividends and Dividend Policy

The holders of Common Stock share proportionately, on a per Common Share basis, in all dividends and other distributions declared by our Board of Directors. Other than a 2012 non-cash dividend distribution of rights and warrants to our shareholders, we have not declared any dividends on our Common Stock since inception and do not anticipate paying cash dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any future decisions as to payment of cash or non-cash dividends or distributions on our Common Stock will be at the discretion of the Board of Directors and will depend upon our earnings and financial position at such time and on such other factors as the Board of Directors may then deem relevant.

Performance graph

A performance graph is not required for Omagine since it is a smaller reporting company.

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Strategic Warrants

As of the date hereof there is no active trading market for the Strategic Warrants and Omagine does not presently expect an active trading market for the Strategic Warrants to develop in the near term. The Strategic Warrants are transferrable and our attempts to date to have them listed for quotation and trading on the OTCQB have not been successful. We hope to have the Strategic Warrants trade on the OTCQB under symbols to be assigned by FINRA and after the required application for such listing for quotation on the OTCQB is made by a market-maker on our behalf. We cannot, however, give any assurance that the Strategic Warrants will be quoted or traded on the OTCQB or on any securities exchange until such listing is approved and such symbols are assigned by FINRA and such application is made on our behalf by a market-maker. Furthermore, if the Strategic Warrants are so approved by FINRA for listing and quotation on the OTCQB and such application is made on our behalf by a market-maker, we cannot give any assurance that a market for the Strategic Warrants will develop or, if a market does develop, whether it will be sustainable throughout the period within which the Strategic Warrants are valid and transferable or at what prices the Strategic Warrants will trade. The Holders may resell all or a portion of such Strategic Warrants from time to time in market transactions through any market on which the Strategic Warrants are then traded, in negotiated transactions or otherwise, and at prices and on terms determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

FINANCIAL STATEMENTS

The response to this Item, commencing on Page F-1, is submitted as a separate section to this Prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINACIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion highlights Omagine's business activities during the three and nine month periods ended September 30, 2014 and during its 2013 and 2012 fiscal years.

Overview

The Company is not expected to generate revenue until after the development of the Omagine Project in Oman is well underway. The Company will need to generate revenue in order to attain profitability.

As the development program for the Omagine Project becomes more detailed and as the planning and design processes progress, the estimates of construction and development costs have and will become proportionately more accurate. LLC presently expects, based on the current assumptions underlying its updated development program, that the development costs (including the costs for design, construction, program management and construction management) for the Omagine Project will be between $2.1 and $2.5 billion dollars.

The costs of labor and materials as well as the selling prices and market absorption rates of new residential and commercial properties remain somewhat volatile in Oman and accurate forecasts for such future costs, selling prices or market absorption rates cannot be made at this time. (See: “Market Conditions” and “Sales & Marketing”, above)

LLC nevertheless presently expects, based on current assumptions and market activity, that such residential selling prices during the Omagine Project’s planned multiple sales releases beginning in early 2016 will be at least equal to the prices that are presently budgeted by LLC.

In their opinion on our 2013 audited financial statements contained in this Prospectus, our auditors have expressed substantial doubt about our ability to continue as a going concern. Although we have entered into the 2014 SEDA and have recently raised additional capital via private placements of restricted Common Shares, we estimate that, absent our obtaining any additional working capital, we can continue as a going concern for approximately between eleven and fifteen months from the date of this Prospectus. On October 2, 2014, 250,000 Tempest Warrants were exercised for proceeds to Omagine of $327,500. In November 2014, Omagine sold an aggregate of 422,321 restricted Common Shares to investors for aggregate proceeds to Omagine of $845,000.

Our single most important strategic objective for the past many years was achieved when the DA was signed by Omagine LLC and the Government of Oman on October 2, 2014. Our foregoing estimate of between eleven and fifteen months is based on (i) our current cash balances, (ii) assuming no effect on the Company’s financing prospects from having signed a multi-billion dollar transaction, (iii) assuming no sales of Common Stock pursuant to the 2014 SEDA, private placements or exercise of Warrants, and (iv) our extensive prior experience in carefully managing our cash outlays. Although we have never failed over the past ten years to obtain the cash resources sufficient to fund our ongoing operations, we cannot guarantee that such financing for our continuing operations will be available in the future.

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Rights Offering and Warrant Distribution

In 2012 Omagine conducted a Rights Offering and Warrant Distribution pursuant to which Omagine (i) sold 1,014,032 Common Shares for aggregate proceeds of $1,267,540 of which $731,639 was paid in cash and $535,901 was paid via the satisfaction of debt, and (ii) distributed 6,422,124 Strategic Warrants at no charge to its shareholders. (See: “Results of Operations – Fiscal Year ended December 31, 2013 vs. Fiscal Year ended December 31, 2012 - Liquidity and Capital Resources – Rights Offering and Warrant Distribution” below).

Critical Accounting Policies

Our financial statements attached hereto for the fiscal year 2013 and for the nine month period ended September 30, 2014 have been prepared in accordance with accounting principles generally accepted in the United States. The fiscal year 2013 financial statements have been audited by Omagine's independent certified public accountants. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The policies discussed below are considered by management to be critical to an understanding of our financial statements because their application places the most significant demands on management's judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

●	Revenue Recognition. The method of revenue recognition at LLC will be determined by management when and if it becomes likely that LLC will begin generating revenue.
●	Valuation Allowance for Deferred U.S. Tax Assets. The carrying value of deferred U.S. tax assets assumes that Omagine will not be able to generate sufficient future taxable income to realize such deferred tax assets, based on management's prior estimates and assumptions. Now that the DA has been signed, management will re-evaluate such estimates and assumptions.

The Company plans to continue its focus on real-estate development, entertainment and hospitality ventures and on developing, building, owning and operating tourism and residential real-estate development projects, primarily in the MENA Region. The Company presently concentrates the majority of its efforts on the tourism and real estate development business of LLC in Oman and in particular on the Omagine Project.

Results of Operations:

THREE MONTHS ENDED SEPTEMBER 30, 2014 vs.

THREE MONTHS ENDED SEPTEMBER 30, 2013

The Company did not generate any revenue or incur any cost of sales for the three month periods ended September 30, 2014 and 2013, respectively. Total selling, marketing, general and administrative operating expenses (“SG&A Expenses”) were $438,867 during the three months ended September 30, 2014 compared to $578,384 during the three months ended September 30, 2013. This $139,517 (24%) decrease in SG&A Expenses was attributable to decreases in the following expense categories: officers and directors’ compensation, including stock based compensation ($119,629), consulting fees including stock-based compensation ($81,932); occupancy costs ($1,340) and travel expense ($58); offset by increases in professional fees, including stock-based compensation ($35,530) and other selling, general and administrative expenses ($27,912).

The Company sustained a net loss of $456,351 for the three months ended September 30, 2014 compared to a net loss of $591,553 for the three months ended September 30, 2013. This $135,202 (23%) decrease in the Company's net loss was principally attributable to the $139,517 decrease in SG&A Expenses mentioned above; less a $7,466 increase in interest expense, a $5,583 increase in amortization of debt discount and a $8,734 increase in net loss attributable to minority shareholders of Omagine LLC.

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NINE MONTHS ENDED SEPTEMBER 30, 2014 vs.

NINE MONTHS ENDED SEPTEMBER 30, 2013

The Company did not generate any revenue or incur any cost of sales for the nine month periods ended September 30, 2014 and 2013, respectively. Total selling, marketing, general and administrative operating expenses (“SG&A Expenses”) were $1,591,211 during the nine months ended September 30, 2014 compared to $1,982,152 during the nine months ended September 30, 2013. This $390,941 (20%) decrease in SG&A Expenses was attributable to decreases in the following expense categories: officers and directors’ compensation, including stock based compensation ($329,949), consulting fees including stock based compensation ($278,739) and travel expense ($3,775); offset by increases in professional fees including stock based compensation ($56,951), stock-based commitment fees ($150,000), occupancy costs ($7,437) and other selling, general and administrative expenses ($7,134).

The Company sustained a net loss of $1,629,777 for the nine months ended September 30, 2014 compared to a net loss of $1,989,622 for the nine months ended September 30, 2013. This $359,845 (18%) decrease in the Company's net loss was principally attributable to the $390,941 decrease in SG&A Expenses mentioned above; less a $23,214 increase in interest expense, a $26,282 increase in amortization of debt discount and a $18,400 increase in net loss attributable to minority shareholders of Omagine LLC.

Liquidity and Capital Resources

The Company incurred net losses of $1,629,777 and $1,989,622 during the nine month periods ended September 30, 2014 and 2013, respectively. During the nine month period ended September 30, 2014, the Company had net positive cash flow of $416,357 resulting from the positive cash flow of $1,404,100 from its financing activities being offset by the negative cash flow of (i) $985,759 from its operating activities and (ii) $1,984 from its investing activities. Financing activities during the nine month period ended September 30, 2014 consisted of sales by Omagine of shares of its Common Stock for proceeds of $952,100, proceeds from the exercise of Common Stock Warrants of $336,000 and net proceeds of $461,000 to Omagine from the issuance of a note payable to YA Global Master SPV, Ltd. in the original principal amount of $500,000 (the “2014 Note”) less an aggregate of $345,000 of notes payable repayments to YA during the nine month period ended September 30, 2014 consisting of $175,000 to pay off a prior note and $170,000 in principal payments on the 2014 Note.

The Company had capital expenditures for the nine month period ended September 30, 2014 of $1,984. At September 30, 2014, the Company had $448,050 in current assets, consisting of $436,080 of cash and $11,970 of prepaid expenses. The Company's current liabilities at September 30, 2014 totaled $1,581,460 consisting of $363,497 of convertible notes payable and accrued interest, $310,829 of notes payable and accrued interest, $265,462 of accounts payable and accrued expenses and $641,672 of accrued officers’ payroll. At September 30, 2014, the Company had a working capital deficit of $1,133,410 compared to a working capital deficit of $1,572,905 at December 31, 2013. Fifty-three percent (53%) of the $1,581,460 of current liabilities at September 30, 2014 ($843,477) is due and owing to officers and/or directors of Omagine.

The $439,495 decrease in the Company's working capital deficit at September 30, 2014 compared to December 31, 2013 is attributable to a $416,357 increase in cash, a $1,695 increase in prepaid items and a $21,443 decrease in current liabilities. The Company’s liabilities at September 30, 2014 decreased compared to December 31, 2013 due to decreases of $98,768 in accounts payable and accrued expenses and other current liabilities, $85,940 in accrued officers payroll; offset by $147,703 increases in notes payable and accrued interest and $15,562 in accrued interest on convertible notes payable.

The consolidated financial statements contained in this report have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to such consolidated financial statements, the Company's present financial condition raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts or classification of liabilities that might be necessary in the event the Company cannot continue in existence. The continued existence of the Company is dependent upon its ability to obtain additional financing, execute its business plan and attain profitable operations.

Warrants

As of the date hereof, Omagine has 6,932,124 Warrants issued and outstanding, as follows:

1.	6,422,124 Warrants, 3,211,062 of which are exercisable for the purchase of one Common Share at a per Common Share exercise price of $5.00 and 3,211,062 of which are exercisable for the purchase of one Common Share at a per Common Share exercise price of $10.00 (collectively, the “Strategic Warrants”), and
2.	510,000 Warrants which are exercisable for the purchase of one restricted Common Share at a per Common Share exercise price equal to the greater of (a) $1.00 per Common Share, or (b) eighty percent (80%) of the closing sale price for a Common Share on the trading day immediately preceding the relevant exercise date (the “Tempest Warrants”).

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Management is hopeful that the 6,422,124 outstanding Strategic Warrants will eventually become “in the money” and will be exercised. (See: “Description of Preferred Stock and Warrants” – “Strategic Warrants” – “Tempest Warrants” above).

In accordance with their terms, the Tempest Warrants are by definition always “in the money”. On August 15, 2014, 240,000 Tempest Warrants were exercised at $1.40 per share and on October 2, 2014, a further 250,000 Tempest Warrants were exercised at $1.31 per share but Omagine cannot be certain if or when any of the remaining 510,000 unexercised Tempest Warrants will be exercised.

Management is hopeful that the Warrants will provide a future source of additional financing for Omagine.

Standby Equity Distribution Agreements:

Between 2009 and 2011, Omagine had a Stand-By Equity Distribution Agreement with an affiliate of YA (the “2009 SEDA”). Omagine and YA were parties to a second Stand-By Equity Distribution Agreement (the “2011 SEDA”) which was terminated on July 21, 2014. The 2009 SEDA and the 2011 SEDA are collectively referred to herein as the “Prior SEDAs”.

On April 22, 2014, Omagine and YA entered into a new Standby Equity Distribution Agreement which was amended on October 10, 2014 (the "2014 SEDA"). The 2014 SEDA is generally on the same terms as the 2011 SEDA.

As discussed herein, prior to October 2, 2014 we had experienced inordinate delays with the Government of Oman in getting the DA signed. The primary question for Omagine with respect to the utilization of the Prior SEDAs and the 2014 SEDA was always the timing of such utilization. As previously disclosed, it was our original intent to utilize the Prior SEDAs only after the DA was signed by LLC and the Government (“Post-DA Use”). Because of the MOT Delays (See: “Dilution / MOT Delays” below), this was not possible, and it became necessary for Omagine to utilize the Prior SEDAs before the DA was signed (“Pre-DA Use”) in order to finance the Company’s continuing operations.

The Government repeatedly approved various DA versions over the past many years and promised on several different occasions to sign the DA. None of those promises were kept until the DA was finally signed on October 2, 2014. During all those delays (See: “Market Conditions”, above), we carried on in the belief that we would ultimately succeed in getting the DA signed.

As previously disclosed, we viewed the utilization of the 2014 SEDA (and of the Prior SEDAs) to be a necessary and integral part of the post DA efforts we would be required to undertake to secure the significant new financing we knew would be required after the DA was signed. We knew (and know) that this effort would be required to be undertaken without delay after the DA was signed in order to finance the rapid ramping up of our operations both in the U.S. and in Oman. Also we expected, but of course could not be certain, that there would eventually be greater liquidity in our Common Stock after the DA was signed thereby most probably making any such Post-DA Use less dilutive to our shareholders than has otherwise been the case from our Pre-DA Use to date. Although our Pre-DA Use heretofore was not our preferred option, it is management’s opinion that absent such Pre-DA Use of the Prior SEDAs, the Company would not have achieved its single most important strategic objective to date - the October 2, 2014 signing the DA. To the extent we have utilized the Prior SEDAs, we did so as sparingly and judiciously as we deemed reasonable and necessary at the time.

The historical case regarding the Prior SEDAs (past 6 years or so) has been that we were many, many times expecting to sign the DA and therefore were frequently expecting both Pre-DA Use and imminent Post-DA Use - sparing use in the first instance and more aggressive use in the second instance. As stated above, we theorized that there would be greater liquidity in our Common Stock after the DA was signed. The future is inherently difficult to predict and our assumptions were based upon our information at the time. Events unfolded differently then we often thought they would. None of the multiple promised DA signings prior to October 2, 2014 ever occurred and we were always therefore in the pre-DA “sparingly mode” with respect to our utilization of the Prior SEDAs. Because, for the reasons stated, we never got into post-DA “aggressive utilization” mode with the Prior SEDAs, when they expired or were terminated we filed post-effective amendments to the relevant registration statements to de-register any unsold shares.

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At the time that we entered into the 2014 SEDA (April 2014), the DA was still not signed so we were in the same predicament - not knowing how much would be utilized pre and post DA - but still expecting the “imminent” signing of the DA (as communicated to us by MOT officials). Not knowing how much of the 2014 SEDA would be utilized pre and post DA, we viewed it as our responsibility then, as in the past, to be prepared for a DA signing and for aggressive Post-DA Use. On October 2, 2014 the DA was finally signed so there will be no Pre-DA Use of the 2014 SEDA.

Since the DA is now signed, any Post-DA Use by Omagine of the 2014 SEDA will be guided by several factors, including but not limited to: (i) the availability and cost of alternative financing, (ii) our ability to rapidly access required financing, (iii) the liquidity and market price of our Common Stock, (iv) the exercise, if any, of Warrants, (v) the likelihood (or actuality) of the success of our present efforts to arrange (a) new equity investments into Omagine and (b) new debt and/or equity investments into LLC, (vi) the likelihood (or actuality) of LLC having the financial capacity to pay Omagine the $10 million Success Fee and the Pre-Development Expense Amount in excess of $9 million. (See: “Description of Preferred Stock and Warrants – Warrants, and Financial Advisor, and Description of Business - The Shareholder Agreement / LLC Capital Structure - Pre-Development Expenses / Success Fee”, above), and (vii) our then current cash requirements.

Because the market for our Common Stock has historically exhibited low liquidity levels, we may not be able to take full advantage of the 2014 SEDA if such liquidity levels do not improve as a result of the recent DA signing. If the market for our Common Shares is exhibiting low liquidity levels at the time we give YA an Advance Notice (a “Put”) and if YA sells Common Shares into the public market during the five Trading Day Pricing Period subsequent to our Put (as is YA’s customary practice), it is likely that the price of our Common Shares will decline. Any such price decline will immediately increase the number of Common Shares we would otherwise be required absent such price decline to deliver to YA subsequent to the Pricing Period in satisfaction of such Put. If this pattern continued to happen with subsequent Puts by us, it is likely that we would issue and sell to YA the maximum 3,000,000 shares available under the 2014 SEDA before reaching the aggregate sales price of $5 million available under the 2014 SEDA.

LLC is now obligated to design, develop and construct the $2.5 billion Omagine Project. Given the size and scope of the Omagine Project, it is expected that LLC will require a minimum of $300 million (possibly up to $500 million) of debt financing - the Construction Financing - over various times during the next 4 to 5 years. This Construction Financing requirement will not be addressed by utilizing the 2014 SEDA (See: “Financial Advisor”, above). Notwithstanding that fact, the Company expects to have substantial and rapidly forthcoming working capital requirements other than the Construction Financing.

Given the considerable resources we will be required to bring to bear to execute the Omagine Project, we presently expect that we will fully utilize the entire $5 million amount available to us under the 2014 SEDA. Such Post-DA Use of the 2014 SEDA will of course be guided by the price, liquidity and volatility of our Common Stock as we move forward. We cannot presently predict what other future sources of financing might become available to us to cause us to utilize less than the full $5 million available under the 2014 SEDA and our present assessment is that, we will surely need and will ultimately receive the full $5 million available under the 2014 SEDA. The Prior SEDAs indisputably provided the Company the lifeline needed to achieve the DA signing and the 2014 SEDA will likely provide some of the supplementary working capital the Company will need going forward.

Prior SEDAs

The 2009 SEDA expired in 2011. The 2011 SEDA was due to expire on September 1, 2014 but was terminated on July 21, 2014 by the mutual consent of the parties (See: Exhibit 10.11).

In connection with the 2011 SEDA, Omagine filed with the SEC a registration statement (the “2011 SEDA Registration Statement”) on Form S-1 (Commission File No. 333-175168) pursuant to which 3,244,216 Common Shares were registered (including 244,216 Common Shares issued to YA in May and June 2011 in satisfaction of the $300,000 commitment fees due under the 2011 SEDA). Between August 24, 2011 and May 6, 2014, YA purchased 561,690 Common Shares from Omagine under the 2011 SEDA for an aggregate Purchase Price of $835,000 and YA did not thereafter purchase any Common Shares from Omagine under the 2011 SEDA. On July 21, 2014 Omagine filed a post-effective amendment to the 2011 SEDA Registration Statement de-registering the previously registered 2,438,310 Common Shares which were not issued or sold to YA pursuant to the 2011 SEDA. Such post-effective amendment to the 2011 SEDA Registration Statement was declared effective by the SEC on July 25, 2014.

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The 2014 SEDA

On April 22, 2014, Omagine and YA entered into a new Standby Equity Distribution Agreement which was amended on October 10, 2014 (the "2014 SEDA"). The 2014 SEDA is generally on the same terms as the 2011 SEDA. Unless earlier terminated in accordance with its terms, the 2014 SEDA shall automatically expire on the earlier of (i) the first day of the month next following the 24-month anniversary of the “Registration Effective Date” (as hereinafter defined), or (ii) the date on which YA shall have made payment of Advances pursuant to the 2014 SEDA in the aggregate amount of $5,000,000. In satisfaction of a $150,000 commitment fee due pursuant to the 2014 SEDA, Omagine issued 85,822 restricted Common Shares to YA Global II SPV, LLC which is an affiliate of YA.

Pursuant to the terms of the 2014 SEDA, Omagine may in its sole discretion, and upon giving written notice to YA (an "Advance Notice"), periodically sell Common Shares to YA (“Shares”) at a per Share price (“Purchase Price”) equal to 95% of the lowest daily volume weighted average price (the “VWAP”) for a Common Share as quoted by Bloomberg, L.P. during the five (5) consecutive Trading Days (as such term is defined in the 2014 SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Pricing Period”).

Omagine is not obligated to sell any Shares to YA but may, over the term of the 2014 SEDA and in its sole discretion, sell to YA that number of Shares valued at the Purchase Price from time to time in effect that equals up to five million dollars ($5,000,000) in the aggregate. YA is obligated under the 2014 SEDA to purchase such Shares from Omagine subject to certain conditions including (i) Omagine filing a registration statement with the SEC to register the resale by YA of the Shares sold to YA under the 2014 SEDA (“Registration Statement”), (ii) the SEC declaring such Registration Statement effective (the date of such declaration by the SEC being the “Registration Effective Date”), (iii) Omagine certifying to YA at the time of each Advance Notice that Omagine has performed all covenants and agreements to be performed and has complied with all obligations and conditions contained in the 2014 SEDA, (iv) periodic sales of Shares to YA must be separated by a time period of at least five Trading Days, and (v) the dollar value of any individual periodic sale of Shares designated by Omagine in any Advance Notice may not exceed the greater of (a) two hundred thousand dollars ($200,000), or (b) the average of the "Daily Value Traded" for each of the five (5) Trading Days immediately preceding the date of the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the number representing the daily trading volume of Common Shares for such Trading Day by the VWAP for Common Share on such Trading Day.

Pursuant to the 2014 SEDA in no event shall the number of Common Shares issuable to YA pursuant to an Advance cause the aggregate number of Common Shares beneficially owned (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended), by YA and its affiliates to exceed 9.99% of the then outstanding common stock of the Company. In addition this 9.99% ownership cap may not be waived by YA or Omagine and since such ownership cap includes all Common Shares owned by any YA affiliate, such cap cannot be avoided by transferring Common Shares to an affiliate of YA.

In connection with the 2014 SEDA, on October 15, 2014 Omagine filed the Registration Statement on Form S-1 to register the 3,085,822 Common Shares covered by the 2014 SEDA. On January 8, 2015, Omagine filed an amendment to that Registration Statement and such amendment to the 2014 SEDA Registration Statement was declared effective by the SEC on January 22, 2015.

The foregoing summaries of the terms of the Prior SEDAs and of the 2014 SEDA do not purport to be complete and are qualified in their entirety by reference to the full texts of the Prior SEDAs and the 2014 SEDA, copies of which are attached hereto as Exhibits 10.6, 10.7, and 10.10.

Sales of Common Shares to YA pursuant to the Prior SEDAs totaled 561,690 Common Shares for an aggregate Purchase Price of $835,000. Management believes that it has been judicious and conservative in its use to date of the Prior SEDAs, but nonetheless our periodic sales of Common Shares to YA or its affiliate pursuant to the Prior SEDAs have been dilutive to all shareholders and the subsequent resales by YA of such Common Shares into the public market have from time to time inflicted downward pressure on our stock price. Omagine intends to utilize the 2014 SEDA to fund its ongoing operations as and if necessary. (See: “Dilution / MOT Delays” below).

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The YA Loan Agreements

Omagine and YA, the investment fund which is a party with Omagine to the 2014 SEDA, entered into an unsecured loan agreement dated July 26, 2013 (the “2013 YA Loan Agreement”). Pursuant to the 2013 YA Loan Agreement, Omagine borrowed two hundred thousand dollars ($200,000) from YA (the “2013 YA Loan”) for a term of one year at an annual interest rate of 10%. The 2013 YA Loan Agreement called for a 10% monitoring and management fee equal to $20,000 to be escrowed and paid to Yorkville Advisors thereby making the net proceeds from the 2013 YA Loan to Omagine equal to $180,000. Such $180,000 of proceeds was received by Omagine on September 3, 2013. The 2013 YA Loan Agreement also extended the expiration date of the 2011 SEDA. The foregoing summary of the terms of the 2013 YA Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2013 YA Loan Agreement attached hereto as Exhibit 10.12.

On April 22, 2014, Omagine and YA entered into another unsecured loan agreement (the “2014 YA Loan Agreement”) whereby Omagine borrowed five hundred thousand dollars ($500,000) from YA (the “2014 YA Loan”) for a term of one year at an annual interest rate of 10%. Pursuant to the 2014 YA Loan Agreement, on April 22, 2014, through deduction from the $500,000 principal balance of the 2014 YA Loan, Omagine (i) paid the $110,680 balance then due under the 2013 YA Loan Agreement, (ii) paid a $39,000 commitment fee with respect to the 2014 YA Loan, and (iii) prepaid the $1,096 of interest due on the 2014 YA Loan for the period April 23, 2014 through April 30, 2014. The $349,224 net proceeds of the 2014 YA Loan was received by Omagine on April 23, 2014. The foregoing summary of the terms of the 2014 YA Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the YA Note Purchase Agreement, the YA Note and the YA Closing Statement attached hereto as Exhibits 10.13; 10.14; and 10.15 respectively.

Omagine presently anticipates that the 2014 YA Loan will be repaid from proceeds of sales of Common Shares made pursuant to (a) private placement transactions, (b) the exercise of Warrants, or (c) the 2014 SEDA, or a combination thereof.

Management’s original intent was to use the Prior SEDAs only after the DA was signed. The DA was signed on October 2, 2014 but the MOT Delays prior to October 2, 2014 necessitated our utilization of the Prior SEDAs and YA Loans to finance our continuing operations before the DA was signed (See “Dilution / MOT Delays” below).

There can be no assurance given that Omagine will be able to successfully utilize the Warrants or the 2014 SEDA to secure the significant amount of financing necessary for it to execute its business plan as presently conceived.

Omagine LLC

LLC presently has limited and strained resources.

Omagine and JOL invested the 20,000 Omani Rial ($52,000) OMAG Initial Equity Investment into LLC in 2009. A further 130,000 Omani Rial ($338,000) aggregate investment was made into LLC by Omagine and the New Shareholders pursuant to the Shareholder Agreement and LLC is presently capitalized at 150,000 Omani Rials ($390,000). Expenses incurred to date have depleted LLC’s resources and as of the date hereof Omagine has advanced to LLC 110,000 Omani Rials ($286,000) of the OMAG Final Equity Investment in order to maintain LLC’s liquidity.

Omagine will make the 210,000 Omani Rial ($546,000) OMAG Final Investment into LLC on a date between the date hereof and the Financing Agreement Date. The New Shareholders are obligated to make the 26,628,125 Omani Rial ($69,233,125) New Shareholder Deferred Cash Investment into LLC promptly after the Financing Agreement Date occurs.

The Company is considering several financing methods which would trigger the Financing Agreement Date and thereby also trigger the obligation of the New Shareholders to invest the 26,628,125 Omani Rial ($69,233,125) New Shareholder Deferred Cash Investment into LLC. Financing structures under consideration to facilitate the execution of the maximum scope of Phase One Activities include, but are not limited to, the sale to non-U.S. investors of (i) unsecured mandatory-convertible LLC promissory notes and/or (ii) shares of LLC presently owned by Omagine followed by a loan from Omagine to LLC. (See: “Description of Business - Financing / Phase One Activities / The Financing Agreement Date” above).

The PIK investment by RCA into LLC will be perfected concurrent with the registration of the Usufruct Agreement at the Ministry of Housing. The valuation of the PIK is presently being determined by specialist real-estate valuation companies in accordance with the requirements of the RICS. The capital of LLC will likely be increased further when the non-cash valuation of the PIK is recorded as a capital investment into LLC.

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The continuation of LLC’s business to date has to a large extent been financed by Omagine. The DA has been signed and LLC will now have to arrange a significant amount of Construction Financing in order to execute its plan to design and develop the Omagine Project (See: “Description of Business - Financial Advisor”). The Company is relying for revenue growth upon the future business LLC.

Omagine Inc.

The continuation of Omagine’s operations is dependent upon Omagine’s ability to secure financing for its and LLC’s operations until such time as the Financing Agreement Date occurs and LLC begins paying Omagine the $10 million Success Fee and the approximately $9 million (as of April 2011) of Pre-Development Expenses. (See: “Pre-Development Expenses / Success Fee” above)

In order to generate the cash needed to sustain the Company’s ongoing operations, Omagine has over the past many years relied on the proceeds from the YA Loans and from sales of Common Shares made pursuant to the Prior SEDAs and the 2012 rights offering as well as from sales of restricted Common Shares made pursuant to private placements. Management is hopeful that the Warrants will provide a future source of additional financing.

Subject to the necessary financial resources being available to it, Omagine intends to make a secured loan to LLC in order to finance the Phase One Activities and trigger the Financing Agreement Date, thereby also triggering the investment into LLC by the New Shareholders of the 26,628,125 Omani Rials ($69,233,125) New Shareholder Deferred Cash Investment.

Investors and shareholders should be aware that we have had no revenue for the past several years and we do not expect to generate any revenue until after the development of the Omagine Project is well underway. The failure to ultimately secure project financing via the closing of a Syndicated Financing Agreement will have a materially significant negative effect on the Company’s ability to continue operations.

Dilution / MOT Delays

The DA was signed on October 2, 2014 but prior to such date the Company endured many delays by the MOT (the “MOT Delays”) and Omagine incurred many millions of dollars of expenses (the “Delay Expenses”) which, if not for the MOT Delays, would not have been incurred. The Delay Expenses were materially significant and severely strained the Company’s resources.

To finance the Delay Expenses and address the perilous liquidity issues produced by the MOT Delays, management employed and continues to employ a variety of financing mechanisms including but not limited to: the Prior SEDAs, a Rights Offering and Warrant Distribution, the 2014 SEDA, the YA Loans, salary suspensions, vendor, consultant and professional fee payments made with Common Shares in lieu of cash and private placement sales of restricted Common Shares (collectively, the “Financing Mechanisms”).

Furthermore, to incentivize and encourage the continued services of mission-critical employees and consultants, Omagine issued Stock Options with a cashless exercise feature (the “Strategic Options”) to officers, directors and consultants of the Company whose continued service was deemed by the Board of Directors to be particularly crucial to attaining LLC’s then primary strategic goal of signing the DA with the Government of Oman and in recognition of those efforts during 2014 and beyond, both before and after the DA was signed. The Strategic Options are fully vested, provide for a cashless exercise feature and currently expire on December 31, 2015. Certain Strategic Options are exercisable at $1.70 per share and other Strategic Options are exercisable at $2.55 per share (See: “Equity Compensation Plan Information”, below).

From 2007 up until September 2014, the MOT had issued several written and verbal DA approvals. The DA that was signed by the parties on October 2, 2014 is virtually indistinguishable from the various previously approved DAs since 2007.

Throughout the period when the MOT Delays were occurring, Omagine utilized the Financing Mechanisms to finance the Delay Expenses and the Company’s continuing operations. This resulted in the number of Common Shares presently issued and outstanding (16,914,602) being a materially larger number than would otherwise have been the case absent the MOT Delays which necessitated the use of the Financing Mechanisms and the issuance of the Strategic Options.

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Between January 1, 2008 and the date of this Prospectus, 6,719,415 newly issued Common Shares were sold to various investors, vendors, officers and consultants pursuant to the Financing Mechanisms. These Common Shares represent 40% of the Common Shares issued and outstanding as of the date of this Prospectus. It is likely that all or most of such 6,719,415 Common Shares would not be issued or outstanding if the MOT Delays had not occurred and if the DA had been signed by the Government as previously promised and frequently agreed by the MOT.

The MOT Delays have had a material adverse effect on the Company and they are directly responsible for: (i) Omagine’s employment of the Financing Mechanisms, (ii) the aforementioned substantial dilution of our shareholders’ ownership interests in the Company, and (iii) Omagine’s issuance of the Strategic Options which may contribute to further future shareholder dilution.

Management believes the Strategic Options and Financing Mechanisms have been judiciously utilized to date and that the signing of the DA on October 2, 2014 was a momentous and positive event for the Company. Notwithstanding the MOT Delays and their dilutive and other effects, management believes that given the present state of the Oman economy and local Muscat market conditions, the future prospects for the Company have vastly improved as a result of the DA signing (See: “Description of Business - Market Conditions and Sales and Marketing” above).

Capital Expenditures and Construction Financing

The Company incurred $1,984 for capital expenditures during the first nine months of 2014. Since the DA is now signed, we expect that (i) the Company will incur significant expenses related to capital expenditures, and (ii) LLC will incur substantial debt associated with the Construction Financing for the Omagine Project.

We presently expect that such capital expenditures will be largely concentrated at LLC and will largely comprise the purchase by LLC and Omagine of the quantities of office equipment, furniture, vehicles, computer hardware and software and telecommunications equipment which will be necessary to service the expanded staff and offices required at both LLC and Omagine to manage the ramping up of our business operations in Oman and the U.S. now that the DA has been signed.

We presently expect that such capital expenditures will be financed:

i.	at Omagine via the proceeds from sales of Common Shares via the 2014 SEDA, the exercise of Warrants, private placement sales of restricted Common Shares, possible private placement sales of LLC Shares and the payments received from LLC with respect to the Success Fee and the Pre-Development Expense Amount, and

ii.	at LLC through a combination of invested capital, Phase One Financing, syndicated bank financing, loans from Omagine and the sale or sales of additional LLC equity or debt instruments (See: “Description of Business - The Shareholder Agreement / LLC Capital Structure” and “Financing/Phase One Activities / The Financing Agreement Date”).

No assurance can be given that such financing will be available to the Company at either Omagine or LLC.

We presently expect that LLC's Construction Financing requirements will be financed via Syndicated Financing Agreements with several regional and international banks as arranged by LLC and its Financial Adviser. LLC’s requirement for Construction Financing is expected to be reduced by its ability to pre-sell residence and commercial units by entering into sales contracts with third party purchasers and receiving deposits and progress payments during the construction of such units. Recent trends in the Omani market subsequent to the recent worldwide financial crisis however have indicated a reduced consumer appetite for pre-sales of residence units as many more buyers are now demanding a finished product before entering into sales contracts with developers. . (See: “Description of Business - Financial Advisor” and “Market Conditions” and “Sales & Marketing”).

Off-Balance Sheet Arrangements

We have never entered into and have no present intention of entering into any off-balance sheet financing arrangements. We have not formed and have no present intention of forming any special purpose entities.

FISCAL YEAR ENDED DECEMBER 31, 2013 vs.

FISCAL YEAR ENDED DECEMBER 31, 2012

The Company did not generate any revenue or incur any cost of sales for the years ending 2013 and 2012.

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Total selling, marketing, general and administrative operating expenses (“SG&A Expenses”) were $2,630,555 in fiscal year 2013 compared to $2,789,975 in fiscal year 2012, a decrease of $159,420 (5.7%).

During our 2013 fiscal year the following SG&A Expenses decreased by a total of $304,835: Officers & Directors compensation ($190,781); Travel and other SG&A Expenses ($114,054); and such decreases were partially offset by increases totaling $145,415 in the following SG&A Expenses: Professional Fees ($54,110); Consulting Fees ($68,386); and Rent / Occupancy costs ($22,919).

During 2013 and 2012 Omagine has utilized (i) awards of Stock Options to retain the services of personnel deemed critical to its ongoing operations (See: “Executive Compensation” and “Employment Agreements and Consulting Agreement”), and (ii) issuances of restricted Common Shares in lieu of cash payments in order to conserve its cash resources.

During the 2013 and 2012 fiscal years Omagine has frequently deferred making payments of salary to its executives, utilized (or extended) Stock Options to incentivize its employees and consultants and utilized Common Shares in lieu of cash to pay various professional fees. Omagine therefore incurred significant SG&A Expenses in both 2013 and 2012 that did not require Omagine to expend cash to compensate such employees and consultants or to pay such professional fees. Such SG&A Expenses incurred by Omagine in 2013 and 2012 totaled $1,931,728 and $2,186,653 respectively, and consisted of: (i) deferred salary amounts which were expensed (but not paid) and which were then accrued as salaries payable, (ii) Stock Option expense (including the calculated expense of extending the expiration date of the Strategic Options); (iii) Common Shares contributed to employee 401(k) Plans, and (iv) Common Shares utilized to pay vendors, as detailed below:

●	$206,250 in 2013 and $168,000 in 2012 of unpaid but accrued salaries payable to Company executives, and
●	$1,445,744 in 2013 and $1,761,076 in 2012 representing the fair value of Stock Option awards and/or the extension of the expiration date of the Strategic Options as calculated using the Black-Scholes option pricing model, and
●	$76,250 in 2013 and $76,250 in 2012 representing the value of the Common Shares contributed to employees 401(k) plan accounts, and
●	$203,484 in 2013 and $181,327 in 2012 representing the value of the Common Shares used by Omagine to pay various consulting and professional fees.

The Company sustained a net loss of $2,640,590 during 2013 compared to a net loss of $2,789,976 during 2012. The $149,386 (5.4%) decrease in Omagine's 2013 net loss compared to 2012 was principally attributable to the $159,420 decrease in SG&A Expenses in 2013 compared to 2012 as described above.

Liquidity and Capital Resources

The Company incurred net losses of $2,640,590 and $2,789,976 respectively in fiscal years 2013 and 2012. In 2013 Omagine had net negative cash flow of $42,404 resulting from the negative cash flows of $596,917 from Omagine’s operating activities and $8,207 from Omagine’s investing activities being partially offset by the positive cash flow of $562,720 from its financing activities. Financing activities during the fiscal year ended December 31, 2013 consisted of sales by Omagine of Common Shares for proceeds of $407,720 and the issuance of a note payable pursuant to the YA Loan, the net proceeds of which to Omagine was $180,000.

The Company had $8,207 of capital expenditures in fiscal year 2013. Since LLC and the Government signed the Development Agreement for the Omagine Project on October 2, 2014, Omagine anticipates that the Company will incur significant expenses related to capital expenditures, marketing, public relations and promotional activities in late fiscal year 2014 and beyond. (See: “Results of Operations – Nine Months ended September 30, 2014 vs. Nine Months ended September 30, 2013 - Capital Expenditures and Construction Financing”, above).

At December 31, 2013, Omagine had $29,998 in current assets, consisting of $19,723 of cash and $10,275 of prepaid expenses (representing prepaid expense for investor relations services which were amortized in 2014).

The Company's current liabilities at December 31, 2013 totaled $1,602,903 consisting of $347,935 of convertible notes payable and accrued interest, the $163,126 YA Loan note payable balance and accrued interest, $364,230 of accounts payable and accrued expenses and $727,612 of accrued officers’ payroll.

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At December 31, 2013, Omagine had a working capital deficit of $1,572,905 compared to a working capital deficit of $867,822 at December 31, 2012. Fifty-eight percent (58%) of the $1,602,903 of current liabilities at December 31, 2013 ($933,837) was due and owing to officers and/or directors.

The $705,083 increase in Omagine's working capital deficit at December 31, 2013 compared to December 31, 2012 was attributable to the decreases during 2013 in: cash ($42,404) and pre-paid expenses ($153,864) plus the increases during 2013 in: convertible notes payable and accrued interest ($27,500); the YA Note payable and accrued interest ($163,126); accounts payable and accrued expenses ($111,939); and accrued officers payroll ($206,250).

As indicated in the report of the independent registered public accounting firm, the consolidated financial statements referred to above have been prepared for Omagine assuming that Omagine will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, Omagine's present financial situation raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts or classification of liabilities that might be necessary in the event Omagine cannot continue in existence. The continued existence of Omagine is dependent upon its ability to execute its business plan and attain profitable operations or obtain additional financing.

LLC’s business and its efforts to date have to a large extent been financed by Omagine. The continuation of the Company’s business and operations is dependent upon Omagine’s ability to secure financing for its and LLC’s operations until such time as the Financing Agreement Date occurs and LLC begins paying Omagine the $10 million Success Fee and the approximately $9 million (as of April 2011) of Pre-Development Expenses. (See: “Description of Business - The Shareholder Agreement / LLC Capital Structure – Pre-Development Expenses / Success Fee”, and “Financing / Phase One Activities / The Financing Agreement Date”).

In order to provide financing for its activities, Omagine has relied on the proceeds from sales of Common Shares pursuant to (i) private placement sales, (ii) the Prior SEDAs and (iii) the 2012 Rights Offering discussed below. In addition Omagine has entered into the unsecured YA Loan Agreements as discussed above.

Rights Offering and Warrant Distribution

Omagine conducted a “Rights Offering and Warrant Distribution” in 2012 for the sole benefit of its shareholders at the time (the “Record Shareholders”) pursuant to which Omagine distributed “Rights” and Strategic Warrants to the Record Shareholders. The Rights, the Strategic Warrants and the Common Shares underlying the Rights and Strategic Warrants were registered in a registration statement filed by Omagine on Form S-1 (Commission File No. 333-179040), which was declared effective by the SEC on February 13, 2012 and in a separate registration statement filed by Omagine on Form S-1 (Commission File No. 333-183852), which was declared effective by the SEC on April 25, 2013 (the “Warrant Registration”).

A total of 1,014,032 Common Shares were subscribed for in the Rights Offering at a subscription price of $1.25 per Common Share. Total proceeds to Omagine from the Rights Offering was $1,267,540 of which $731,639 was paid in cash and $535,901 was paid via the satisfaction of debt owed by Omagine to Record Shareholders exercising such Rights. Of the 1,014,032 Common Shares issued pursuant to the Rights Offering, 585,311 were issued in exchange for $731,639 in cash and 428,721 were issued in satisfaction of $535,901 of debt constituting promissory notes for loans to Omagine and accrued but unpaid salaries and expenses. Of the $535,901 of debt which was satisfied in the Rights Offering, $506,750 represented unpaid salaries, expenses and loans which were due and owing by Omagine to Omagine officers and directors.

Of the 6,422,124 Strategic Warrants distributed, 3,211,062 are exercisable at $5 per Common Share and 3,211,062 are exercisable at $10 per Common Share. On August 13, 2013, Omagine filed a Post-Effective Amendment on Form S-1 to the Warrant Registration (Commission File No. 333-183852) to update the Warrant Registration to include all 6,422,124 then issued and outstanding Strategic Warrants and the 6,422,124 Common Shares underlying such Strategic Warrants (the “Updated Warrant Registration”). The SEC declared the Updated Warrant Registration to be effective as of August 26, 2013 and as of the date of this Prospectus its effective status has expired. Post-Effective Amendment No. 2 to the Warrant Registration was filed with the SEC on January 28, 2015. Omagine is filing this Post-Effective Amendment No. 3 to the Warrant Registration, of which this Prospectus forms a part, in order to further update the Warrant Registration and to re-instate its effective status. All Strategic Warrants expire on December 31, 2015 unless redeemed earlier by Omagine.

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Standby Equity Distribution Agreements

Omagine and YA had been parties to the 2011 SEDA which was due to expire on September 1, 2014 but which was terminated on July 16, 2014 by the mutual consent of the parties (See: Exhibit 10.11).

Sales of Common Shares to YA in 2013 pursuant to the 2011 SEDA totaled 163,094 Common Shares for aggregate proceeds to Omagine of $205,000 and in 2012 such sales totaled 68,480 Common Shares for aggregate proceeds to Omagine of $90,000.

Omagine and YA are now parties to the 2014 SEDA and Omagine filed the 2014 SEDA Registration Statement with the SEC on August 8, 2014 and it was declared effective by the SEC on January 22, 2015. (See: “Results of Operations – Nine Months ended September 30, 2014 vs. Nine Months ended September 30, 2013 - Liquidity and Capital Resources – Standby Equity Distribution Agreements” above).

Unsecured Loans

On July 26, 2013 Omagine and YA entered into the 2013 YA Loan Agreement whereby YA made an unsecured loan of $200,000 to Omagine and on April 22, 2014, Omagine and YA entered into the 2014 YA Loan Agreement whereby YA made a second unsecured loan of $500,000 to Omagine. (See: “Results of Operations – Nine Months ended September 30, 2014 vs. Nine Months ended September 30, 2013 - Liquidity and Capital Resources – The YA Loan Agreements” above, and Exhibits 10.12 and 10.13).

Capital Expenditures and Construction Financing

The Company incurred $8,207 of capital expenditures in fiscal year 2013. Since the DA is now signed, we expect that (i) the Company will incur significant expenses related to capital expenditures, and (ii) LLC will incur substantial debt associated with the Construction Financing for the Omagine Project. We presently expect that such capital expenditures will be largely concentrated at LLC and will largely comprise the purchase by LLC and Omagine of the quantities of office equipment, furniture, vehicles, computer hardware and software and telecommunications equipment which will be necessary to service the expanded staff and offices required at both LLC and Omagine to manage the ramping up of our business operations in Oman and the U.S. now that the DA has been signed. (See: “Results of Operations – Nine Months ended September 30, 2014 vs. Nine Months ended September 30, 2013 - Capital Expenditures and Construction Financing”, above).

Impact of Inflation

The level of inflation in the U.S. has been relatively low during the last several fiscal years and has not had a significant impact on Omagine. Although inflation in Oman has also been relatively low during the last several fiscal years, the Oman economy has recently been experiencing volatility in its inflation rate (including in the prices of construction materials and labor) which volatility may have an impact on LLC's proposed future operations in Oman.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information required under this caption is not required for Omagine since it is a smaller reporting company.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors. The directors and executive officers of the Registrant as of the date hereof are as follows:

Name	Age	Position
Frank J. Drohan	69	Chairman of the Board of Directors, President, Chief Executive & Financial Officer
Charles P. Kuczynski	61	Vice-President, Secretary and Director
William Hanley	72	Controller & Principal Accounting Officer
Louis J. Lombardo	70	Director

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Directors

Frank J. Drohan has served as a director, Chairman of the Board of Directors, President and CEO of the Registrant since 1991. Mr. Drohan is also the Managing Director and Chief Executive Officer of LLC and he serves as a director and the chairman of JOL. He was chairman of the board of directors, president and sole shareholder of Rif International Corp., a privately held company active in the construction and real estate development business and which had extensive overseas activities in the MENA Region between 1977 and 1986 and which was acquired by Omagine in 1997. Mr. Drohan holds a Bachelor of Science degree in Economics and Political Science from Manhattan College in New York City. Mr. Drohan, has over 35 years of experience doing business across most of the MENA Region, has many long-standing business and personal relationships in the region and is familiar with the region’s cultural and business environment.

Charles P. Kuczynski has served as a director, Secretary and a Vice-President of the Registrant since 1996 and previously served as a director and Secretary of the Registrant from 1988 to 1993. Mr. Kuczynski is a director and the secretary of JOL. Prior to joining Omagine, Mr. Kuczynski was a sales executive with Hillenbrand Industries. Mr. Kuczynski holds a Bachelor of Arts degree from Merrimack College in Massachusetts. Mr. Kuczynski has over 30 years of diverse business experience in marketing, sales, public relations and administration.

Louis J. Lombardo has served as a non-employee independent director (“Independent Director”) of the Registrant since 2005. Mr. Lombardo retired after 35 years at American Express Company where he was Executive Vice President - Travel Related Services. In this capacity he led an organization of worldwide operating centers employing over 14,000 people and managed a $1.3 billion operating budget and a $600 million capital budget. Mr. Lombardo holds an MBA degree from New York University. Mr. Lombardo’s years of experience as a senior executive of American Express Company brings a unique perspective and added value to his role as an Independent Director on our Board of Directors. He lives in New York City where he owns and operates two privately held businesses and a consulting company.

Directors are elected to serve for one-year terms or until their successors are duly elected and qualified. The Board of Directors is authorized to fill vacancies on the Board of Directors by appointment for a term lasting until Omagine’s next annual meeting of shareholders or until such appointed person’s successor has been duly elected and qualified. Directors who are Company employees receive no fees for acting as such. Independent Directors receive stock options and receive a minimal fee for attendance at board meetings and Omagine's annual meeting and are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in attending such meetings.

Kevin O'C. Green is an attorney and had served as an Independent Director of the Registrant from 2001 until January 2012. Due to the demands of his law practice and other business commitments, Mr. Green resigned as a director of Omagine effective January 31, 2012. His resignation was not the result of any disagreements with Omagine on any matters relating to Omagine’s operations, policies or practices. Salvatore J. Bucchere, an accountant and businessman, had served as an Independent Director of the Registrant from 2001 until his sudden and unexpected death on April 9, 2012. The Board of Directors has undertaken a search to identify two persons who are qualified and willing to serve as Independent Directors to fill the vacancies resulting from Mr. Green’s resignation and Mr. Bucchere’s untimely passing. At December 31, 2013 and as of the date hereof, the three member Board of Directors of Omagine consisted of two employee directors: Frank J. Drohan and Charles P. Kuczynski and one Independent Director: Louis J. Lombardo.

Omagine has an audit committee, a compensation committee, a nominating committee and a stock option committee each designated by the Board of Directors.

At December 31, 2013 and as of the date hereof, the sole member of the Audit Committee was Mr. Drohan and the audit committee did not have an audit committee financial expert as a member as of December 31, 2013 or as of the date hereof. At January 1, 2012 the members of the Audit Committee were Mr. Bucchere, Mr. Green (both of whom were Independent Directors) and Mr. Drohan. Until his unexpected death on April 9, 2012, Mr. Bucchere was the Chairman of the Audit Committee and was an audit committee financial expert.

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At December 31, 2013 and as of the date hereof, the sole member of the compensation committee and of the nominating committee was Mr. Lombardo who is an Independent Director. At January 1, 2012, the three Independent Directors, Mr. Lombardo, Mr. Bucchere and Mr. Green comprised the entire membership of the compensation committee and of the nominating committee.

At December 31, 2013 and as of the date hereof, the sole member of the Stock Option Committee was Mr. Drohan. At January 1, 2012, the Stock Option Committee was chaired by Mr. Green, and both Mr. Bucchere and Mr. Drohan were committee members.

In view of the ongoing vacancies on its Board of Directors, Omagine’s limited resources and the limited number of Company employees available to address currently pressing business requirements, the Board of Directors resolved on March 15, 2013 to temporarily suspend the activities of the audit committee, the compensation committee, the nominating committee and the stock option committee until the two new Independent Directors were appointed or elected, and to have responsibility for all such committee activities assumed by the full Board of Directors.

Now that the Development Agreement for the Omagine Project is signed with the Government of Oman, the Board of Directors will intensify its efforts to fill the two board vacancies for Independent Directors. The Board intends that one such vacancy will be filled with a person who will chair the audit committee and will be an audit committee financial expert. Upon the appointment or election of such two new Independent Directors, they will also both be appointed to the compensation committee and to the nominating committee.

Officers

Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors.

Mr. Drohan and Mr. Kuczynski are both officers of Omagine as described above.

William Hanley has served as the Controller and Principal Accounting Officer of the Registrant since January 2008. Mr. Hanley served as the controller of Mittal Steel from 1986 to 2007 and as the Controller and Chief Financial Officer of Rif International Corp. from 1980 to 1986. From 1973 to 1980 he served as the controller at two Wall Street brokerage firms and from 1968 to 1972 as a senior accountant at the public accounting firm Main LaFrentz & Company. Mr. Hanley holds a Bachelor of Business Administration degree in Accounting from St. Francis College in New York.

Sam Hamdan has served as Omagine’s primary strategic consultant since 2007 and as Deputy Managing Director of Omagine LLC since 2009. Mr. Hamdan has over 25 years of wide ranging business experience, having owned and operated several companies while also serving as a strategic consultant to high ranking government officials, Fortune 500 companies and technology ventures across the U.S., Europe and the MENA Region. Mr. Hamdan is fluent in Arabic and English, has many long-standing business and personal relationships in the U.S., Europe and the MENA Region and is familiar with the MENA Region’s cultural and business environment.

Omagine has adopted and its Board of Directors has approved a Code of Ethics and Business Conduct ("Code"). The Code applies to all directors, officers and employees of Omagine. Omagine believes that the policies and procedures contained in the Code are consistent with the requirements for a Code of Ethics as required by the SEC. A copy of the Code is attached hereto as Exhibit 14 and is available on Omagine's website, www.omagine.com.

Section 16(a) Beneficial Ownership Reporting Compliance

As of the date hereof, the Registrant’s officers and directors are in compliance with the requirement to file ownership reports as required by Section 16(a) of the Act. During 2013 the Registrant’s President, Vice President and Controller did not timely file Form 4 for Common Shares gifted by each of them. All such required forms have been filed as of the date of this Prospectus.

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EXECUTIVE COMPENSATION

Officer Compensation

The following table sets forth information relating to the aggregate compensation received by the then current executive officers of the Company for services in all capacities during the Company’s three fiscal years indicated for (i) Omagine’s Chief Executive and Financial Officer, and (ii) each then current executive officer of Omagine and/or LLC whose total compensation exceeded $100,000 (the foregoing (i) and (ii) being collectively, the “Named Executive Officers”).

Summary Compensation Table

(a)	(b)	(c-1)	(c-2)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Unpaid Salary Accrued (1)	Salary Payments (2)	Bonus	Stock Awards (3)	Option Awards (4)	All Other Comp.	Total
		($)	($)	($)	($)	($)	($)	($)

Frank J. Drohan, Chief Executive and Financial Officer	2014	($87,691)	$212,691	$0	$33,443	$2,110,595	$0	$2,269,038
	2013	$125,000	$0	$0	$33,889	$566,727	$0	$725,616
	2012	$125,000	$0	$0	$34,388	$691,874	$0	$851,262

Charles P. Kuczynski, Vice-President and Secretary	2014	$8,000	$92,000	$0	$34,781	$580,277	$0	$715,058
	2013	$17,917	$82,083	$0	$35,301	$194,805	$0	$330,186
	2012	$18,000	$82,000	$0	$35,882	$236,847	$0	$372,729

William Hanley, Controller and Principal Accounting Officer	2014	($10,000)	$90,000	$0	$8,026	$196,137	$0	$284,163
	2013	$63,333	$16,667	$0	$7,060	$42,508	$0	$129,568
	2012	$25,000	$55,000	$0	$5,980	$51,183	$0	$137,163

Sam Hamdan, Deputy Managing Director, Omagine LLC (5)	2014	$0	$0	$0	$0	$1,774,445	$0	$1,774,445
	2013	$0	$0	$0	$0	$644,479	$0	$644,479
	2012	$0	$0	$0	$0	$18,768	$0	$18,768

1.	Amounts included under Column (c-1) represent amounts recognized as compensation expense for financial statement reporting purposes and not an amount paid to the Named Executive Officers in the year indicated. Such amounts represent salary due to the Named Executive Officer for the year indicated that was not paid to such Named Executive Officer and was accrued as salaries payable.
The unpaid accrued salary balance for Mr. Drohan decreased $87,691 from December 31, 2013 to $310,464 at December 31, 2014; the unpaid accrued salary balance for Mr. Hanley decreased $10,000 from December 31, 2013 to $155,883 at December 31, 2014; the unpaid accrued salary balance for Mr. Kuczynski increased $8,000 from December 31, 2013 to $171,575 at December 31, 2014.
2.	Amounts included under Column (c-2) represent amounts recognized as compensation expense for financial statement reporting purposes which were paid to the Named Executive Officers in the year indicated. Such amounts represent the portion of salary due to the Named Executive Officer for the year indicated that was paid to such Named Executive Officer in the year indicated.
3.	Amounts included under Column (e) represent contributions of Common Shares made in the year indicated to the 401(k) Plan account of the Named Executive Officer, valued at the closing market price for a Common Share on the dates of such contributions.
4.	Amounts included under Column (f) represent the amount recognized as compensation expense for financial statement reporting purposes for the year indicated under ASC 718 and not an amount paid to or realized by the Named Executive Officers. There can be no assurance that the amounts determined by ASC 718 will ever be realized by the Named Executive Officers. In December 2012, Omagine extended the expiration date of all Strategic Options from December 31, 2012 to December 31, 2013 (the “First Extension”) and in December 2013 Omagine again extended that expiration date from December 31, 2013 to December 31, 2014 (the “Second Extension”). Management again extended that expiration date of all Strategic Options from December 31, 2014 to December 31, 2015 (the “Third Extension”). Assumptions used in the calculation of the amounts specified in Column (f) for the years 2012 and 2013 are included in Note 1 - Stock Based Compensation and Note 7 – Stock Options to Omagine's audited financial statements for the fiscal year ended December 31, 2013. Column (f) assumptions for the fiscal year ended December 31, 2014 are unaudited. (See also: “Equity Compensation Plan Information” below).
5.	In addition to the 750,000 Strategic Options exercisable at $1.70 per Common Share awarded to Mr. Hamdan in 2012, Mr. Hamdan also holds 160,000 Stock Options exercisable at $1.25 per Common Share which were awarded to him in March 2007and which are not Strategic Options.

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Management has concluded that the aggregate amount of personal benefits does not exceed 10% of the total compensation reported in column (h) of the foregoing table for the year indicated as to any Named Executive Officer named in the above table. In December 2014 Omagine made a Third Extension of all Strategic Options from December 31, 2014 to December 31, 2015.

Table of Accrued Unpaid Salary Used to Purchase Common Shares

The following table indicates the amounts of previously accrued but unpaid salary payable utilized in the year indicated by the Named Executive Officer to purchase Common Shares via a direct purchase from Omagine, an exercise of Stock Options or an exercise of Rights in the Rights Offering.

Name	2014	2013	2012	2011
Frank J. Drohan (1)	$0	$0	$155,921	$125,000
Charles P. Kuczynski (2)	$0	$0	$11,591	$62,500
William Hanley (3)	$0	$0	$31,250	$0
1.	During the year ended December 31, 2012, $155,921 of unpaid salary owed to Mr. Drohan and $247,492 of principal and interest owed by Omagine to Mr. Drohan pursuant to a promissory note was offset and utilized by him for the exercise of 322,730 Rights to purchase 322,730 Common Shares at $1.25 per Common Share. During the year ended December 31, 2011, $125,000 of unpaid salary owed to Mr. Drohan was offset and utilized by him for the exercise of 100,000 Stock Options at $1.25 per Common Share. At December 31, 2014, 2013, 2012 and 2011, unpaid salary payable due to Mr. Drohan was $310,464; $398,154; $273,154; and $281,250 respectively.
2.	During the year ended December 31, 2012, $11,591 of unpaid salary owed to Mr. Kuczynski and $51,497 of principal and interest owed by Omagine to Mr. Kuczynski pursuant to a promissory note was offset and utilized by him for the exercise of 50,470 Rights to purchase 50,470 Common Shares at $1.25 per Common Share. During the year ended December 31, 2011, $62,500 of unpaid salary owed to Mr. Kuczynski was offset and utilized by him for the exercise of 50,000 Stock Options at $1.25 per Common Share. At December 31, 2014, 2013, 2012 and 2011, unpaid salary payable due to Mr. Kuczynski was $171,575; $163,575; $145,658; and $139,249 respectively.
3.	During the year ended December 31, 2012, $31,250 of unpaid salary owed to Mr. Hanley was offset and utilized by him for the exercise of 25,000 Rights to purchase 25,000 Common Shares at $1.25 per Common Share. During the year ended December 31, 2010, $100,000 of unpaid salary owed to Mr. Hanley was offset and utilized by him for the purchase of 82,305 Common Shares at $1.215 per Common Share. At December 31, 2014, 2013, 2012, 2011 and 2010, unpaid accrued officer’s compensation due to Mr. Hanley was $155,883; $165,883; $102,550; $108,800; and $43,799 respectively.

Director Compensation

Directors of Omagine who are employees of the Company do not receive additional compensation for their services as directors. Independent Directors are compensated for their services as directors of Omagine.

The following table sets forth information relating to the aggregate compensation received by the then current Independent Directors of the Registrant for services in all capacities during the Registrant's fiscal year ended December 31, 2014.

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Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1)(2) ($)	All Other Compensation ($)	Total ($)
Estate of Salvatore Bucchere (3)	$0	$0	$16,606	$ 0	$16,606
Kevin Green (3)	$0	$0	$0	$ 0	$0
Louis Lombardo	$1,250	$0	$143,885	$ 0	$145,135
(1)	Column (d) represents the dollar amount recognized as compensation expense for financial statement reporting purposes for the year indicated under ASC 718, and not an amount paid to or realized by the named director. There can be no assurance that the amounts determined by ASC 718 will ever be realized by the named director. Assumptions used in the calculation of the amounts specified in Column (d) are unaudited.
(2)	All Strategic Options presently expire on December 31, 2015. As of December 31, 2014, (a) Mr. Lombardo had 75,000 fully vested Strategic Options, the estate of Mr. Bucchere had 50,000 fully vested Strategic Options and Mr. Green had no Strategic Options. In addition as of December 31, 2014, Mr. Lombardo held Stock Options that are not Strategic Options as follows: (i) 2,000 fully vested Stock Options exercisable at $0. 85 per Common Share, (ii) 2,000 fully vested Stock Options exercisable at $1.38 per Common Share, and (iii) 2,000 fully vested Stock Options exercisable at $1.70 per Common Share; and Mr. Green held Stock Options that are not Strategic Options as follows: (i) 2,000 fully vested Stock Options exercisable at $0.85 per Common Share and (ii) 2,000 fully vested Stock Options exercisable at $0.51 per Common Share (See: “Equity Compensation Plan Information” - “Stock Options Granted to Independent Directors” below).
(3)	Mr. Green resigned in January 2012 and Mr. Bucchere died in April 2012.

Independent Directors are compensated for their services as directors as shown in the chart below:

Schedule of Independent Director Fees December 31, 2014

Compensation Item	Amount

Annual Retainer	$0
Attendance at Annual Meeting	500
Per Board Meeting Fee (attendance in person)	500
Per Board Meeting Fee (attendance by teleconference)	250
Per Committee Meeting Fee (in person or by teleconference)	0
Appointment Fee Upon Election to Board of Directors	0
Non-qualified stock options	(1)(2)
(1)	On the date of appointment to the Board of Directors, new Independent Directors are entitled to a one-time grant of 6,000 non-qualified Stock Options exercisable at the closing price for a Common Share on the date of grant, vesting 2,000 on the date of grant and 2,000 on the first business day of January in each of the two years next following the date of grant.
(2)	For Independent Directors that have served on the Board for at least 3 years, 2,000 Stock Options (or such other number of Stock Options as determined by the Board of Directors in its discretion) will be granted on the first business day of January in each fiscal year next following such 3 year period, at the closing price for a Common Share on the date of such grant, and vesting immediately upon grant. (See: “Stock Options Granted to Independent Directors” below)

Compensation Discussion and Analysis

The Board of Directors has long recognized that the Named Executive Officers and Omagine’s Independent Director (collectively, the “Company Executives”) have been substantially underpaid for years relative to their talents and to the efforts they expend on the Company’s behalf. The previously disclosed history of the long and frequent delays by the Government of Oman relative to the timely signing the DA have caused hardship for both the Company and the Company Executives. In order to conserve its cash resources, Omagine has frequently suspended the already inadequate compensation arrangements it has with the Company Executives by not paying or partially paying such compensation and accruing the unpaid portions of such compensation on its books as compensation payable. The Company Executives have nevertheless exhibited remarkable resiliency, loyalty to the Company and dedication to their work and have labored diligently, often with little or no compensation, in order to accomplish the Company’s single most important strategic objective of signing the DA with the Government. Also, Omagine’s president, its vice-president and its Independent Director have each made loans to Omagine during the past few years.

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Now that the DA has been signed by LLC and the Government, the Company plans to institute as soon as practicable a formal plan for performance based compensation for all its executives and senior staff, including the Company Executives. This intended compensation plan will be designed to align executive compensation with the achievement by the Company of its long-term goals and objectives. Given Omagine’s cash restraints, the Company has attempted both prior to the October 2014 signing of the DA and in December 2014 to strategically incentivize the Company Executives on an ad hoc basis.

Beginning in 2007 and continuing to date, Omagine has frequently suspended and accrued salary payments due to the Company Executives who are officers of Omagine. By way of example, from 2011 through 2014, Omagine failed, to pay in accordance with its normal payroll procedures a total of $310,464 of salary due to its president & chief executive officer; a total of $171,575 of salary due to its vice-president & secretary; and a total of $155,883 of salary due to its controller & principal accounting officer. Consistent with Omagine’s practice in periods prior to 2011, such unpaid salaries were accrued on Omagine’s books as salaries payable and portions thereof were sometimes paid at later dates, as and when Omagine’s financial circumstances permitted. Significantly, and in a further demonstration of their support of Omagine, the Company Executives who are officers of Omagine also, from time to time, exchanged portions of the accrued but unpaid salary due them for restricted Common Shares. None of such Common Share purchases by the Company Executives were executed at preferential prices. In this regard:

•	In August 2011, Omagine’s president exchanged $125,000 of accrued unpaid salary due to him from Omagine in order to exercise 100,000 Stock Options at $1.25 per Common Share and in March 2012 he exchanged an aggregate of $403,413 due to him from Omagine consisting of (a) accrued unpaid salary, and (b) principal and accrued interest due under an Omagine promissory note, in order to exercise 322,730 Rights in the Rights Offering to purchase 322,730 Common Shares at $1.25 per Common Share, and
•	In August 2011, Omagine’s vice-president exchanged $62,500 of accrued unpaid salary due to him from Omagine in order to exercise 50,000 Stock Options at $1.25 per Common Share and in March 2012, he exchanged an aggregate of $63,088 due to him from Omagine consisting of (a) accrued unpaid salary, and (b) principal and accrued interest due under an Omagine promissory note, in order to exercise 50,470 Rights in the Rights Offering to purchase 50,470 Common Shares at $1.25 per Common Share, and
•	In July 2010, Omagine’s controller exchanged $100,000 of accrued unpaid salary due to him from Omagine in order to purchase 82,305 Common Shares at $1.215 per Common Share and in March 2012 he exchanged $31,250 of accrued unpaid salary due to him from Omagine in order to exercise 25,000 Rights in the Rights Offering to purchase 25,000 Common Shares at $1.25 per Common Share.
•	An Omagine Independent Director has made loans to Omagine in the aggregate amount of $150,000 which are memorialized by Omagine convertible promissory notes.

In an effort to retain the services of the Company Executives (and other Company consultants) which Omagine deems critical to its ongoing operations, in January 2012 Omagine issued Strategic Options to the Company Executives and to other Company consultants (See: “Equity Compensation Plan Information” and “Employment Agreements and Consulting Agreement” below). In December 2014 Omagine issued additional Strategic Options to the Company Executives and extended (for the third time) the expiration date of the Strategic Options previously issued to them. (See: “Equity Compensation Plan Information – The Strategic Options” below).

The Company Executives recognize the extraordinary advance made in the Company’s prospects as a result of the October 2, 2014 signing of the DA by LLC and the Government. Although the Government must still ratify the DA and sign and register the UA, the DA obligates the Government to take these actions and LLC’s development and implementation of the Omagine Project has now begun. While they recognized and accepted the extraordinary personal and professional risks, both financial and otherwise, that they undertook for many years in order to pursue this Company goal of signing the DA, the Company Executives were nevertheless greatly shocked by the excessive length of the Government’s decision making process and the attendant additional risks necessarily incurred by them as a result of the MOT Delays.

The briefest review of our past history (as detailed in our prior SEC filings since 2007) reveals that ultimately no one could have been certain that the DA would be signed by the parties until it was actually signed by them on October 2, 2014. If LLC had ultimately failed to sign the DA and move forward with the development of the Omagine Project in Oman, (i) the past many years of under-compensation to the Company Executives would have been wasted years for them, (ii) the accrued unpaid compensation payable to them would have been lost, (iii) the Common Shares purchased by them would likely have declined in value, and (iv) the Stock Options held by them would likely have expired worthless.

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Now that the efforts by the Company Executives have been successful and the DA is signed by LLC and the Government, it appears likely that the past years of under-compensation to the Company Executives was a worthwhile sacrifice, that the accrued unpaid salary payable to them will likely be paid to them and the Common Shares and Stock Options held by them will likely become valuable.

In view of the inordinate past MOT Delays by the Government and the extraordinary efforts, risks and sacrifices undertaken on behalf of the Company by the Company Executives, the Board of Directors determined in 2012 that if, and only if, the DA was signed by LLC and the Government, Omagine would then award a one-time cash bonus (a “DA Success Bonus”) to each of the Company Executives in compensation for the aforesaid efforts, risks and sacrifices so undertaken by them which resulted in the realization of the Company’s primary and long delayed strategic objective of LLC and the Government signing the DA. As of the date hereof the DA has only recently been signed and the amount of each such DA Success Bonus has not yet been determined by the Board of Directors but each such amount is expected to be substantial and commensurate with (a) the value added to the Company as a result of the contribution made by each such Company Executive to the Company’s success in achieving its primary strategic objective of getting the DA signed by LLC and the Government, and (b) the efforts expended by each such Company Executive in attaining that objective.

The Development Agreement for the Omagine Project was signed by LLC and the Government on October 2, 2014 and the Board of Directors will now take up the matter of determining the amount of each Company Executive’s individual DA Success Bonus. In determining its compensation policies and decisions subsequent hereto, Omagine shall seek a shareholder advisory vote on its executive compensation policy (including any proposed DA Success Bonus awards) as required by section 14A of the Exchange Act. The Company does not presently have written employment agreements with any of its executive officers (See: “Employment Agreements and Consulting Agreement” below).

Equity Compensation Plan Information

TThe 2003 Plan and the 2014 Plan

Omagine’s shareholders approved the reservation by Omagine of 2,500,000 Common Shares for issuance under the 2003 Omagine Inc. Stock Option Plan (the ”2003 Plan”). The 2003 Plan expired on August 31, 2013. (See: Exhibit 10.19).

On March 6, 2014, the Board of Directors approved the adoption of the 2014 Omagine Inc. Stock Option Plan (the “2014 Plan”). Pursuant to the 2014 Plan, 3,000,000 Common Shares were reserved for issuance. Omagine intends to seek its shareholders’ ratification of the adoption by Omagine of the 2014 Plan (See: Exhibit 10.20).

Both the 2003 Plan and the 2014 Plan are designed to attract, retain and motivate employees, directors, consultants and other professional advisors of Omagine and its subsidiaries (collectively, the “Recipients”) by giving such Recipients the opportunity to acquire stock ownership in Omagine through the issuance of stock options (“Stock Options”) to purchase Common Shares.

Omagine has registered for resale the 2.5 million Common Shares reserved for issuance under the 2003 Plan by filing a registration statement with the SEC on Form S-8 (the “S-8 Registration”) and on September 12, 2012, Omagine filed a post-effective amendment to the S-8 Registration.

At December 31, 2014, there were 2,285,000 unexpired Stock Options issued but unexercised under the 2003 Plan and all such Stock Options remain valid until the earlier of their exercise date or expiration date. At December 31, 2014, there were 990,000 unexpired Stock Options issued but unexercised under the 2014 Plan of which 950,000 are Strategic Options. As of December 31, 2014a total of 3,275,000 Stock Options are issued and outstanding of which 2,915,000 are Strategic Options.

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The Strategic Options

On January 2, 2012, pursuant to the 2003 Plan and a resolution of the Board of Directors, thirteen individuals who were either employees, directors or consultants to Omagine at such time and whose continued service was deemed by the Board of Directors to be particularly crucial to attaining LLC’s then primary strategic goal of signing the DA with the Government of Oman were granted an aggregate of 1,994,000 Strategic Options each of which is exercisable at $1.70 per Common Share.

On January 31, 2012, an Independent Director resigned and the 50,000 Strategic Options previously granted to him were cancelled in accordance with their terms. On April 13, 2012 pursuant to a resolution of the Board of Directors, an aggregate of 21,000 additional Strategic Options (intended to be granted on January 2, 2012 but not available under the 2003 Plan at such time), each of which is exercisable at $1.70 per Common Share, were granted to two individuals.

To maintain the incentive for the retention and sustained service to the Company of its mission-critical employees and consultants in the face of the then continued MOT Delays, the Board of Directors authorized the First Extension of the expiration date of all Strategic Options to December 31, 2013, the Second Extension of such expiration date to December 31, 2014 and subsequently, on December 29, 2014, the Third Extension of such expiration date to December 31, 2015.

Also on December 30, 2014, pursuant to the 2014 Plan and a resolution of the Board of Directors, six of the aforementioned thirteen individuals were granted an aggregate of 950,000 additional Strategic Options each of which is exercisable at $2.55 per Common Share.

1,965,000 Strategic Options are exercisable at $1.70 per Common Share and 950,000 Strategic Options are exercisable at $2.55 per Common Share (such exercise prices are collectively referred to herein as the “Exercise Price”). Of the 2,915,000 Strategic Options issued and outstanding as of the date hereof, an aggregate of 2,685,000 have been granted to Omagine and LLC officers and 127,000 have been granted to Omagine independent directors.

All Strategic Options are fully vested, provide for a cashless exercise feature, expire on December 31, 2015 and (except with respect to Strategic Options held by the estate of a deceased former director) require the holder thereof to be an employee of or a consultant to the Company at the time of exercise.

Strategic Options may be exercised at any time prior to 5 P.M. Eastern Time in the United States on December 31, 2015 by either: (1) paying the Exercise Price in cash to Omagine, or (2) electing to pay the Exercise Price via the cashless exercise feature of the Strategic Options, as follows:

1)

Strategic Options may be exercised in whole or in part by the holder thereof by delivery of a written notice to Omagine (the “Exercise Notice”), of such holder’s election to exercise such Strategic Options, which Exercise Notice shall:

  specify the number of Common Shares (“Option Shares”) to be purchased, be accompanied by payment to Omagine of an amount equal to $1.70 multiplied by the number of Option Shares for which the Strategic Options are being exercised (the “Aggregate Option Exercise Price”) in cash or wire transfer of immediately available funds, and include the surrender of the relevant certificate representing such Strategic Options (or an indemnification undertaking with respect to such Strategic Options in the case of the loss, theft or destruction of such certificate).

Such documentation and payment shall be delivered by such holder to a common carrier for overnight delivery to Omagine as soon as practicable following the date of such Exercise Notice, but in no event later than December 30, 2015 (“Cash Basis”),

or

2)	by delivering an Exercise Notice and in lieu of making payment of the Aggregate Option Exercise Price in cash or wire transfer, elect instead to receive upon such exercise the “Net Number” of Common Shares determined according to the following formula (the “Cashless Exercise”):

Net Number = (A x B) – (A x C)

B

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For purposes of the foregoing formula:

A =	the total number of Option Shares with respect to which the relevant Strategic Options are then being exercised.
B =	the closing bid price of a Common Share on the date of exercise of the relevant Strategic Options.
C =	the exercise price of one dollar and seventy cents ($1.70) in United States currency.

Stock Options Other Than Strategic Options

On April 13, 2012 pursuant to the 2003 Plan, an Omagine independent director was granted 2,000 Stock Options exercisable at $1.70 per Common Share and expiring on April 18, 2017.

On January 15, 2013 pursuant to the 2003 Plan, an Omagine independent director was granted 2,000 Stock Options exercisable at $1.38 per Common Share and expiring on January 14, 2018.

On April 8, 2013, the estate of a former Omagine director exercised 4,000 Stock Options; 2,000 at $0.51 per Common Share and 2,000 at $0.85 per Common Share.

On March 28, 2014 pursuant to the 2014 Plan, four persons were granted an aggregate of 40,000 Stock Options exercisable at $1.80 per Common Share and expiring on March 27, 2019. One such person is an Omagine independent director and one is an Omagine officer.

Stock Options Granted to the Named Executive Officers

The following table shows the number of Common Shares covered by exercisable and un-exercisable Stock Options issued pursuant to the 2003 Plan and held by the Named Executive Officers on December 31, 2014. There can be no assurance that the Grant Date Fair Value of Stock Option awards will ever be realized by such Named Executive Officers.

(a)	(b)	(c)	(d)	(e)
Name	Number of Common Shares Underlying Unexercised Options (#) Exercisable	Number of Common Shares Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price	Option Expiration Date
Frank Drohan (1)	750,000	0	$1.70	December 31, 2015
	100,000	0	$2.60	September 22, 2018
Charles Kuczynski (2)	250,000	0	$1.70	December 31, 2015
	50,000	0	$2.60	September 22, 2018
William Hanley (3)	60,000	0	$1.70	December 31, 2015
Sam Hamdan (4)	750,000	0	$1.70	December 31, 2015
	160,000	0	$1.25	March 30, 2017

(1)	In September 2008, 100,000 Stock Options, vesting ratably over five years, expiring after ten years and exercisable at $2.60 per Common Share, were granted to Omagine's President & Chief Executive Officer. In January and April of 2012, an aggregate of 750,000 Strategic Options, vesting 50% upon grant and 50% on July 1, 2012, expiring on December 31, 2015 and exercisable at $1.70 per Common Share were granted to Omagine's President & Chief Executive Officer.
(2)	In September 2008, 50,000 Stock Options, vesting ratably over five years, expiring after ten years and exercisable at $2.60 per Common Share, were granted to Omagine's Vice-President & Secretary. In January 2012, 250,000 Strategic Options, vesting 50% upon grant and 50% on July 1, 2012, expiring on December 31, 2015 and exercisable at $1.70 per Common Share were granted to Omagine's Vice-President & Secretary.
(3)	In January 2012, 60,000 Strategic Options, vesting 50% upon grant and 50% on July 1, 2012, expiring on December 31, 2015 and exercisable at $1.70 per Common Share were granted to Omagine's Controller & Principal Accounting Officer.
(4)	In March 2007, 160,000 Stock Options, vesting ratably over five years, expiring after ten years and exercisable at $1.25 per Common Share, were granted to a consultant to Omagine who is also the Deputy Managing Director of LLC. In January 2012, 750,000 Strategic Options, vesting 50% upon grant and 50% on July 1, 2012, expiring on December 31, 2015 and exercisable at $1.70 per Common Share were granted to the Deputy Managing Director of LLC.

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The following table shows the number of Common Shares covered by unexpired non-qualified Stock Options issued to the Named Executive Officers under the 2003 Plan and the 2014 Plan and unexercised as of December 31, 2014.

Name	Number of Options	Exercise Price	Date of Grant	Expiration Date

Frank Drohan	100,000	$ 2.60	9/23/2008	9/22/2018
Frank Drohan	739,000	$ 1.70	1/2/2012	12/31/2015
Frank Drohan	11,000	$ 1.70	4/13/2012	12/31/2015
Frank Drohan	500,000	$ 2.55	12/30/2014	12/31/2015

Charles Kuczynski	50,000	$ 2.60	9/23/2008	9/22/2018
Charles Kuczynski	250,000	$ 1.70	1/2/2012	12/31/2015
Charles Kuczynski	75,000	$ 2.55	12/30/2014	12/31/2015

William Hanley	60,000	$ 1.70	1/2/2012	12/31/2015
William Hanley	10,000	$ 1.80	3/28/2014	3/27/2019
William Hanley	50,000	$ 2.55	12/30/2014	12/31/2015

Sam Hamdan	160,000	$ 1.25	3/19/2007	3/31/2017
Sam Hamdan	750,000	$ 1.70	1/2/2012	12/31/2015
Sam Hamdan	250,000	$ 2.55	12/30/2014	12/31/2015

Stock Options Granted to Independent Directors

The following table shows the number of Common Shares covered by unexpired non-qualified Stock Options issued to Independent Directors of Omagine under the 2003 Plan and the 2014 Plan and unexercised as of December 31, 2014.

Name	Number of Options	Exercise Price	Date of Grant	Expiration Date

Louis Lombardo	2,000	$ 0.85	5/17/2011	5/16/2016
Louis Lombardo	50,000	$ 1.70	1/2/2012	12/31/2015
Louis Lombardo	2,000	$ 1.70	4/13/2012	4/12/2017
Louis Lombardo	2,000	$ 1.38	1/15/2013	1/14/2018
Louis Lombardo	10,000	$ 1.80	3/28/2014	3/27/2019
Louis Lombardo	25,000	$ 2.55	12/30/2014	12/31/2015

Salvatore Bucchere	50,000	$ 1.70	1/2/2012	12/31/2015

Kevin Green	2,000	$ 0.51	7/1/2010	6/30/2015
Kevin Green	2,000	$ 0.85	5/17/2011	5/16/2016

On December 30, 2014, 25,000 Strategic Options, vesting upon grant, expiring on December 31, 2015 and exercisable at $2.55 per Common Share were granted to Louis Lombardo.

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On the date of appointment to the Board of Directors, new Independent Directors are entitled to a one-time grant of 6,000 non-qualified Stock Options (or such other number of Stock Options as determined by the Board in its discretion). The exercise price of such Stock Options is the closing price for a Common Share on the date of grant and the Stock Options vest ratably over the three year period subsequent to such date of appointment provided such Independent Director continues to hold office on the date of such vesting. Independent Directors who have served on the Board of Directors for at least 3 years may be granted 2,000 Stock Options (or such other number of Stock Options as determined by the Board of Directors in its discretion) on the first business day of each fiscal year subsequent to such three years of service (or on such other day subsequent thereto as determined by the Board of Directors in its discretion) at an exercise price equal to the closing price for a Common Share on the date of grant and such Stock Options shall vest immediately upon grant.

Mr. Lombardo presently holds 91,000 fully vested Stock Options (2,000 exercisable at $0.85 expiring on May 16, 2016; 2,000 exercisable at $1.70 expiring on April 12, 2017; 2,000 exercisable at $1.38 expiring on January 14, 2018; 10,000 exercisable at $1.80 expiring on March 27, 2019; 50,000 Strategic Options exercisable at $1.70 expiring on December 31, 2015 and 25,000 Strategic Options exercisable at $2.55 expiring on December 31, 2015. Mr. Lombardo’s 75,000 Strategic Options require him to be an Independent Director of Omagine at the time of the exercise of any Strategic Options.

Mr. Bucchere was an Independent Director at the time of his death on April 9, 2012. Pursuant to the 2003 Plan, all Stock Options then held by Mr. Bucchere immediately vested and were assigned an expiration date of April 8, 2013. Subsequently pursuant to resolutions of the Board of Directors, the expiration date for all Strategic Options (including the 50,000 Strategic Options held by the estate of Mr. Bucchere) was extended to December 31, 2015. On April 8, 2013, the estate of Salvatore J. Bucchere exercised 4,000 Stock Options to purchase 4,000 Common Shares. 2,000 of such Stock Options were exercised at $0.51 per Common Share and the other 2,000 were exercised at $0.85 per Common Share. Mr. Bucchere’s estate presently holds 50,000 fully vested Strategic Options exercisable at $1.70 per Common Share and expiring on December 31, 2015.

Mr. Green was an Independent Director until his resignation on January 31, 2012. Pursuant to their terms, Mr. Green’s 50,000 Strategic Options were cancelled concurrently with his resignation. Mr. Green presently holds 4,000 fully vested Stock Options (2,000 exercisable at $0.51 per Common Share expiring on June 30, 2015 and 2,000 exercisable at $0.85 per Common Share expiring on May 16, 2016).

Report on the Re-pricing of Any Options or Stock Appreciation Rights

There was no re-pricing of any Stock Options during fiscal year 2013 or during any subsequent period through the date hereof. The Company has never issued any stock appreciation rights. In December 2013, Omagine extended the expiration date of all Strategic Options from December 31, 2013 to December 31, 2014. (See: “Equity Compensation Plan Information – The Strategic Options” above and “Note 7 – Stock Options” to Omagine's audited financial statements for the fiscal year ended December 31, 2013). In December 2014, Omagine extended the expiration date of all Strategic Options from December 31, 2014 to December 31, 2015.

Employment Agreements

The Company presently has no employment agreements with any person.

Pursuant to a prior employment agreement with Omagine (the “Drohan Agreement”), Omagine was obligated to employ its President and Chief Executive Officer, Mr. Frank J. Drohan, at an annual base salary of $125,000 plus an additional amount based on a combination of Omagine’s net sales and earnings before taxes. The Drohan Agreement also provided for an option to purchase 100,000 Common Shares at $1.25 per Common Share (the “Drohan Options”) and payment by Omagine of certain life and disability insurance premiums on Mr. Drohan's behalf. The Drohan Options were exercised by Mr. Drohan in August 2011. By mutual agreement between Omagine and Mr. Drohan, the Drohan Agreement was modified to provide that Omagine could from time to time suspend salary payments to Mr. Drohan and Mr. Drohan would continue to provide services to Omagine pursuant to the Drohan Agreement and Omagine would accrue Mr. Drohan’s unpaid salary. From 2007 through the date hereof, Omagine has from time to time fully or partially suspended salary payments to Mr. Drohan and Omagine has accrued Mr. Drohan’s unpaid salary which was not paid to him in a timely manner in accordance with Omagine’s normal payroll practices. For the years ended December 31, 2014 and 2013 and through the date hereof, Omagine has continued to accrue salary payable to its President on the basis of an annual salary of $125,000. On April 24, 2014, Omagine paid $187,691 of unpaid salary payable to Mr. Drohan. At December 31, 2014, December 31, 2013 and December 31, 2012, unpaid accrued officer’s compensation due to Mr. Drohan was $310,464, $398,154 and $273,154 respectively. During 2012, an aggregate of $403,413 ($155,921 of accrued but unpaid officer’s compensation due to Mr. Drohan and $247,492 of principal and interest owed by Omagine to Mr. Drohan pursuant to a promissory note) was offset and utilized by Mr. Drohan for the exercise of 322,730 Rights to purchase 322,730 Common Shares at $1.25 per Common Share. Omagine has agreed to pay any remaining unpaid and accrued salary to Mr. Drohan without interest when and if Omagine has the financial resources to do so. On September 23, 2008 the Board of Directors granted 100,000 non-qualified Stock Options to Mr. Drohan which vested ratably over the five years after the grant date and which are exercisable at $2.60 per Common Share. All 100,000 of such Stock Options are fully vested as of the date hereof. Expiration of all such Stock Options is ten years from the date of grant. The Board of Directors had determined in January 2012 to grant Mr. Drohan 750,000 Strategic Options exercisable at $1.70 per Common Share. Because a sufficient number of options were not available under the 2003 Plan at the time however, pursuant to a resolution of the Board of Directors, Omagine granted 739,000 Strategic Options exercisable at $1.70 per Common Share to Mr. Drohan on January 2, 2012. On April 13, 2012 pursuant to a further resolution of the Board of Directors, Omagine granted Mr. Drohan an additional 11,000 Strategic Options exercisable at $1.70 per Common Share. On December 30, 2014 pursuant to a resolution of the Board of Directors, Omagine granted Mr. Drohan an additional 500,000 Strategic Options exercisable at $2.55 per Common Share. Mr. Drohan’s Strategic Options are fully vested as of the date hereof and require him to be an employee of Omagine at the time of the exercise of any Strategic Options. All Strategic Options have a cashless exercise feature and may be exercised in whole or in part at any time before their expiry date of December 31, 2015. All unexercised Strategic Options will expire on December 31, 2015. The Board of Directors determined in 2012 that when and if the Development Agreement for the Omagine Project was signed by LLC and the Government, Omagine would award a substantial DA Success Bonus to Mr. Drohan in an amount that has yet to be determined. The Development Agreement for the Omagine Project was signed by LLC and the Government on October 2, 2014 and the Board of Directors will now take up the matter of the amount of Mr. Drohan’s DA Success Bonus. Omagine presently plans to enter into a new employment agreement with Mr. Drohan at some time during 2015 although the terms of such employment agreement have not yet been determined.

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Pursuant to a prior employment agreement with Omagine (the “Kuczynski Agreement”), Omagine was obligated to employ its Vice-President & Secretary, Mr. Charles P. Kuczynski, at an annual base salary of $75,000, plus an additional bonus based on a combination of Omagine’s net sales and earnings before taxes. The Kuczynski Agreement provided for an option to purchase 50,000 Common Shares at $1.25 per Common Share (the “Kuczynski Options”). By mutual agreement between Omagine and Mr. Kuczynski, the Kuczynski Agreement was ended but the Kuczynski Options were maintained in effect and the Kuczynski Options were thereafter exercised by Mr. Kuczynski in August 2011. Mr. Kuczynski is presently employed by Omagine at an annual salary of $100,000 and from 2007 through the date hereof, Omagine has from time to time fully or partially suspended salary payments to Mr. Kuczynski and Mr. Kuczynski has continued to provide services to Omagine and Omagine has accrued Mr. Kuczynski’s unpaid salary which was not paid to him in a timely manner in accordance with Omagine’s normal payroll practices. For the years ended December 31, 2014 and 2013, and through the date hereof Omagine partially paid and partially accrued officer’s compensation of $100,000 due in each such year to Mr. Kuczynski. At December 31, 2014, 2013 and 2012, unpaid accrued officer’s compensation due to Mr. Kuczynski was $171,575, $163,575 and $145,658 respectively. During the year ended December 31, 2012, an aggregate of $63,088 ($11,591 of accrued but unpaid officer’s compensation due to Mr. Kuczynski and $51,497 of principal and interest owed by Omagine to Mr. Kuczynski pursuant to a promissory note) was offset and utilized by Mr. Kuczynski for the exercise of 50,470 Rights to purchase 50,470 Common Shares at $1.25 per Common Share. Omagine has agreed to pay any remaining unpaid and accrued salary to Mr. Kuczynski without interest when and if Omagine has the financial resources to do so. On September 23, 2008 the Board of Directors granted 50,000 non-qualified Stock Options to Mr. Kuczynski which vested ratably over the five years after the grant date and which are exercisable at $2.60 per Common Share. All 50,000 of such Stock Options are fully vested as of the date hereof. Expiration of all such Stock Options is ten years from the date of grant. Pursuant to a resolution of the Board of Directors, Omagine granted 250,000 Strategic Options exercisable at $1.70 per Common Share to Mr. Kuczynski. On December 30, 2014 pursuant to a resolution of the Board of Directors, Omagine granted Mr. Kuczynski an additional 75,000 Strategic Options exercisable at $2.55 per Common Share. Mr. Kuczynski’s Strategic Options are fully vested as of the date hereof and require him to be an employee of Omagine at the time of the exercise of any Strategic Options. All Strategic Options have a cashless exercise feature and may be exercised in whole or in part at any time before their expiry date of December 31, 2015. All unexercised Strategic Options will expire on December 31, 2015. The Board of Directors determined in 2012 that when and if the Development Agreement for the Omagine Project was signed by LLC and the Government, Omagine would award a substantial DA Success Bonus to Mr. Kuczynski in an amount that has yet to be determined. The Development Agreement for the Omagine Project was signed by LLC and the Government on October 2, 2014 and the Board of Directors will now take up the matter of the amount of Mr. Kuczynski’s DA Success Bonus. Omagine presently plans to enter into a new employment agreement with Mr. Kuczynski during 2015 although the terms of such employment agreement have not yet been determined.

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Employment Benefits

Omagine sponsors a 401(k) retirement plan for all eligible employees and provides and pays for group medical insurance for all employees choosing to participate in its group medical insurance plan.

The Registrant adopted the Omagine 401(k) Plan DTD 10-01-2008 (the "401(k) Plan") which is qualified under Section 401(k) of the Internal Revenue Code as a pre-tax plan for eligible employees of Omagine. Omagine does not presently match any employee contributions made to the 401(k) Plan. The Registrant made the maximum allowable discretionary contribution to all eligible employees participating in the 401(k) Plan in 2012, 2013, 2014 and 2015 in the form of 50,834, 55,253, 73,315 and 36,483 Common Shares respectively. Future discretionary contributions and/or matching of employee contributions by the Registrant, if any, will be made pursuant to the recommendation of Omagine's Board of Directors.

Effective March 19, 2007 Omagine entered into a consulting agreement with Mr. Sam Hamdan originally set to expire on December 31, 2007 but which now expires on December 31, 2015 (the “Hamdan Agreement”). Pursuant to the Hamdan Agreement: (i) Mr. Hamdan provides consulting services to Omagine, (ii) under certain circumstances and conditions precedent, Mr. Hamdan may become the President of Omagine, and (iii) Omagine issued Mr. Hamdan Stock Options to purchase up to 160,000 Common Shares at $1.25 per Common Share (the “Hamdan Options”). The Hamdan Options vested ratably over the 5 year period beginning on April 1, 2007 and they expire on March 30, 2017. The Hamdan Options are exercisable only if at the time of such exercise: (i) the Hamdan Agreement is in effect, or (ii) Mr. Hamdan is an employee of the Company. The Hamdan Agreement was annually renewed four times without further compensation to Mr. Hamdan. Upon the fifth annual renewal of the Hamdan Agreement for 2012 and pursuant to a resolution of the Board of Directors, Mr. Hamdan was granted 750,000 Strategic Options (See: Exhibit 10.3). Upon the eighth annual renewal of the Hamdan Agreement for 2015 and pursuant to a resolution of the Board of Directors, Mr. Hamdan was granted an additional 250,000 Strategic Options (See: Exhibit 10.27). Mr. Hamdan’s Strategic Options are fully vested and require him to be an employee of or a consultant to the Company at the time of the exercise of any of his Strategic Options. All unexercised Strategic Options will expire on December 31, 2015. Mr. Hamdan also serves without compensation as the Deputy Managing Director of our 60% owned subsidiary, LLC. The Board of Directors determined in 2012 that when and if the Development Agreement for the Omagine Project was signed by LLC and the Government, Omagine would award a substantial DA Success Bonus to Mr. Hamdan in an amount that has yet to be determined. The Development Agreement for the Omagine Project was signed by LLC and the Government on October 2, 2014 and the Board of Directors will now take up the matter of the amount of Mr. Hamdan’s DA Success Bonus. Other than the payment of $22,000 of consulting fees to Mr. Hamdan during 2014 and the issuance of the aforementioned Strategic Options, the Hamdan Agreement has continuously been renewed annually since 2007 without further compensation to Mr. Hamdan. The Hamdan Agreement presently expires on December 31, 2015 (See: Exhibit 10.4).

In determining its compensation policies and decisions subsequent hereto, Omagine shall seek a shareholder advisory vote on its executive compensation policy (including any proposed DA Success Bonus awards) as required by section 14A of the Exchange Act.

Compensation Committee Interlocks and Insider Participation

Although the information required under this caption is not required for Omagine since it is a smaller reporting company, the Registrant nevertheless is choosing to include the following information in order to provide clarity regarding its present circumstances, the structure and membership of its compensation committee, and its future plans regarding membership of its compensation committee.

At January 1, 2012, the then three Independent Directors who were members of the Board of Directors, Mr. Lombardo, Mr. Bucchere and Mr. Green comprised the entire membership of the compensation committee. Mr. Green resigned on January 31, 2012 and Mr. Bucchere died on April 9, 2012. Mr. Green was a member of the compensation committee from January 1, 2012 until his resignation on January 31, 2012. Mr. Bucchere was a member of the compensation committee from January 1, 2012 until his sudden and unexpected death on April 9, 2012. Mr. Lombardo was a member of the compensation committee and its chairman during all of 2012, and at December 31, 2012, Mr. Lombardo, who is an Independent Director, was the sole member of the compensation committee.

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No person who was a member of the compensation committee during 2012 was an officer or employee of the Registrant or a former officer or employee of the Registrant. Other than the $150,000 loan to Omagine made by Mr. Lombardo, no person who was a member of the compensation committee during 2012 is a party to any related party transaction with the Registrant (See: “Certain Relationships and Related Transactions and Director Independence”).

During the fiscal year ended December 31, 2014, no executive officer of the Registrant served as a:

i.	member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee or board of directors of the Registrant, or
ii.	director of another entity, one of whose executive officers served on the compensation committee of the Registrant, or
iii.	member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Registrant.

In view of the ongoing vacancies on its Board of Directors, Omagine’s limited resources, and the limited number of Company employees available to address currently pressing business requirements, the Board of Directors resolved on March 15, 2013 to temporarily suspend the activities of the compensation committee and to have responsibility for all such activities assumed by the full Board of Directors. (See: “Compensation Discussion and Analysis” above).

Now that the Development Agreement for the Omagine Project is signed with the Government of Oman, the Board of Directors intends to accelerate its search for two individuals who are qualified and willing to fill the two board vacancies for Independent Directors. Upon the filling of the aforesaid Board of Directors vacancies, the two new additional Independent Directors will be appointed to the compensation committee.

Board leadership structure and role in risk oversight

Mr. Frank J. Drohan is the President and Chief Executive Officer of the Registrant and is also the Chairman of the Board of Directors of Omagine. Mr. Salvatore Bucchere was the lead Independent Director on the Board of Directors until his sudden and unexpected death on April 9, 2012. In this capacity, he consulted frequently (at least bi-weekly) with Mr. Drohan (who is often located overseas in Oman) and with Mr. Kuczynski who is a non-independent director and the Vice-President of Omagine. Mr. Bucchere, in turn, communicated frequently with Omagine’s other two Independent Directors, Mr. Lombardo and Mr. Green (who resigned in January 2012) in order to keep them informed of current Company issues, events and risks. Mr. Bucchere was an accountant and an audit committee financial expert. Mr. Green is a practicing attorney. Mr. Lombardo is a retired Fortune 500 company senior executive with extensive experience in risk management.

In view of the Company’s limited human and financial resources and its almost singular focus prior to October 2, 2014 on signing the DA, Omagine had determined that this board structure was appropriate and effective in carrying out its oversight tasks relevant to the Company’s activities and to the risks it faced. Omagine greatly regrets the loss of the services of Mr. Green and Mr. Bucchere, both of whom were valued advisers. Given its resource constraints however, and what it correctly perceived as the almost completed process leading to a signed DA with the Government, Omagine was determined to focus the majority of its limited amount of human and financial resources on accomplishing its then highest priority objective of having LLC sign the DA with MOT. The Board of Directors therefore decided to postpone active recruitment of replacements for its two former Independent Directors until after the DA signing was achieved. The DA was signed on October 2, 2014 and the Board now intends to accelerate its search for two new Independent Directors.

Although he is not an Independent Director, Mr. Kuczynski, an employee, director and Vice-President of Omagine, has assumed the internal communications role formerly carried out by Mr. Bucchere. The Board continues as in the past to exercise its oversight function, including its risk oversight, on both a formal and informal basis between and among its directors. The Board intends to now recruit at least two new members as Independent Directors and to review and revise its policies and procedures as deemed necessary to accommodate the expected rapid growth in Omagine’s activities resulting from the October 2, 2014 DA signing.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 9, 2015: (i) the number of Common Shares beneficially owned by (a) owners of more than five percent of outstanding Common Shares who are known to Omagine, (b) the officers of Omagine and LLC individually, (c) the directors of Omagine individually, (d) the officers and directors of Omagine and LLC as a group, and (ii) the percentage ownership of the outstanding Common Shares represented by the foregoing.

(a)	(b)	(c)
Name and Address	Beneficial Ownership (1)(11)	Percent (1)

Frank J. Drohan (2)(4)	3,890,436	20.6%
Charles P. Kuczynski (2)(5)	1,022,051	5.9%
Louis J. Lombardo (2)(6)	260,495	1.5%
Mohammed K. Al-Sada (3)(7)	1,636,420	9.4%
William Hanley (3)(8)	300,153	1.8%
Sam Hamdan (3)(9)	1,161,177	6.4%
Roger Tempest (3)(10)	1,362,308	7.8%

All officers and Directors as a Group of 5 Persons	6,634,312	31.8%

(1)	Applicable percentage ownership in column (c) is based on 16,914,602 Common Shares outstanding as of February 9, 2015 and on Common Shares owned by the named individual including Common Shares underlying Stock Options, Warrants and convertible notes owned by the named individual that are exercisable for Common Shares within 60 days of February 9, 2015. Beneficial ownership and Common Shares outstanding are determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Act”). Common Shares underlying Stock Options, Warrants or convertible notes that are currently exercisable or convertible or exercisable or convertible within 60 days of February 9, 2015 are deemed to be outstanding and beneficially owned by the person holding such Stock Options, Warrants or convertible notes for the purpose of computing the percentage of outstanding Common Shares owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of outstanding Common Shares owned by any other person.
(2)	The address for each of these individuals is c/o Omagine and each is a director of Omagine Mr. Drohan and Mr. Kuczynski are officers of Omagine.
(3)	The address for each of these individuals is c/o Omagine Mr. Hanley is an officer of Omagine and Mr. Hamdan is an officer of LLC.
(4)	Amount in column (b) for Mr. Drohan includes 1,894,976 Common Shares owned of record as of February 9, 2015 by Mr. Drohan plus 1,995,460 Common Shares with respect to which Mr. Drohan has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying (i) 100,000 Stock Options exercisable at $2.60 per Common Share, (ii) 750,000 Strategic Options exercisable at $1.70 per Common Share, (iii) 500,000 Strategic Options exercisable at $2.55 per Common Share, (iv) 322,730 Strategic Warrants exercisable at $5.00 per Common Share and (v) 322,730 Strategic Warrants exercisable at $10.00 per Common Share.
(5)	Amount in column (b) for Mr. Kuczynski includes 546,111 Common Shares owned of record as of February 9, 2015 by Mr. Kuczynski plus 475,940 Common Shares with respect to which Mr. Kuczynski has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying (i) 50,000 Stock Options exercisable at $2.60 per Common Share, (ii) 250,000 Strategic Options exercisable at $1.70 per Common Share, (iii) 75,000 Strategic Options exercisable at $2.55 per Common Share, (iv) 50,470 Strategic Warrants exercisable at $5.00 per Common Share and (v) 50,470 Strategic Warrants exercisable at $10.00 per Common Share.
(6)	Amount in column (b) for Mr. Lombardo includes 59,057 Common Shares owned of record as of February 9, 2015 by Mr. Lombardo plus 201,438 Common Shares with respect to which Mr. Lombardo has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying (i) 2,000 Stock Options exercisable at $0.85 per Common Share, (ii) 2,000 Stock Options exercisable at $1.70 per Common Share, (iii) 2,000 Stock Options exercisable at $1.38 per Common Share, (iv) 10,000 Stock Options exercisable at $1.80 per Common Share, (v) 50,000 Strategic Options exercisable at $1.70 per Common Share, (vi) 25,000 Strategic Options exercisable at $2.55 per Common Share, (vii) 13,230 Strategic Warrants exercisable at $5.00 per Common Share, (viii) 13,230 Strategic Warrants exercisable at $10.00 per Common Share, and (ix) a convertible promissory note in the principal amount of $150,000 which together with $59,945 of accrued interest thereon (as of September 30, 2014) which is convertible at $2.50 per share into 83,978 Common Shares.
(7)	Amount in column (b) for Mr. Al-Sada includes 1,195,300 Common Shares owned of record as of February 9, 2015 by Mr. Al-Sada plus 441,120 Common Shares with respect to which Mr. Al-Sada has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying (i) 220,560 Strategic Warrants exercisable at $5.00 per Common Share and (ii) 220,560 Strategic Warrants exercisable at $10.00 per Common Share.
(8)	Amount in column (b) for Mr. Hanley includes 130,153 Common Shares owned of record as of February 9, 2015 by Mr. Hanley plus 170,000 Common Shares with respect to which Mr. Hanley has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying (i) 10,000 Stock Options exercisable at $1.80 per Common Share, (ii) 60,000 Strategic Options exercisable at $1.70 per Common Share, (iii) 50,000 Strategic Options exercisable at $2.55 per Common Share, (iv) 25,000 Strategic Warrants exercisable at $5.00 per Common Share and (v) 25,000 Strategic Warrants exercisable at $10.00 per Common Share.
(9)	Amount in column (b) for Mr. Hamdan includes 1,177 Common Shares owned of record as of February 9, 2015 by Mr. Hamdan plus 1,160,000 Common Shares with respect to which Mr. Hamdan has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying (i) 160,000 Stock Options exercisable at $1.25 per Common Share, (ii) 750,000 Strategic Options exercisable at $1.70 per Common Share and (iii) 250,000 Strategic Options exercisable at $2.55 per Common Share.
(10)	Amount in column (b) for Mr. Tempest includes 852,308 Common Shares owned of record or beneficially as of February 9, 2015 by Mr. Tempest (of which 490,000 shares are owned of record by an affiliate of Mr. Tempest and deemed to be beneficially owned by Mr. Tempest) plus 510,000 Common Shares with respect to which Mr. Tempest has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying 510,000 Tempest Warrants exercisable at an exercise price equal to the greater of (a) $1.00 per Common Share, or (b) eighty percent (80%) of the closing price for a Common Share on the Trading Day immediately preceding the relevant exercise date.
(11)	Subject to community property laws where applicable, each beneficial owner named in column (a) has sole voting and investment power over the Common Shares beneficially owned by him listed in column (b).

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Change in Control Arrangements

No change in control arrangements existed at December 31, 2013 or as of the date hereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with related persons

There were no transactions during the Registrant's 2013 or 2012 fiscal years or during 2014 or the period of 2015 through the date hereof, nor is there any currently proposed transaction, in which the Registrant or any of its subsidiaries was or is to be a participant and in which any related person had or will have a direct or indirect material interest, except as follows:

LLC plans to engage one of its shareholders, CCC-Oman, as the general contractor for the Omagine Project.

During 2012 Omagine engaged the son of Omagine’s President to perform website design services and paid him $1,000 plus 5,000 Strategic Options for services rendered. During 2014 Omagine paid him $7,200 for similar technology consulting services rendered and effective January 1, 2015 he was hired as a full time Company employee.

The Company incurred a marketing and promotional expense of $30,220 during 2012 for a sponsorship fee related to the World Conference on Innovation & Entrepreneurship (“WSIE”) which was held in Boston, Massachusetts in December 2012. The WSIE conference is owned by Tranzishen, LLC which is an entity owned by Mr. Sam Hamdan who is the Deputy Managing Director of our 60% owned subsidiary LLC and a consultant to Omagine.

Mr. Hamdan and Mr. Drohan intend to form a new corporation to be owned by them (“Newco”) which will not compete with Omagine.

Related Party Payables

At December 31, 2014, 2013, 2012 and 2011 Omagine has included $863,831, $933,837, $707,088 and $1,024,802 respectively, of related party payables in its balance sheet. These amounts consisted of convertible notes payable (“Notes”) and accrued interest in the aggregate amounts of $213,726, $198,726, $183,726 and $463,096 respectively, and unpaid salary and unreimbursed expenses due to Omagine officers and directors in the aggregate amount of $650,105, $735,111, $523,362 and $561,706 respectively. The Notes are attached hereto as Exhibits 10.17, 10.18, 10.22 and 10.23.

Such $863,831, $933,837, $707,088 and $1,024,802 of related party payables at December 31, 2014, 2013, 2012 and 2011, respectively, are due and owing as follows:

1. Notes and accrued interest payable to officers and directors of Omagine:

		December 31
	2014	2013	2012	2011
Due to Frank J. Drohan, a director and the president of Omagine, interest at 8%, due on demand, convertible into common stock at a conversion price of $2.00 per share:
Principal	$0	$0	$0	$192,054
Accrued interest	0	0	0	51,649

Due to Charles P. Kuczynski, a director and the secretary of Omagine, interest at 8%, due on demand, convertible into common stock at a conversion price of $2.00 per share:
Principal	0	0	0	39,961
Accrued interest	0	0	0	10,747

Due to Louis J. Lombardo, a director of Omagine, interest at 10%, due on demand, convertible into common stock at a conversion price of $2.50 per share:
Principal	150,000	150,000	150,000	150,000
Accrued interest	63,726	48,726	33,726	18,685

Totals	$213,726	$198,726	$183,726	$463,096
(a)	On March 30, 2012 a total of $298,988 representing the entire principal amount and accrued interest on two Notes which were satisfied in March 2012 ($247,492 on a note that was due to Mr. Drohan and $51,496 on a note that was due to Mr. Kuczynski), both as of March 30, 2012, were offset against the payment due from Messrs. Drohan and Kuczynski to the Company for the shares of Common Stock purchased by them pursuant to the exercise of their Rights in the Rights Offering.

(b)	Other than as mentioned in note (a) above, the amounts provided in the above chart reflect the largest aggregate amount of principal outstanding during the periods for which disclosures are provided.

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2. Unpaid salary and unreimbursed expenses due to officers and directors of Omagine:

		December 31
	2014	2013	2012	2011
Due to Frank J. Drohan, a director and the president of Omagine	$315,133	$399,329	$273,154	$298,114

Due to Charles P. Kuczynski, a director and the secretary of Omagine	171,575	$163,575	145,658	139,250

Due to William Hanley, the controller of Omagine	158,147	168,207	102,550	110,592

Due to Louis J. Lombardo, a director of Omagine	5,250	4,000	1,500	4,750

Due to Kevin O'C. Green, a director of Omagine	0	0	0	8,500

Due to Salvatore J. Bucchere, a director of Omagine	0	0	500	500

Totals	$650,105	$735,111	$523,362	$561,706

 Director Independence

Omagine complies with the standards of "independence" under the NASDAQ Marketplace Rules. Accordingly, a director will only qualify as an "independent director" if, in the opinion of our Board of Directors, that person does not have a material relationship with our Company which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director who is, or at any time during the past three years, was employed by Omagine or by any parent or subsidiary of Omagine, shall not be considered independent. Accordingly Louis J. Lombardo meets the definition of an "independent director" under NASDAQ Marketplace Rule 5605(a)(2). At December 31, 2013 and as of the date hereof one of the Registrant’s three directors, Mr. Lombardo, is independent.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Certificate of Incorporation, our directors will not be personally liable to us or to our shareholders for monetary damages for any breach of their fiduciary duty as a director, except liability for the following:

•	Any breach of their duty of loyalty to our Company or to our stockholders.
•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.
•	Any transaction from which the director derived an improper personal benefit.

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We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Certificate of Incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are filing with the SEC a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, covering the securities being offered. As permitted by the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this Prospectus, please see the Registration Statement and the exhibits filed with the Registration Statement. A copy of the Registration Statement and the exhibits filed with the Registration Statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about the operation of the public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. Such periodic reports, proxy statements and other information are also available for inspection and copying at our Company website. The address of our website is www.omagine.com.

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February 13, 2015

OMAGINE, INC.

6,422,124 Strategic Warrants

and

3,211,062 Shares of Common Stock

Issuable upon the Exercise of Strategic Warrants at $5.00 per Share

and

3,211,062 Shares of Common Stock

Issuable upon the Exercise of Strategic Warrants at $10.00 per Share

________________

PROSPECTUS

________________

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein or the affairs of Omagine have not changed since the date of this Prospectus.

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